As filed with the Securities and Exchange Commission on February 2, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________________

Americrew Inc.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	1623	33-148545
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21 Omaha Street
Dumont, New Jersey 07628
(201) 387-7700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

P. Kelley Dunne
Chief Executive Officer
Americrew Inc.
21 Omaha Street
Dumont, New Jersey 07628
(201) 387-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Michael Harris, Esq.
Brian Pearlman, Esq.
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
(561) 686-3307

____________________________

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED February 2, 2022

AMERICREW INC.

PROSPECTUS

2,930,672 Shares of Common stock

This Prospectus relates to the offering and resale by the selling stockholders identified herein (the “Selling Stockholders”) of up to 2,930,672 shares of the common stock, par value $0.001 of Americrew Inc. (“ACRU,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, which consists of shares of common stock issuable upon conversion of 8% Senior Secured Convertible Promissory Notes (the “Notes”), Warrants and Placement Agent Warrants issued in private placement transactions that commenced in October 2021 and terminated on December 31, 2021. These 2,930,672 shares of common stock are collectively referred to as the “Shares”.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we will receive gross proceeds upon the exercise of the Warrants if exercised for cash.

The Selling Stockholders may sell the Shares described in this Prospectus in a number of different ways and at varying prices. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market price for the shares of our common stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this Prospectus. Each Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933. The Selling Stockholders have informed us that they do not currently have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We have agreed to pay the expenses of the registration of the shares of our common stock offered and sold under the Registration Statement by the Selling Stockholders. Each Selling Stockholder will pay any underwriting discounts, commissions and transfer taxes applicable to the Shares it sells.

Our common stock issued is traded on the OTC Pink under the symbol “ACRU.” On January 24, 2022, the last reported sale price of our common stock on the OTC Pink was $1.51.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 5 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 31, 2022

You should rely only on information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. The Selling Stockholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. We are responsible for updating this Prospectus to ensure that all material information is included and will update this Prospectus to the extent required by law.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), that includes information relating to future events, future financial performance, strategies, expectations including our goal to train 600 veterans in 2022 and entrance into the clean energy sector, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Prospectus or incorporated herein by reference.

You should read this Prospectus and the documents we have filed as exhibits to the registration statement, of which this Prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this Prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this Prospectus particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

Corporate History

On August 12, 2021, Americrew Inc., formerly known as PhoneBrasil International, Inc., then a New Jersey corporation (the “Company”) entered into a Share Exchange Agreement with Mikab Corporation, a New Jersey corporation (“Mikab”), pursuant to which the Mikab stockholders exchanged their shares of Mikab for shares of convertible preferred stock of the Company and Mikab became a wholly-owned subsidiary of the Company (the “Acquisition”). Prior to the closing of the Mikab Acquisition, the Company was a shell company with nominal assets and liabilities. As a result of the Acquisition, the Company operates as a telecommunications and energy infrastructure service provider with a focus on training and employing military veterans to assist customers with their construction and maintenance needs.

Following the Acquisition, in late 2021 the Company changed its domicile from New Jersey to Delaware. On December 13, 2021, our predecessor, Americrew Inc., a New Jersey corporation (which changed its name from PhoneBrasil International, Inc.) was merged into us and the Delaware corporation was the survivor. Mikab was incorporated in the State of New Jersey in 1971. The Company and Mikab share offices located at 21 Omaha Street, Dumont, NJ 07628. Mikab also has a warehouse located at 29 Aladdin Ave Dumont, NJ 07628. The Company also has a smaller office located in Fairfax, VA where its Chief Executive Officer is based. The Company now has 40 employees, including executive officers.

Our Business

The Company provides specialty contracting services to market participants in the telecommunications and clean energy industries and infrastructure build throughout the United States. A proportion of our workforce is staffed through a unique in-house program through which we hire and train military veterans to provide construction and maintenance services to our customers. We also hire employees with skill and experience in our fields and use third party independent contractors for our operations.

Our business consists of the following: fiber construction and 5G wireless construction, which are collectively grouped into the broader category of telecommunications infrastructure and consist of construction and maintenance and related services with respect to fiber optic cables, wireless cell towers and 5G small and macro cells, site planning and installation and related services for clean energy systems, with an initial focus on electric vehicle (“EV”) charging stations, and workforce development with respect to our unique in-house training program to support the services we provide.

The Opportunity

Advances in technology and rapid innovation in service offerings to data consumers continue to increase demand for faster and more reliable wireless and wireline/fiber communications network services. The amount of network data traffic is experiencing significant and accelerating levels of growth from increased usage and sophistication of mobile devices, advancements in the “Internet of Things (IoT)” technology and an increase in the use of mobile and remote technologies in response to the COVID-19 pandemic, which has accelerated trends that were already underway prior to the pandemic. Increased data usage is expected to significantly increase data traffic, resulting in the need for new and upgraded networks.

Telecommunications companies are expected to play a large role in shaping the future as next generation 5G wireless technology gains traction among both businesses and consumers. The next generation of wireless and fixed wireless network capacity uses 5G technology which is expected to provide a platform for the IoT, which can in turn be applied to a variety of functions and business and governmental applications such as mechanical automation, healthcare, education, and public safety.

In response to these growing opportunities, telecommunications service providers are expanding and improving upon current wireless and wireline/fiber communications network capacity, while also engaging in build-outs of 5G infrastructure, furthered by expansion efforts supported by both private and public sector stakeholders. We intend to participate in and generate revenue from the expected multi-year broad opportunities in the telecommunications market as described above. This is expected to entail servicing our existing and new customers in the private sector as well as serving the federal, state and local governments as a prime and subcontractor. However, there are numerous risks and uncertainties with respect to the industry and these recent developments, including those described under “Risk Factors” beginning on page 5.

Labor Force and Veteran Workforce Program

We presently have 40 employees. In addition to hiring previously educated and/or trained individuals from the labor market, we engage in a program with government and private partners through which we hire, train and employ military veterans to help us build telecommunications infrastructure for our customers (the “Veteran Workforce Program”). This program allows us to source labor and maintain a competitive advantage during national or regional labor shortages, while also providing career paths to those who have served our country. We also contract with independent contractors to manage fluctuations in work volumes and to reduce the amount we expend on fixed assets and working capital.

THE OFFERING

Issuer:	Americrew Inc., a Delaware corporation
Securities offered by the Selling Stockholders

2,930,672 shares of our common stock, including (i) up to 1,514,627 shares of common stock issuable upon conversion of the Notes, (ii) 1,305,703 shares of common stock issuable upon exercise of the Warrants, and (iii) 110,342 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Total common stock outstanding after this offering	18,695,096 shares of common stock; assuming all of the Shares offered in this offering are issued including Shares issuable upon conversion of the Notes and exercise of the Warrants.
Use of Proceeds

We will not receive any proceeds from the sale of the Shares covered by this Prospectus. However, we will receive gross proceeds upon the exercise of the Warrants if exercised for cash. See “Use of Proceeds.”

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this Prospectus beginning on page 5 of this Prospectus.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our common stock. Set forth below is a summary of the principal risks we face:

•        We need substantial additional capital to fund our operations and growth efforts, and we may be unable to obtain such financing as and when needed, on terms favorable to us or at all;

•        We have a total of $3,856,727 of outstanding indebtedness, including $907,649 owed mostly to insiders of which $256,000 is past due, $351,649 comes due on March 31, 2022 and $300,000 comes due in December 2022, and $2,485,000 under the Notes which comes due in 2023, and any default by us could materially adversely affect your investment in us;

•        We have in the past and may in the future raise capital through the sale of our Notes and Warrants which may have a dilutive effect on our existing stockholders;

•        Because we require additional capital to execute our business plan and expand our operations, our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects;

•        The Company has a limited operating history since it ceased being a shell in August 2021, which makes it difficult to forecast our future results, making any investment in us highly speculative;

•        A large majority of our revenue comes from a small number of customers which subjects us to the risk of lack of diversification;

•        We derive a significant portion of our revenues from master service agreements that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all;

•        We have not generated any revenue from our electric vehicle (“EV”) charging station operations as of the date of this Prospectus, and we may be unable to realize a return on our investment into entering the EV industry due to uncertainties beyond our control;

•        Our business is subject to operational hazards and regulations that can result in significant liabilities, and we may not be insured against all potential liabilities;

•        If we cannot manage our growth effectively, our results of operations would be materially and adversely affected;

•        Our inability to successfully execute our acquisition strategy may have an adverse impact on our growth;

•        We are highly dependent on our executive officers, and the loss of them or a failure to attract and retain key personnel could materially harm our business;

•        We and our customers in the telecommunications and clean energy industries are subject to the possibility of consolidation and rapid technological and regulatory change which could adversely affect our financial condition or prospects;

•        We are subject to risks arising from adverse economic developments such as supply chain disruptions and inflation, which are particularly harmful to our fixed price contracts and time-sensitive projects;

•        The specialty contracting services industry in which we operate is highly competitive; and

•        We may underestimate our costs or staffing needs or the duration of time required for one or more contracts, which could hinder our ability to realize profits or harm our work product and reputation.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Investors should carefully consider the following Risk Factors before deciding whether to invest in the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline.

Risks Related to Our Business and Financial Condition in General

The Company has a limited operating history since it ceased to be a shell in August 2021 which makes it difficult to forecast our future results, making any investment in us highly speculative.

While Mikab had operations prior to the Acquisition, we have a limited operating history as a combined company following the August 2021 Acquisition from which to evaluate our prospects. Most importantly, our two most senior executive officers come from Mikab and Novation, so our operations going forward are subject to ordinary integration risks where two companies and two cultures are combined. Further, while Mikab and Novation have operated in the telecommunications sector prior to the Acquisition, neither company has operated in the clean energy space, making our expectations and projections with respect to that business segment particularly speculative. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our budget plans and estimates of future revenue. Additionally, our current revenue projections are based largely on customer and partner relationships and contracts that are still the subject of negotiation and in some cases are pending government funding and bidding processes, the results of which remain uncertain. Similarly, if we are able to raise sufficient capital in the future, we may use a portion of the proceeds to acquire other operating businesses in our segments or related segments to facilitate strategic growth and build our market presence and revenue potential. If we do acquire one or more businesses in the future, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations or plan of operations or acquisitions. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations and growth process. Due to these contingencies, we may be unable to achieve or maintain profitability in some or all of our business segments in a timely manner or at all, in which case you could lose all or some of your investment.

We were unable to raise sufficient capital from our recent Note financings, and our ability to raise sufficient capital or generate revenue to pay outstanding debt obligations as and when they come due and the adverse consequences of any default thereon, or our inability to meet our operational requirements, would materially adversely affect us and your investment in us.

We recently closed the private placement offerings of Notes and Warrants which resulted in $2,485,000 in gross proceeds, well below the $15 million we sought to raise in those transactions. These proceeds may be insufficient to pay our outstanding indebtedness as and when it comes due, meet our operational commitments, or fully implement our business plan. We may need to incur additional indebtedness or issue additional equity in order to pay our liabilities and/or finance our operations. We cannot increase our indebtedness due to a negative covenant in our Notes and not prepay them if we were to raise capital one year from the dates of issuance (October through December 2021). Increasing the amount of additional equity we are required to raise will further dilute our stockholders. Further, our outstanding securities contain provisions, such as those summarized in the following paragraph, which could limit our ability to raise capital in the future. See “Private Placements” for more information on our outstanding securities.

Because of the recent convertible debt financing as well as prior bridge loans, we have a total of $3,856,727 in outstanding indebtedness, which consists of (i) $256,000 owed to DR Shell LLC, the Company’s former principal stockholder (the “Former Principal Stockholder”), which was a party to the Share Exchange Agreement wherein the Company agreed to pay the Former Principal Stockholder $300,000 upon the earlier of closing of financings of at least $7,000,000 or December 31, 2021, of which $44,000 has been paid as of the date of this Prospectus and the remainder is past due, (ii) $464,078 payable by the Company to the Estate of Wesley Weis, a family member of our Chief Operating Officer, from loans made by Mr. Weis to Mikab, which amount accrues interest at the rate of 10% per annum and is payable January 1, 2025, (iii) $651,649 payable to certain investors including insiders from the bridge loans which mature in 2022 (including $351,649 due on March 31, 2022), and (iv) $2,485,000 from the Notes which mature in late 2023. Further, the Notes are secured by the Company’s assets and guaranteed by the Company and its subsidiaries. Therefore, the occurrence of an event of default under these Notes, which would accelerate our payment obligations thereunder, could cause us to lose some or all of our assets and suspend or cease the related operations to the extent we are unable to repay the indebtedness or cure the event of default within the cure periods prescribed, if any. Events of default under the Notes include, among other things, (i) any default in the payment of amounts owing to the holder on the Notes; (ii) a material breach or the failure observe or perform any covenant or agreement under any of the transaction documents related to the Note transaction or any other material agreement, lease, document or instrument to which the Company or its subsidiaries is obligated; (iii) the Company or its subsidiaries experiences a material adverse effect as defined in the transaction documents; (iv) the Company issuing variable rate securities; and (v) the Registration Statement containing this Prospectus failing to become effective by the 90th day following its initial filing date. Further, these Notes prohibit us from incurring further indebtedness, subjecting our assets to liens or encumbrances, or engaging in transactions with our affiliates, subject to limited exceptions. These restrictive covenants may have the effect of limiting or preventing our ability to raise the capital needed to repay the Notes, bridge loans or other outstanding indebtedness or fund our operations. Additionally, if we are unable to timely repay the bridge loans, which come due earlier than the Notes, this would trigger an event of default under the Notes which could result in a negative cascade effect that would materially harm our ability to continue our operations absent additional capital or obtaining a waiver or extension from the noteholders, which may require additional consideration, further diminishing our financial position. If we are unable to raise sufficient additional capital to pay these obligations as and when they come due, our business and your investment in us could be materially harmed.

The future issuance of equity or of debt securities that are convertible into, or exercisable for, equity may dilute your investment and reduce your equity interest; the large supply of common stock offered by this Prospectus and the public sale of such shares may significantly reduce the public prices in the future.

Given our need for additional capital, we will need to raise additional capital in the future, the terms and availability of which will depend on market conditions, strategic considerations and operational requirements. To the extent that additional capital is raised through the issuance of shares or other securities convertible into, or exercisable for, shares of common stock, our stockholders will be diluted. Future issuances of our common stock or other equity securities, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through future offerings of equity or equity-linked securities. For example, we are filing the Registration Statement of which this Prospectus is a part because we have agreed, at our expense, prepare and file the Registration Statement with the SEC registering the resale of shares of our common stock underlying the convertible Notes and the Warrants issued in our recent private placement offerings. Once effective, the Registration Statement will permit the resale of these shares at any time following the effective date of such Registration Statement as long as it remains effective. The resale of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to a Registration Statement, selling stockholders will continue to offer shares covered by such Registration Statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this or subsequent registration statements may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

We will need significant additional capital, which may not be available to us on acceptable terms, or at all.

We will require additional capital to achieve our operational and acquisition goals during the next 12 months and for general corporate purposes. In late 2021 we raised just $2,485,000 of the $15 million we sought to raise by the end of 2021 through the sale of Notes and Warrants, and these private placement offerings are now closed. We will need to seek additional funding through a combination of equity and debt financings, although no assurance can be given that we will be successful in raising capital as intended or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Further, all of the net proceeds from this offering will go to the Selling Stockholders and not to the Company, meaning your investment in this offering will not add to our capital resources and operations.

The issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our common stock to decline. In addition, any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. For example, our Notes prohibit us from incurring further indebtedness, subjecting our assets to liens or encumbrances, or engaging in transactions with our affiliates, subject to limited exceptions, which restrictions may have the effect of limiting or preventing our ability to raise capital to fund our operations and strategic growth initiatives. If we are unable to raise additional capital sufficient to meet our current growth goals, we may have to abandon our plans in certain regions or with respect to certain target companies, partnerships or contracts. There can be no assurance that such funding will be available to the Company in the amount required at any time or, if available, that it can be obtained on terms satisfactory to the Company.

Our inability to successfully execute our acquisition strategy may have an adverse impact on our growth and on your investment in us.

Our business strategy contemplates expanding our presence in the industries we serve, including through strategic acquisitions of companies that complement or enhance our business. We will be highly reliant on funds received from recent financings as well as future securities offerings to achieve these acquisitions and resultant growth in our business, although we may use our common stock or preferred stock in connection with any acquisitions. Our recent private placements in 2021 did not result in sufficient capital to achieve these goals, so we expect to need to raise additional capital in the future to be able to achieve our growth objectives.

Even if we raise sufficient capital to be positioned to make acquisitions, we may be unable to find suitable acquisition candidates or to complete acquisitions on favorable terms, if at all. The number of acquisition targets that meet our criteria may be limited. We may also face competition for acquisition opportunities, and other potential acquirers may offer more favorable terms or have greater financial resources available for potential acquisitions. Further, amendments to SEC Rule 15c2-11 became effective on September 28, 2021. OTC Markets has passed a rule that permits shell companies to trade for only 18 months; as a result, we believe this will increase competition for target businesses, may make it harder to complete acquisitions and may increase the costs. This competition may further limit our acquisition opportunities or raise the prices of acquisitions and make them less accretive, or possibly not accretive, to us. Failure to consummate future acquisitions could negatively affect our growth strategies.

The success of our acquisition strategy also depends on our ability to successfully integrate the operations of the acquired businesses with our existing operations and realize the anticipated benefits from the acquired businesses, such as the expansion of our existing operations, elimination of redundant costs and capitalizing on cross-marketing opportunities. Our ability to integrate and realize benefits can be negatively impacted by, among other things:

•        failure of an acquired business to achieve the results we expect;

•        diversion of management’s attention from operational and other matters or other potential disruptions to existing business;

•        difficulties incorporating the operations and personnel, or inability to retain key personnel, of an acquired business;

•        additional financial reporting and accounting challenges associated with an acquired business;

•        unanticipated events or liabilities associated with the operations of an acquired business;

•        loss of business due to customer overlap or other factors;

•        risks and liabilities arising from the prior operations of an acquired business, such as performance, operational, safety, workforce or other compliance or tax issues, some of which we may not have discovered or accurately estimated during our due diligence and may not be covered by indemnification obligations or available insurance; and

•        any difficulty or failure to obtain the requisite capital on terms acceptable to us or at all as needed to fund acquisitions;

There can be no assurance that we will be able to complete any acquisitions or, if we do, successfully complete the integration process for target companies without substantial costs, delays, disruptions or other operational or financial problems. We may not have access in the future to sufficient capital on favorable terms or at all. We require additional capital in order to pursue acquisitions, fund capital expenditures, and to meet our working capital needs, or to respond to changing business conditions. In addition, if we seek to incur indebtedness in the future, we may be required to agree to covenants that limit our operational and financial flexibility. Moreover, we cannot incur indebtedness to support our working capital unless we repay $2,485,000 of Notes. Further, we cannot prepay the Notes until December 31, 2022. If we pursue future debt or equity financings, we cannot be certain that such funding will be available on terms acceptable to us, or at all. Our inability to access additional capital could adversely affect our liquidity and may limit our growth and ability to execute our business strategy. Failure to successfully locate or acquire suitable businesses or integrate acquired businesses could adversely impact our business and prospects, and your investment in us could be harmed.

Our failure to perform sufficient due diligence prior to completing acquisitions could result in significant liabilities.

The growth of our business through acquisitions may expose us to risks, including the failure to identify significant issues and risks of an acquired business. A failure to identify or appropriately quantify a liability in our due diligence process could result in the assumption of unanticipated liabilities arising from the prior operations of an acquired business, some of which may not be adequately reserved and may not be covered by indemnification obligations. Since we anticipate that acquisition targets may be small privately-held companies that lack sophisticated records and financial statements, we may incur added risks. The assumption of unknown liabilities due to a failure of our due diligence could adversely affect our results of operations and financial position.

If we are not able to achieve our business objectives, the value of an investment in the Company could be negatively affected.

In order to be successful, we believe that we must, among other things:

•        raise sufficient additional capital or generate revenue to repay our outstanding indebtedness, and fund our operations and growth initiatives;

•        increase our market share and capabilities in each business segment in which we operate;

•        maintain efficiencies in operations;

•        land significant new contracts from a major customer. As of the date of this Prospectus, that customer has placed an initial small order with us;

•        locate, negotiate and consummate strategic acquisitions of businesses and assets which are compatible with our current and planned operations;

•        manage our operating expenses to sufficiently support operating activities;

•        maintain fixed costs at or near current levels; and

•        avoid significant increases in variable costs relating to labor, and marketing and providing our services to current and prospective customers.

We may not be able to meet these objectives, which could have a material adverse effect on our results of operations. We have incurred significant operating expenses in the past and expect to continue to incur significant operating expenses in the future and, as a result, will need to increase revenues in order to improve our results of operations. Our ability to increase sales will depend primarily on success in expanding our current market presence, acquiring other businesses that complement our current and planned operations, entering into strategic relationships with industry leaders, and adapting to and capitalizing on developments and trends in the technologies and infrastructure that form the foundation of our business. Our ability to successfully continue and grow our operations and implement our business strategy in turn depends on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our services, the ability to price our services and offerings at competitive levels, the ability to establish and maintain relationships with customers, partners, employees and independent contractors in each region of North America in which we operate, the ability of our Company and the customers and industries we serve to keep up with and adapt to a rapidly changing technologic landscape in both the telecommunications and clean energy sectors.

We derive a significant portion of our revenues from master service agreements that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all.

A substantial portion of our revenue is derived from master service agreements and long-term contracts, many of which do not require our customers to purchase a minimum amount of services. The majority of these contracts may be cancelled by our customers on short notice, regardless of whether or not we are in default under such agreements. In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any notice.

These agreements typically do not require our customers to assign a specific amount of work to us until a purchase order or statement of work is signed. Consequently, projected expenditures by customers are not assured until a definitive purchase order or statement of work is placed with us and the work is completed. Furthermore, a majority of our customers require competitive bidding of these contracts. As a result, we could be underbid by our competitors or be required to lower the prices charged under a contract being rebid. The loss of work obtained through master service agreements and long-term contracts or the reduced profitability of such work could adversely affect our business or results of operations.

Because we depend on independent contractors and suppliers, we may face an increase in our costs or liabilities, which may impair our ability to complete contracts on a timely basis, or at all.

We rely on third-party independent contractors to perform some of the work on our contracts. We also rely on third-party suppliers to provide equipment and materials needed to perform our obligations under those contracts. As we continue and grow our operations, we expect our need for these independent contractors (in addition to our human capital generally) to significantly increase. To the extent that we cannot engage independent contractors or suppliers, our ability to enter into or complete new contracts may be impaired. In addition, if a contractor or third-party supplier is unable to deliver its goods or services according to the negotiated terms for any reason, we may suffer delays and/or be required to purchase the services from another source at a higher price. We sometimes pay our independent contractors and suppliers before our customers pay us for the related services. If customers fail to pay us and we choose, or are required, to pay our independent contractors for work performed or pay our suppliers for goods received, it could have a material adverse effect on our financial condition and results of operations. In addition, as we cannot control the actions of the third-parties with which we work on projects, if these third parties suffer business downturns, fail to meet their objectives or fail to adhere to customer specifications or comply with applicable laws or regulations, we may experience a resulting diminished revenue and decline in results of operations, or become exposed to liabilities.

Our business is subject to operational hazards and regulations that can result in significant liabilities and that may be exacerbated by certain geographies and locations where we perform services, and we may not be insured against all potential liabilities.

Due to the nature of services we provide and the conditions in which we and our customers operate, our business is subject to operational hazards and accidents that can result in significant liabilities. These operational hazards include, among other things, electricity, fires, explosions, leaks, collisions, mechanical failures, and damage from severe weather conditions and natural disasters. Furthermore, certain of our customers operate telecommunications infrastructure assets in locations and environments that increase the likelihood and/or severity of these operational hazards, including as a result of changes in climate and other factors in recent years. For example, some of the work we perform is underground, and some work is done on high elevation locations such as cell towers, rooftops and monopoles. With respect to services performed underground, if objects are present in the soil that are not detected or indicated to us by customers or others we work with on the project, our underground work could strike objects in the soil containing hazardous substances or pollutants that could result in a rupture and discharge of those materials and resultant harm and/or legal or regulatory violations. In such a case, we may be liable for fines and damages. Similarly, if a worker is performing work on a structurally compromised cell tower and the tower collapses, we could be subject to workers compensation, personal injury, property damage or wrongful death claims as a result of the event. We also often perform services in locations that are densely populated and that have higher value property and assets, such as the Northeastern United States and metropolitan areas, which can increase the impact of any of these hazards or other accidents.

Events arising from operational hazards and accidents may result in significant claims and liabilities. These claims and liabilities can arise through indemnification obligations to customers, claims sounding in tort or contract, and civil or criminal enforcement actions based upon statutory or regulatory violations, and such claims and liabilities can arise even if our operations are not the direct cause of the harm. Our exposure to liability can also extend for years after we complete our services, and potential claims and liabilities arising from significant accidents and events can take years and significant legal costs to resolve.

Potential liabilities include, among other things, claims associated with personal injury, including severe injury or loss of life, and destruction of or significant damage to property and equipment as well as harm to the environment, and other claims discussed above and can lead to suspension of operations, adverse effects to our safety record and reputation and/or material liabilities and legal costs. In addition, if any of these events or related losses are alleged or found to be the result of our or our customer’s activities or services, we could be subject to government enforcement actions, regulatory penalties, civil litigation and similar actions, including investigations, citations, fines and suspension of operations. Insurance coverage may not be available to us or may be insufficient to cover the cost of any of these liabilities and legal costs, and our insurance costs may increase if we incur liabilities associated with operational hazards. If we are not fully insured or indemnified against such liabilities and legal costs or an insurance provider or counterparty fails, refuses or is unable to meet its indemnification obligations to us, it could materially and adversely affect our business, financial condition, results of operations and cash flows. Further, to the extent our reputation or safety record is adversely affected, demand for our services could decline or we may be disqualified from performing certain work or operating in certain jurisdictions.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We may be exposed to liabilities that are unique to the services we provide, including due to hazards and risks described elsewhere in these Risk Factors. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. Moreover, due to interpretations of our insurance policies, we may be forced to sue an insurance carrier, and the results may result in a material uninsured loss. The failure to obtain or maintain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Defects in work product resulting from or involving our services may give rise to claims against us, increase our expenses, or harm our reputation.

Our services in both the telecommunications and clean energy industries involve or will involve complex challenges and require high levels of planning and technical skill. While we make efforts and implement policies, including robust employee training programs, in the hopes of mitigating risks of deficient work, our final work product may nonetheless contain defects. We do not have reserves for potential claims involving the results of our services, which could take the form of product liability, breach of express or implied warranty or breach of contract. The costs associated with such claims, including any legal proceedings, could adversely affect our financial condition and results of operations.

We typically provide contractual warranties for our services and materials, guaranteeing the work performed against, among other things, defects in workmanship, and we may agree to indemnify our customers for losses related to our services. These warranty periods are typically for one year but could be longer in the future and/or for certain projects or types of projects. Warranties can require us to re-perform the services and/or repair or replace the warranted item and any other facilities impacted thereby, at our sole expense, and we could also be responsible for other damages if we are not able to adequately satisfy our warranty obligations. In addition, we can be required under contractual arrangements with our customers to warranty any defects or failures in materials we provide. While we generally require materials suppliers to provide us warranties that are consistent with those we provide customers, if any of these suppliers default on their warranty obligations to us, we may incur costs to repair or replace the defective materials.

Furthermore, our business involves professional judgments regarding the planning, construction, operations and management of the infrastructure we build. Because our projects are often technically complex, any failure by us or our third party collaborators to make judgments and recommendations in accordance with applicable professional standards could result in damages. A significantly adverse or catastrophic event at a project site or completed project resulting from the services we performed could result in significant professional or product liability, personal injury (including claims for loss of life), property damage claims or other claims against us, as well as reputational harm. For example, a cellular carrier could allege that we caused lost profits or business or reputational damage based on periods of time in which the carrier could not provide services to their customers due to cell sites being offline. These liabilities could exceed our insurance limits or impact our ability to obtain third-party insurance in the future, and customers, independent contractors or suppliers who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay us. As a result, warranty, professional malpractice and other related claims could have a material adverse impact on our business, financial condition, results of operations and cash flows.

If we cannot manage our growth effectively, our results of operations would be materially and adversely affected.

We have recently experienced significant growth following the completion of the Acquisition and expect to experience further growth as we raise additional capital. Businesses which grow rapidly often have difficulty managing their growth while maintaining their compliance and quality standards. If we continue to grow as rapidly as we anticipate, we will need to expand our management and employee base by recruiting and employing additional executive and other personnel capable of providing the necessary support. Further, there can be no assurance that our management, along with our other personnel, will be able to effectively manage or support our growth nor can there be any assurance that growth in our contracts or revenue will translate to an increase in revenue. Our failure to meet the challenges associated with rapid growth could materially and adversely affect our business and operating results.

If we are unable to attract and retain key personnel, our operations and prospects would be adversely affected.

If we lose the services of P. Kelley Dunne, our Chief Executive Officer, Brian Weis, our Chief Operating Officer, or Earl Scott, our Chief People Officer and Vice President of Workforce Development, each of whom have valuable experience in our industry or in general and on whose leadership we rely to meet our objectives, our ability to execute our business plan could be materially impaired. Because Messrs. Dunne and Scott recently joined us when they left Novation, there is a risk that one or both may encounter friction with Brian Weis who previously was Mikab’s Chief Executive Office and is now our Chief Operating Officer.

Further, our success depends on our ability to attract and retain highly qualified employees in such areas as construction, technology, finance, sales, marketing and human resources. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. While we believe our new Veteran Workforce Program helps our staffing needs for the services we provide to customers, in order to meet our growth goals management anticipates having to double or even triple our operational workforce in the next 12 months, and the program will not sufficiently meet those needs, rendering outside hires and/or procurement of independent contractors necessary. If we lose the services of our executive management team or are unable to retain or increase our workforce as and when needed, it could materially and adversely harm our business.

If we are required to reclassify independent contractors as employees, we may incur additional costs and taxes which could adversely affect our business, financial condition, and results of operations.

We use a significant number of independent contractors in our operations for whom we do not pay or withhold any federal, state or provincial employment tax. There are a number of different tests used in determining whether an individual is an employee or an independent contractor across jurisdictions and such tests generally take into account multiple varying factors that may not apply consistently to our operations across jurisdictions. Further, there can be no assurance that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our independent contractors. For example, California recently enacted changes to treat “gig” economy workers as employees in many instances, demonstrating a trend towards narrowing the definition of independent contractor in that state. The Federal government and other states including New Jersey and New York may take similar adverse action with respect to employee classifications, or the United States Internal Revenue Service or other governmental authorities may determine that we have misclassified our independent contractors for employment tax or other purposes and, as a result, seek additional taxes from us or attempt to impose fines, penalties or other liabilities on us. For example, the U.S. Department of Labor proposed a new rule in 2021 to further define and provide supplemental guidance on the determination of an independent contractor versus an employee. While the proposed rule was ultimately withdrawn before becoming effective, this action demonstrates the possibility for regulatory change in this area, and the risk of harm to our business which may result. If we are required to pay employer taxes or other liabilities for prior or future periods for our independent contractors, our operating costs will increase, which could materially adversely impact our business, financial condition, results of operations and prospects. States needing revenue may adopt laws in this area regardless of what the federal government may do.

Our current and prospective customers in the telecommunications and clean energy industries are subject to the possibility of consolidation and rapid technological and regulatory change, and any inability or failure to adjust to such customers’ changing needs could reduce demand for our services.

We derive, and anticipate that we will continue to derive, the majority of our revenue from customers in the telecommunications industry. Further, under our current business plan and pending ongoing negotiations with potential customers and partners, we expect to increasingly derive a portion of our revenue from the clean energy sector, with an initial focus on the installation, maintenance and related services for EV charging stations. However, as of the date of this Prospectus we have not commenced material operations or generated any revenue in the clean energy sector. Each of the telecommunications and clean energy industries is subject to rapid changes in technology and governmental regulation. Changes in technology may reduce the demand for the services we provide. For example, new or developing technologies could displace the wireline systems used for the transmission of voice, video and other forms of digital data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. Alternatively, our customers could perform more tasks internally, which would cause our business to suffer. New technologies also pose the risk of unexpected adverse developments which could harm us or the industry we serve. For example, in late 2021 and early 2022 the launch of 5G networks was delayed, as regulatory and private sector stakeholders such as airline companies have expressed concerns about the negative effects and dangers posed to others by the deployment of 5G technology. Similar or worse developments with respect to technologies which our work helps to install would harm our results of operations and prospects, including both the projects to which such developments directly relate as well as our overall staffing and other resource capabilities, which are highly dependent on efficient and effective scheduling and allocation of limited personnel and resources across projects.

Additionally, the telecommunications industry has been characterized by a high level of consolidation that may result in the loss of one or more of our customers, and the high saturation rate of the telecommunications industry may result in a reduced demand for our customers’ offerings, and in turn their need for our services could decline. Similarly, with only a handful of automobile manufacturers currently producing EVs, our prospects in that space remain subject to uncertainty, particularly if consolidations or collaborations take place that limit our ability to enter into contracts to provide our services on favorable terms. Our failure to rapidly adopt and master new technologies as they develop in the industries we serve, or adapt to the consolidation of one or more of our significant customers or other developments could adversely affect our results and plan of operations, which could materially harm your investment.

We derive a significant portion of our revenue from a few customers, and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated, with an estimated 68% of our revenue derived from two customers in 2021, and 84% of our revenue derived from three customers in 2020. While we hope to develop a more diversified customer base in future periods, including potentially as a product of expanding our operations into the clean energy sector, there can be no assurance we can or will be successful in doing so. For example, in the telecommunications industry only three major wireless communications service providers make up a majority of the North American market, which number has been reduced over the years due to consolidations. Revenues under our contracts with significant customers may continue to vary from period to period depending on the timing or volume of work that those customers order or perform with in-house service organizations. A limited number of customers are expected to continue to comprise a substantial portion of our revenue for the foreseeable future.

Because of the concentration of our revenue among a small number of customers, the loss of one or more of our major customers could have a material adverse effect on our results of operations. Further, because we do not maintain any reserves for payment defaults, a default or delay in payment on a significant scale could adversely affect our business, financial condition, results of operations and prospects. We could lose business from a significant customer for a variety of reasons, including:

•        the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of work we receive;

•        our performance on individual contracts or relationships with one or more significant customers could become impaired due to another reason, including the actions of employees and independent contractors, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted;

•        key customers could slow or stop spending on initiatives related to projects we are performing for them due to increased difficulty in the markets as a result of economic downturns or other reasons; and

•        technological changes or other unanticipated developments in the telecommunications industry, the clean energy industry or other markets could adversely affect our customers and thereby harm our ability to generate revenue.

Since many of our customer contracts allow our customers to terminate the contract without cause and on relatively short notice, any such termination could impair our business, financial condition, results of operations and prospects.

The specialty contracting services industry in which we operate is highly competitive.

We compete with other specialty contractors, including numerous local and regional providers, as well as several large national and international companies that may have financial, technical, and marketing resources exceeding ours. Many of our competitors have larger market share, better name recognition, more diverse products and services offerings, more experience and more capital and human resources than we do. For example, our competitors in the telecommunications infrastructure sector include public companies like Mastec, Inc., Dycom Industries, Inc., High Wire Networks, Inc., and Quanta Services, Inc. They have significantly more resources than we do. Additionally, many of our customers have and/or may establish or grow in-house operations that overlap or reduce their need for our services, or use us to subcontract projects for our prospective customers, rendering them both competitors and customers and our relationship subject to relative uncertainty as to sustainability and duration. For example, EV manufacturers may offer their customers at-home installations of charging stations, or generally perform installations without the use of outside service providers, which would diminish our potential market share and prospects.

Price is often the principal factor in determining which service provider is selected by our customers. If competitors underbid us to procure business, we could be required to lower the prices we charge in order to retain contracts. Additionally, there are relatively few barriers to entry, with the main requirement being technical skill and expertise and an adequate labor force (which can be outsourced to some extent), and many of our customers have the capability of insourcing large amounts of the work we perform. As a result, any organization with adequate financial resources and access to technical expertise may become a competitor. Smaller competitors are sometimes able to win bids for these projects based on price alone because of their lower costs and financial return requirements. Additionally, our competitors may develop the expertise, experience and resources to provide services that are equal or superior in price to our services, and we may not be able to maintain or enhance our competitive position. For example, we do not have any intellectual property rights or other exclusivity protections for our Veteran Workforce Program, so our competitors could employ our approach or one similar to limit or eliminate any competitive advantage we have with respect to skilled labor derived from our program. As a result of the competitive forces we face, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer. If we are unable to compete successfully in our markets, our business, financial condition and results of operations could be adversely affected.

Our engagements can require long implementations and engagement of outside personnel.

Our implementations can involve long periods for the delivery of telecommunications and clean energy infrastructure services. A successful implementation or other professional services project requires a close working relationship between us, the customer and often third-party consultants and systems integrators who assist in the process. These factors may increase the costs associated with completion of any given project, increase the timeline risks of collection of amounts due during implementations or other professional services projects, increase risks of delay of such projects and enhance the likelihood that customers will be unable or unwilling to pay on anticipated schedules or at all. Delays in the completion of a project may require that the revenues associated with such implementation or project be recognized over a longer period than originally anticipated, or may result in disputes with customers, other third-party project stakeholders regarding performance and payment as originally anticipated. Such delays in the implementation may cause material fluctuations in our operating results, including due to revenue delays or loss of the delayed project and/or adverse effects on other projects that may result due to limited resources or other factors. In addition, customers may defer or abandon projects or portions of such projects and such deferrals or abandonments or significant delays in project progress and completion for any of the foregoing reasons could have a material adverse effect on our business and results of operations.

Amounts included in our backlog may not result in actual revenue or translate into profits and may be subject to cancellation and unexpected adjustments which makes our backlog an uncertain indicator of future operating results.

Our backlog consists of the estimated amount of revenue we expect to realize from future work on uncompleted contracts, including new contracts under which work has not begun, as well as revenue from change orders and renewal options and our proportionate share of estimated revenue from proportionately consolidated non-controlled contractual joint ventures. A significant portion of our current 12-month backlog is attributable to master service agreements and other service agreements, which generally do not require our customers to purchase a minimum amount of services and are cancellable on short or no advance notice. The balance of our backlog is our estimate of work to be completed under contracts for specific projects. Backlog amounts are determined based on estimates that incorporate historical trends, anticipated seasonal impacts, experience from similar projects and estimates of customer demand based on communications with our customers. These estimates may prove inaccurate, which could cause estimated revenue to be realized in periods later than originally expected, or not at all. Additionally, our ability to estimate backlogs and revenue realization may become more difficult as we grow our operations and acquire businesses. We have experienced and may experience postponements, cancellations and reductions in expected future work due to changes in our customers’ spending plans, market volatility, project delays and/or other factors. There can be no assurance as to our customers’ requirements or that actual results will be consistent with the estimates included in our forecasts. As a result, our backlog as of any particular date is an uncertain indicator of future revenue and earnings. In addition, contracts included in our backlog may not be profitable. If our backlog fails to materialize, our results of operations, cash flows and liquidity would be materially and adversely affected.

Our contracts or other engagements may require us to perform extra or change order work, which can result in disputes and adversely affect our financial condition, results of operations and prospects.

Our contracts and other engagements frequently require us to perform extra or change order work as directed by the customer, even if the customer has not agreed in advance on the scope or price of the extra work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of such work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer.

To the extent that actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements or projections, the amount of any shortfall will reduce our future revenues and profits, which could adversely affect our reported working capital and results of operations. In addition, any delay caused by the extra work may adversely impact the timely scheduling of other project work and our ability to meet specified contract milestone dates.

Our profitability is dependent on delivering services within the estimated costs established when we price our contracts.

A significant portion of our services are provided under contracts that have discrete pricing for individual tasks. Due to the fixed price nature of such tasks, our profitability could decline if our actual cost to complete each task exceeds our original estimates, as pricing under these contracts is determined based on estimated costs established when we enter into the contracts. A variety of factors could negatively impact the actual cost we incur in performing our work, such as changes made by our customers to the scope and extent of the services that we are to provide under a contract, delays resulting from natural events such as inclement weather or the COVID-19 pandemic, conditions at work sites differing materially from those anticipated at the time we bid on the contract, higher than expected costs of or delays in obtaining materials and labor including due to supply or labor shortages, delays in obtaining necessary permits, under-absorbed costs, and lower than anticipated productivity. An increase in costs due to any of these factors, or for other reasons, could adversely affect our results of operations.

Limitations on the availability of suppliers, independent contractors and equipment manufacturers that we depend on could adversely affect our business.

We rely on suppliers to obtain the necessary materials and independent contractors to perform portions of our services. We also rely on equipment manufacturers to provide us with the equipment required to conduct our operations, including a significant number of specialty vehicles. Limitations on the availability of suppliers, independent contractors or equipment manufacturers, or of the raw materials and other resources needed to product the equipment and materials we utilize, could negatively impact our operations, particularly in the event we rely on a single or small number of providers in a certain region or service type or in general. For example, the global computer chip shortage has adversely affected our operations, those of certain of our customers and the telecommunications industry generally, including by postponing and increasing the costs of projects. As a result, we have seen reductions in our revenue beginning in the fourth quarter of 2020 compared to prior periods as we and our collaborators and customers struggle to obtain the necessary resources to complete projects on time. Similarly, the automotive supply chain disruptions have rendered performing our services within agreed upon timeframes more difficult and costly. The risk of a lack of available suppliers, manufacturers, labor or resources can be heightened as a result of market, regulatory or economic conditions, including the current labor shortage affecting many businesses. Our Veteran Workforce program is designed to give us a competitive edge with respect to skilled labor supply although no assurances can be given. For example, customers may expect or demand for us to engage a specified percentage of suppliers or contractors that meet unique requirements such as diversity-ownership, which can further limit our pool of available business partners and limit our ability to secure contracts, maintain our services or grow in those areas.

An increase in the price or restrictions on use of fuel, materials or equipment necessary for our business could adversely affect our business.

Under certain contracts, including where we have assumed responsibility for procuring materials for a project, we are exposed to price increases for materials such as copper and steel, which are used as components of supplies or materials utilized in all of our operations. We are also affected by fuel costs, as projects generally entail daily use of vehicles to transport crews and materials. In addition, our customers’ capital budgets can be negatively impacted by an increase in prices of certain materials, potentially hindering their ability to pay us for work performed. Commodity prices have increased as have the prices of products that use computer chips. Consumer prices rose 7% in the 12 months ended December 2021 as the United States appears to be facing an inflationary period. Prices could be materially impacted by general market conditions and other factors, including global trade relationships. For example, recent changes to United States policies related to global trade and tariffs, as well as retaliatory trade measures implemented by other countries, have resulted in uncertainty concerning availability and pricing of certain commodities and goods important to our and our customers’ businesses, including steel and aluminum. Inflation could impact other aspects of our operations as well, by increasing other expenses such as the costs of providing healthcare and housing for our workforce. Furthermore, we may enter into fixed price contracts which do not allow us to adjust our prices and, as a result, increases in material or fuel costs could reduce our profitability with respect to any such projects. Unfavorable fluctuations in the cost of materials we use could have a material adverse effect on our results of operations.

Our business and operations, and the operations of our customers, may be adversely affected by disease outbreaks, epidemics or pandemics such as the COVID-19 pandemic.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases. The global spread of COVID-19 has created significant volatility, uncertainty and economic disruption, including significant volatility in the United States economy and financial markets. For example, our revenue in 2020 and continuing to date has been adversely affected by computer chip shortages, as well as shortages in other materials, caused by the COVID-19 pandemic. However, the effect after 2020 has been less material. This has resulted in delays in completing some of our work on time and receiving revenue therefrom due to the shortages. Further, with the recent uptick in infections, COVID-19 may adversely affect our business in the future, since it could adversely affect our workforce and reduce customers demand or at least defer orders. For example, the recent surge of infections caused by the “Omicron” variant delayed certain projects for a number of weeks, lowering production levels and resulting revenue due to the staffing shortages. The extent to which the COVID-19 pandemic could affect our business, operations, financial results will depend on numerous evolving factors that we may not be able to accurately predict, including the duration and scope of the pandemic and new information that may emerge concerning the severity and effect of COVID-19, the emergence of new strains of COVID-19, the development and availability of effective treatments and vaccines and the speed with which they are administered to the public as well as public resistance. Additional factors include governmental and business actions in response to the pandemic, including mitigation efforts such as stay-at-home, shelter-in-place, social distancing, travel restrictions and other similar measures, as well as the impact of the pandemic on the United States economy, global economic and market activity and actions taken in response, including from governmental stimulus efforts. For example, some businesses may require that our employees or contractors be vaccinated or submit to regular testing, which could restrict our ability to perform services or reduce the pool of available labor for a project to the extent that some individuals are unwilling to submit to such requirements. Additionally, if we or our independent contractors fail to comply with government COVID-19 mandates in the jurisdictions in which we operate, we could be subject to fines or penalties and/or adverse publicity.

A public health epidemic or pandemic, such as the COVID-19 pandemic, poses the risk that we or our employees, contractors, customers and/or business partners may be prevented from conducting ordinary course business activities for an indefinite period of time, including due to shutdowns or cancellations that may be mandated or requested by governmental authorities or others, or that the pandemic may otherwise interrupt or affect business activities. The COVID-19 pandemic has had a negative effect on our operations and industry, and this trend may continue. For example, while we were able to remain open during the pandemic as an “essential business,” industry-wide shortages of many of the materials and resources on which we rely to perform our services adversely affected some of our projects in 2020 and 2021. It is currently unclear how long the pandemic will last and how long an economic recovery could take, and we cannot predict the extent or duration of potential negative effects on our operations. We cannot be certain that our mitigation efforts will prevent further disruption due to effects of the pandemic on business and market conditions. Additionally, we could be exposed to increased risks and costs associated with workplace health claims.

While many government restrictions have been relaxed and the economy has continued to open in more jurisdictions, the emergence of new and transmittable variants of COVID-19 such as the recent “Omicron” variant appears to have led to a resurgence of the virus, particularly in populations with low vaccination or “booster” shot rates and has resulted in new restrictions in certain geographies and among certain businesses. The ultimate extent, duration and impact of the COVID-19 pandemic is uncertain, the effects of which could be significant, and we cannot predict or quantify with any certainty the extent to which it could adversely affect our future financial condition and results of operations.

In the ordinary course of our business, we are subject to lawsuits, claims and other legal proceedings, as well as bonding claims and related reimbursement requirements.

We may in the future be named as a defendant in lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. These actions may seek, among other things, compensation for alleged personal injury (including claims for loss of life), workers’ compensation, employment discrimination, sexual harassment, workplace misconduct, wage and hour claims and other employment-related damages, compensation for breach of contract, negligence or gross negligence or property damage, environmental liabilities, multiemployer pension plan withdrawal liabilities, punitive damages, consequential damages, and civil penalties or other losses or injunctive or declaratory relief. In addition, we generally indemnify our customers for claims related to the services we provide and actions we take under our contracts, and, in some instances, we are allocated risk through our contract terms for actions by our customers, independent contractors or other third parties. Because our services in certain instances can be integral to the operation and performance of our customers’ infrastructure, we may become subject to lawsuits or claims for any failure of the systems that we work on or damages caused by accidents and events related to such systems, even if our services are not the cause of such failures and damages. We could also be subject to civil and criminal liabilities, which could be material. Insurance coverage or reserves, if any, may not be available or may be insufficient for these lawsuits, claims or legal proceedings. The outcome of any allegations, lawsuits, claims or legal proceedings, as well as any public reaction thereto, is inherently uncertain and could result in significant costs, loss of contracts or business relationships, damage to our brands or reputation and diversion of management’s attention from our operations. Payments of significant amounts, even if reserved, could materially and adversely affect our business, financial condition and results of operations.

In addition, some customers, particularly in connection with public projects, require us to post performance and payment bonds. These bonds provide a guarantee that we will perform under the terms of a contract and pay our subcontractors and vendors. If we fail to perform, the customer may demand that the surety make payments or provide services under the bond, and we must reimburse the surety for any expenses or outlays it incurs. To the extent reimbursements are required, the amounts could be material and could adversely affect our consolidated business, financial condition, results of operations or cash flows.

A failure, outage, or cybersecurity breach of our technology systems or those of third-party providers may adversely affect our operations and financial results.

We are dependent on information technology systems to manage our operations, engage with our customers and other third parties with whom we do work, and to enhance the efficiency and efficacy of the services we offer. Our use of these information technology systems frequently entails recording, transmitting, storing, and protecting sensitive Company, employee, independent contractor and customer information. A cybersecurity attack on these information technology systems may result in financial loss, including potential fines and damages for failure to safeguard data, and may negatively impact our reputation or customer relationships. Additionally, many of our customer contracts can be terminated if we fail to adequately protect their information. The third-party systems of our business partners on which we rely could also fail or be subject to a cybersecurity attack. Any of these occurrences could disrupt our business or the delivery of services to our customers, result in potential liabilities including in connection with consequent litigation or government enforcement proceedings, cause or entitle customers or other third parties to the terminate contracts with us, distract management’s attention from operating our business, cause significant reputational damage, or otherwise have a material adverse effect on our financial results or business. We may also need to expend significant additional resources to protect against cybersecurity threats or to address actual breaches or to redress problems caused by cybersecurity breaches. There can be no assurance that cybersecurity threats would not cause material harm to our business and our reputation which could reduce the value of your investment in us.

An impairment in the carrying value of goodwill would materially and negatively affect our operating results.

We expect to record a significant amount of goodwill on our consolidated balance sheet in connection with future acquisitions. Under the Generally Accepted Accounting Principles in the U.S., goodwill must be evaluated for impairment at least annually or more frequently if events indicate it is warranted. If the carrying value of a reporting unit exceeds its current fair value, the goodwill is considered impaired. Events and conditions that could result in impairment in the value of our goodwill include, but are not limited to, significant negative industry or economic trends, competition and adverse changes in the regulatory environment, significant decline in the Company’s stock price for a sustained period of time, limited funding, as well as or other factors leading to reduction in expected long-term revenues or profitability. We may in the future be required to record impairment charges with respect to goodwill related to acquisitions. If we record impairment charges related to our goodwill, our operating results would likely be materially and adversely affected.

Risks Related to Our Telecommunications Infrastructure Operations

A variety of issues could affect the timing or profitability of our projects, which may result in additional costs to us, reductions or delays in revenues, the payment of liquidated damages or project termination.

Our telecommunications infrastructure services business is dependent upon projects that can be cyclical in nature and are subject to risks of delay or cancellation. Additionally, we or our strategic partners may underestimate the costs of a project when determining pricing or unforeseeable expenses may arise that undercut or eliminate profits from a project. The timing of or failure to obtain contracts, delays in awards of, start dates for or completion of projects, the cancellations of projects and reduced revenue or a loss from a project can result in significant periodic fluctuations in our business, financial condition, results of operations and cash flows. Many of our telecommunications projects involve challenging planning, permitting, procurement and construction phases that occur over extended time periods, sometimes several years, and we have encountered and may in the future encounter project delays, additional costs or project performance issues as a result of, among other things:

•        inability to meet project schedule requirements or achieve guaranteed performance or quality standards for a project, which can result in increased costs, through rework, replacement or otherwise, or the payment of liquidated damages to the customer or contract termination;

•        failure to accurately estimate project costs or accurately establish the scope of services;

•        failure to make judgments in accordance with applicable specifications or standards;

•        unforeseen circumstances or project modifications not included in cost estimates or covered by a contract for which we cannot obtain adequate compensation, including concealed or unknown environmental, geological or geographical site conditions and technical problems such as planning or structural issues;

•        changes in laws or permitting and regulatory requirements during the course of our work;

•        delays in the delivery or management of required site or project analysis and information, equipment or materials;

•        our or a customer’s failure to timely obtain permits or rights of way or meet other permitting, regulatory or environmental requirements or conditions;

•        schedule changes or delays, including due to regulatory or health and safety concerns;

•        natural disasters or emergencies, including wildfires and earthquakes, as well as significant weather events and adverse or extreme weather conditions;

•        difficult terrain and site conditions where delivery of materials and availability of labor are impacted or where there is exposure to harsh and hazardous conditions;

•        protests, legal challenges or other political activity or opposition to a project;

•        changes in the cost of equipment, commodities, materials or labor including due to inflation, cyber-attacks or supply or labor shortages;

•        delay or failure to perform by suppliers, contractors or other third parties, or our failure to coordinate performance of such parties; and

•        economic factors including recessions where customers are forced to reduce spending.

Many of these difficulties and delays are beyond our control and can negatively impact our ability to complete the project in accordance with the required delivery schedule or achieve our anticipated margin on the project. Delays and additional costs associated with delays may be substantial and not recoverable from third parties, and in some cases, we may be required to compensate the customer for such delays, including in circumstances where we have guaranteed project completion or performance by a scheduled date and incur liquidated damages if we do not meet such schedule.

Furthermore, we generate a significant portion of our revenues under fixed price contracts which often involve complex pricing, scope of services and other bid preparation components that require challenging estimates and assumptions on the part of our personnel, which increases the risk that costs incurred on such projects can vary, sometimes substantially, from our original estimates and cause us to realize lower than expected returns or experience a loss on the project. To the extent our costs on a project exceed our revenues, we incur a loss. Additionally, performance difficulties can result in project cancellation by a customer and damage to our reputation or relationship with a customer, which can adversely affect our ability to secure new contracts. As a result, additional costs or penalties, a reduction in our productivity or efficiency or a project termination in any given period can have a material adverse effect on our business, financial condition, results of operations and cash flows.

Unanticipated delays due to adverse weather conditions, global climate change and difficult work sites and environments may slow completion of our contracts, impair our customer relationships and adversely affect our business, financial condition, results of operations and prospects.

Because much of our work in the telecommunication sector is performed outdoors and is nationwide, our business is impacted by extended periods of inclement weather and is subject to unpredictable weather conditions, which could become more frequent or severe if general climate changes occur. Inclement weather is generally more likely to occur during winter in Northern states, and the summer in Southern states. Adverse weather conditions can result in project delays or cancellations, potentially causing us to incur additional unanticipated costs, reductions in revenues or the payment of liquidated damages under contracts. In addition, some of our contracts require that we assume the risk that actual site conditions vary from those expected. Significant periods of bad weather can reduce profitability of affected contracts, both in the current period and during the future life of affected contracts, which can negatively affect our results of operations in current and future periods until the affected contracts are completed.

Some of our projects involve complex procurement and construction phases that may occur over extended time periods, sometimes up to several years. We may encounter difficulties in planning or implementation, equipment and material delivery delays, schedule changes, delays from customer failure to timely obtain easements or rights-of-way or other requisite private or public approvals, permits or similar documentation, weather-related delays, delays by independent contractors in completing their portion of the project and other factors, some of which are beyond our control, but which may impact our ability to complete a project within the original delivery schedule. In some cases, delays and additional costs may be substantial, and we may be required to cancel a project and/or compensate the customer for the delay. We may not be able to recover any of these costs. Any such delays, cancellations, defects, errors or other failures to meet customer expectations could result in damage claims substantially in excess of revenue associated with a project. These factors could also negatively impact our reputation or relationships with our customers, which could adversely affect our ability to maintain existing relationships or secure new contracts.

Uncontrollable events such as industry-wide or economic downturns could adversely affect the telecommunications industry and reduce demand for our services.

The demand for our services has been, and will likely continue to be, cyclical in nature and vulnerable to events that are beyond our control such as general downturns in the United States economy as well regional and global economies. The wireless and wireline telecommunications industries are cyclical in nature and vulnerable to general downturns in the United States and international economies. Our customers are affected by economic changes that decrease the need for or the profitability of their services. This can result in a decrease in the demand for our services and potentially result in the delay or cancellation of projects by our customers. Slow-downs in real estate, fluctuations in commodity prices and decreased demand by end-customers for services could affect our customers and their capital expenditure plans. As a result, some of our customers may elect to defer or cancel pending projects. A downturn in overall economic conditions also affects the priorities placed on various projects funded by governmental entities and federal, state and local spending levels. This risk is magnified by the limited number of customers on which we rely to generate the vast majority of our revenue.

In general, economic uncertainty makes it difficult to estimate our customers’ requirements for our services. Our plan for growth depends on expanding our company in North America, including through acquisitions of other businesses operating in the same space but in different geographic locations or having different business relationships that provide us with opportunity for market expansion. If economic factors in any of the regions in which we plan to expand are not favorable to the growth and development of the telecommunications industries in those areas, we may not be able to carry out our growth strategy, which could harm your investment in us.

If the telecommunications market does not expand as we expect or experiences adverse conditions, including due to forces beyond our control our business may not grow as fast as we expect, which could adversely impact our business, financial condition and operating results.

Our future success as a provider of fiber and wireless telecommunications infrastructure services depends on the continued growth of demand for fiber and wireless broadband and, in particular, the continued expansion in the United States and in our other markets of customer networks. As part of that growth, we anticipate that demand for voice, video, and other digital data delivered over high-speed connections will continue to increase in terms of both geographic range and connection strength. Funding under governmental programs such as RDOF also serves as a driver of industry growth, particularly in rural areas of the United States. For example, in November 2021 the Infrastructure Investment and Jobs Act, which provides for the deployment of approximately $65 billion in federal funding for broadband expansion and improvement projects, became law. While this new federal spending package is expected to increase the demand for services within our industry, there is still uncertainty as to when, where and how this federal funding will be deployed, and we may not be able to capitalize on this program as expected or at all. For example, the program may be subject to administrative difficulties or delays due to deficiencies and updates required to the Federal Communications Commission’s census maps which are being used to determine the geographic areas towards which funds should be allocated. If the demand for services such as ours does not increase or if its growth slows or ceases, including due to the lack of expected funding for public projects or other opportunities, or unanticipated adverse developments with respect to the allocations thereof, then the need for enhanced high-speed bandwidth using infrastructure we help install, improve and maintain may not persist. Currently, demand for high-speed broadband capabilities and access is increasing but future growth may be limited by several factors, including, among others: (1) relative strength or weakness of the local, United States and global economies, (2) a reduction in demand for our customers’ product or service offerings, (3) an uncertain regulatory environment including with respect to federal funding programs currently underway or being contemplated, (4) uncertainty on the implementation of the federal infrastructure spending currently in place, (5) the contract bidding processes and any difficulty or inability to prepare, submit or obtain acceptance of a bid, (6) uncertainty regarding long-term sustainable business models as multiple industries, such as the cable, wireless and satellite industries, offer competing connectivity and content delivery solutions, and (7) the possibility of technological advancements or developments that could render our services or the industry we serve partially or completely obsolete. The telecommunications market also has experienced periods of overcapacity, some of which have occurred even during periods of relatively high network usage and bandwidth demands. If any of the factors described above were to occur and cause growth in demand for telecommunication infrastructure and thereby for our services to slow, stop or reverse, our business, financial condition and operating results would be negatively affected.

Technological change may adversely affect the telecommunications industry and our customers’ spending on the services we provide.

We currently generate all of our revenue from customers in the telecommunications industry. This industry has been and continues to be impacted by rapid technological change. These changes may affect our customers’ spending on the services we provide, or could render our services or the technology on which the infrastructure we build is based obsolete. Further, technological change in the telecommunications industry not directly related to the services we provide may nonetheless affect the ability of one or more of our customers to compete effectively, which could result in a reduction or elimination of their use of our services. Any reduction, elimination or delay of spending by one of our customers on the services we provide, or a technological change adversely affecting the telecommunications industry as a whole as it pertains to our service offerings or in general, could adversely affect our revenues, results of operations, and liquidity.

Opportunities with government contracts could subject us to increased regulation and costs and may pose additional risks relating to future funding and compliance.

Most government contracts are awarded through a regulated competitive bidding process, which can often be more time consuming than the bidding process for non-governmental projects. Additionally, involvement with government contracts could require a significant amount of costs to be incurred before any revenues are realized. We are also subject to numerous procurement rules and other public sector regulations when we contract with certain governmental agencies, any deemed violation of which could lead to fines or penalties or a loss of business. Government agencies routinely audit and investigate government contractors and may review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. If a government agency determines that costs were improperly allocated to specific contracts, such costs will not be reimbursed or a refund of previously reimbursed costs may be required. If a government agency alleges or proves improper activity, civil and criminal penalties could be imposed and serious reputational harm could result. Many government contracts must be appropriated each year, and without re-appropriation we would not realize all of the potential revenues from any awarded contracts. Additionally, United States government shutdowns or any related understaffing of the government departments or agencies that interact with our business could result in program cancellations, disruptions and/or stop work orders, could limit the government’s ability to effectively progress programs and make timely payments, and could limit our ability to perform on United States government contracts and successfully compete for new work.

Risks Related to Our Clean Energy Infrastructure Operations

Our prospects in the clean energy sector must be considered in light of the fact that we are a new market entrant with no operating history in the industry from which to evaluate our prospects.

We have not commenced material operations in the clean energy infrastructure, and have not generated revenue from any clean energy projects. Our initial focus within this business segment will be in constructing and providing related services with respect to EV charging stations, a particularly niche area which is already populated by businesses with more experience and expertise and resources than we have, as well as established relationships and footholds in certain areas. Further, the widespread use of EVs in the United States, and the resultant need for services such as ours to install and service charging stations, is still developing. Further, even if we meet our initial objectives in clean energy, beginning with EV charging stations, if we fail to manage our growth or deploy capital and human resources effectively, we could ultimately fail in this sector. There can be no assurance that our investment of time and capital into our clean energy infrastructure operations will generate material revenue, in which case your investment could be at risk.

Our future growth and success in the building and servicing EV charging stations will be dependent upon consumers’ demand for EVs in an automotive industry that is generally competitive, cyclical and volatile.

If the market for electric vehicles develops more slowly than expected, or if demand for EVs decreases in our markets or our vehicles compete with each other, our business, prospects, financial condition and operating results may be harmed. A further risk is if manufacturers create their own charging networks as Tesla did, they may use their own employees or third parties with which we have no relationships.

While governments such as the U.S. federal government and California are seeking to eliminate gas vehicles and large manufacturers have said they will cease manufacturing all (or most) gas vehicles by 2035, a change of administration or challenges faced at the federal level could slow down the widespread elimination of gas vehicles. For example, while the Biden administration has pushed for legislation aimed at catalyzing widespread adoption of EV vehicle manufacture and usage, a number of potential obstacles stand in the way of these policies, including resistance in Congress and consumer sentiment surrounding EVs and the appropriate role of government in their adoption. As a result, the market for our services, which is dependent upon the market for EVs, could be negatively affected by numerous factors, such as:

•        perceptions about EV features, quality, safety, performance and cost;

•        perceptions about the limited range over which electric vehicles may be driven on a single battery charge, and access to charging facilities which remain limited;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of oil and gasoline, such as wide fluctuations in crude oil prices;

•        government regulations and economic incentives including the effect of future oil and gas industry lobbying;

•        The Biden Administration did issue an executive order banning the federal government’s purchase of new gas vehicles by 2035, although executive orders are subject to change;

•        adverse developments with respect to proposed legislation or government funding of EV-related programs; and

•        consumer spending and general economic trends, including the possibility that EVs on which our operations in this segment rely will not be purchased in sufficient volumes to support growth in the industry.

The EV infrastructure market is characterized by rapid technological change.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology on which our initial clean energy operations will be based. As EV technologies change, we may need to upgrade or adapt our operations and introduce new services in order to remain competitive, which could involve substantial costs. Even if we are able to keep pace with changes in technology our expenses could increase, our market share or ability to obtain a material market share may be diminished, and gross margins could be adversely affected. If we are unable to devote adequate resources to meet customer requirements and respond to technological change in the industry on a timely basis or otherwise remain competitive, we could see a decline in revenue or prospects, experience operating losses in the segment or overall, and our business and prospects will be materially and adversely affected.

We may be required to defend or insure against product liability claims in connection with our work with EV charging stations.

The automobile industry generally experiences significant product liability claims, and as such we may face the risk of such claims in the event our work or the charging stations we install do not perform or are claimed to not have performed as expected. The EV charging stations we install may be involved in accidents resulting in death or personal injury, which events may be the subject of significant public attention. As a result of such occurrences, we could face claims arising from or related to misuse or claimed failures of such new technologies and the part we played in their installation and use. For example, EVs use lithium batteries which can occasionally spontaneously combust and cause significant personal injury or property damage, which we could be accused of causing through our installation or maintenance services with respect to the charging stations that charge the batteries. An example of this risk surfaced in July 2021 when General Motors recalled 69,000 of its Chevrolet Bolt EVs in response to multiple defects resulting in battery fires in these vehicles. Even if we believe we had no or a limited part to play in such an accident, we could nonetheless face litigation, regulatory action or indemnification claims, any of which could divert significant financial or human resources from our operations.

Because EV is relatively new technology, market participants often rely on a limited number of suppliers and manufacturers for charging stations, and delays or losses of the requisite machinery could harm our revenue and profitability with respect to projects.

Members of the EV industry, including our prospective customers and partners, frequently rely on a limited number of suppliers to manufacture EV charging stations, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases risks of stakeholders such as us, since there are not currently proven reliable alternatives or replacement manufacturers in many cases and geographic areas without incurring undue expense and delay. In the event of interruption or loss of a project, we may suffer a loss, especially if a project is cancelled or volume is reduced. Thus, our business could be adversely affected if one or more of manufacturers or suppliers are impacted by any interruption or loss at a particular location.

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for our services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for EVs could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect our business, operating results, financial condition and prospects.

Risks Related to Labor and the Veteran Workforce Program

Our ability to support our customers in the fiber and EV business is in part dependent upon our ability to successfully recruit, train and deploy military veterans.

We have developed a program of recruiting and training military veterans as part of our workforce. We use that program as a marketing tool to attract business from sympathetic large companies and to meet our anticipated labor needs. That program just began in the fourth quarter of 2021; in 2021, 110 veterans have been trained. We outsource the actual training to independent for profit schools located in different part of the United States. Our goal is to recruit and train 600 veterans in 2022. Our ability to do so is dependent upon our ability to recruit them and the ability to train them properly in a cost effective manner. We do not know whether the reported low unemployment rates will adversely affect our efforts to recruit veterans. Further once they are trained, we will not work orders under existing and new contracts to be able to deploy them.

Our business is labor-intensive, and we may be unable to attract, train, retain and ensure the productivity of employees or to pass increased labor and training costs to our customers.

We are highly dependent upon our ability to locate, employ, train, retain, and ensure the productivity of skilled personnel to operate our business. Given the highly specialized work we perform, many of our employees receive training in, and possess, specialized technical skills that are necessary to operate our business and maintain productivity and profitability. While our Veteran Workforce Program assists us with these challenges, we cannot be certain that we will be able to maintain and ensure the productivity of the skilled labor force necessary to operate our business, including through use of employees and/or outsourcing to independent contractors. We anticipate a rapid and dramatic increase in the need for skilled labor during the next 12 months to achieve our growth goals which our Veteran Workforce Program alone will not sufficiently provide for. Our ability to sufficiently staff our operations depends on a number of factors, such as the general rate of employment, competition for employees possessing the skills we need, the general health and welfare of our employees, which has been impacted by the COVID-19 pandemic, and the level of compensation required to hire, train and retain qualified employees. For example, the ongoing effects of the pandemic and other factors has contributed to an increasing number of American workers leaving the labor market in 2021, limiting the pool of prospective candidates to hire, train and staff projects and potentially increasing costs due to higher demand for skilled labor. This trend has adversely affected our industry and operations specifically, as limited skilled labor within the telecommunications industry has forced us to pay higher hourly wages to workers. In addition, the uncertainty of contract awards and project delays can also present difficulties in appropriately sizing our skilled labor force. Furthermore, we may be unable to pass increases in labor and training costs on to our customers or justify costs incurred by revenues received. If we are unable to attract, train or retain qualified employees or outside personnel in a cost effective manner, we could experience a reduction or delay in revenue from projects, we could experience problems staffing projects and resultant harm to our reputation and customer relations, and our results of operations and your investment in us could be materially adversely affected.

We may be unable to secure independent contractors to fulfill our obligations, or our independent contractors may fail to satisfy their obligations to us, either of which may adversely affect our relationships with our customers or cause us to incur additional costs.

There currently is a serious shortage of employees in some businesses. This shortage may be attributable to rising labor costs, COVID-19-related concerns and restrictions, government unemployment benefits or a combination of these or other factors. These factors may also affect independent contractors.

We contract with independent contractors to manage fluctuations in work volumes and reduce the amounts that we would otherwise expend on other operational needs. If we are unable to secure qualified independent contractors with adequate labor resources at a reasonable cost, or at all, we may be delayed or unable to complete our work under a contract on a timely basis, or at all, and the cost of completing the work may increase. For example, subject to available capital we intend to use significant financial and human resources to expand our operations both organically and through the acquisition of businesses and assets, which will require us to rely more heavily on independent contractors as opposed to employees trained internally than we currently do. In addition, we may have disputes with these independent contractors arising from, among other things, the quality and timeliness of the work they have performed. While we engage in a vetting process in selecting independent contractors, we may incur additional costs to correct shortfalls in the work performed by independent contractors or in liabilities or losses that arise from their work and safety procedures they follow, which we have less control over than our own employees and may be below our or industry standards. Any of these factors could negatively impact the quality of our service, our ability to perform under certain customer contracts, and our relationships with our customers, which could adversely affect our results of operations.

We maintain our workforce based upon current and anticipated workloads, and we could incur significant costs and reduced profitability from overestimation of need resulting in underutilization of our workforce if there is a significant reduction in the level of services we provide or if contract awards are delayed or not received.

Our estimates of future performance and results of operations depend, among other factors, on whether and when we receive new contract awards and enter into contemplated business arrangements, which affect the extent to which we are able to utilize our workforce. The rate at which we utilize our workforce is affected by a variety of factors, including our ability to forecast the need for our services, which is necessary for us to maintain an appropriately sized workforce, our ability to transition employees from completed projects to new projects, our ability to manage attrition and our need to devote resources to non-chargeable activities such as training or business development. Further, given our goals of acquiring multiple different businesses and entering a variety of strategic relationships over the next 12 months and beyond, we face a unique challenge in our ability to accurately anticipate future staffing needs. While our estimates are based upon our good faith judgment, professional knowledge and experience, these estimates may not be accurate and can frequently change based on newly available information and developments. In the case of large-scale projects where timing is often uncertain, it is particularly difficult to predict whether and when we will receive a contract award. The uncertainty of timing of contract awards, business acquisitions and strategic alliances with teaming partners can present difficulties in matching our workforce size to our project needs. If an expected contract award is delayed or not received, we could incur costs resulting from over hiring and/or underutilization of our workforce, redundancy of facilities, materials or equipment, or from efforts to adjust our workforce and/or operations, which could reduce our profitability and cash flows.

We can incur compliance costs or liabilities or suffer negative financial or reputational impacts arising from regulations or problems related to workers and the workplace.

Our operations are inherently hazardous and subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While we have invested, and will continue to invest, resources in our occupational health and safety programs, our industry involves a high degree of operational risk, and there can be no assurance that we will avoid significant liability exposure. Although we have taken precautions designed to mitigate this risk, we may suffer serious accidents, including fatalities. Further, while immigration laws require us to take certain steps to confirm the legal status of our labor force and avoid employing illegal immigrants, we may nonetheless unknowingly employ illegal immigrants in violation of these laws and regulations. As a result of these events, we could be subject to substantial penalties, criminal prosecution or civil litigation, including claims for bodily injury or loss of life, that could result in substantial costs and liabilities. In addition, if our safety record were to substantially deteriorate over time or we were to suffer numerous penalties or criminal prosecution for violation of health and safety regulations, our customers could cancel our contracts and elect to procure future services from other providers. Similarly, reputational harm resulting from these issues could deter prospective employees, contractors and others from working with us. Unsafe work sites also have the potential to increase employee turnover, increase the costs of projects for our clients, and raise our operating costs. Any of the foregoing could have a material adverse impact on our business, financial condition, results of operations and cash flows.

For example, OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work, may apply to our operations. We incur capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state and local laws and regulations, and could incur penalties and fines in the future from violations of health and safety regulations, including, in extreme cases, criminal sanctions. Our customers could cancel existing contracts and not award future business to us if we were in violation of these regulations. Our ability to service our customers could be damaged if we were not able to successfully avoid or resolve such issues arising under OSHA or other health or safety matters, which could lead to a material adverse effect on our results of operations, cash flows and liquidity.

If we experience further increases in healthcare costs it could adversely affect our financial results.

The costs of providing employee medical and other benefits have steadily increased over a number of years due to, among other things, rising healthcare costs and legislative requirements. We are experiencing these increased costs. Because of the complex nature of healthcare laws, as well as periodic healthcare reform legislation adopted by Congress, state legislatures, and municipalities, we cannot predict with certainty the future effect of these laws on our employee healthcare costs. Competitive and market forces have also caused general compensatory and benefits packages to increase over time, as have increases in metrics such as costs of living, with varying degrees among the regions in which we operate. Continued increases in healthcare costs or additional costs created by future health care reform laws or other laws or regulations affecting employee benefits adopted by Congress, state legislatures, or municipalities could adversely affect our results of operations and financial position. Further, health insurance premium increases could adversely affect our operating results.

Risks Related to our Securities

If we are not successful, you may lose your entire investment.

Prospective investors should be aware that if we are not successful in our business, their entire investment in the Company could become worthless. Even if the Company is successful, we can provide no assurances that investors will derive a profit from their investment. We need additional capital to meet our obligations and achieve our business objectives, and we cannot guarantee we will be successful in locating additional required capital as and when needed or that any such amounts will be sufficient for us to establish material revenue growth. If we are not successful, you may lose your entire investment.

There is currently a limited trading market for the Company’s common stock.

Our common stock is quoted on the OTC Pink Market under the symbol “ACRU.” However, there is currently a limited trading market in our common stock, and we cannot give an assurance that a consistent, active trading market will develop. The OTC Pink Market is generally very illiquid. While our plan is to seek the listing of our common stock on a leading national securities exchange, because of the Acquisition, we will need a full fiscal year of operations after the completion of the Acquisition (calendar year 2022) before we can uplist to a national securities exchange. However, if we are able to close a $40 million firm commitment public offering, this limitation will not apply and we may be listed earlier.

If an active market for our common stock develops, there is no assurance that such market will be maintained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.

Furthermore, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•        Variations in our quarterly operating results;

•        Announcements that our revenue or income is below analysts’ expectations;

•        General economic downturns;

•        Sales of large blocks of our common stock;

•        Defaults or other adverse events with respect to our outstanding indebtedness; and

•        Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is a “penny stock”, and thereby be subject to additional sale and trading regulations that may depress the price of our common stock.

Our common stock is a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) it trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national securities exchange which excludes the Pink Market or the OTCQB and OTCQX; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” rules of the SEC. For example, SEC Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Our Board of Directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our Company.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock, with $0.001 par value per share, with such designation rights and preferences as may be determined from time-to-time by the Company’s Board of Directors (the “Board”). Subject to the terms of our outstanding securities, our Board is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company.

Because our principal stockholders own 77.1% of our outstanding common stock, the voting power of other stockholders is limited.

Our principal stockholders beneficially own 77.1% of our outstanding common stock. See “Principal Stockholders.” If such stockholders act together, they may have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

Shares of common stock which are or become eligible for future sale may adversely affect the market price of our common stock.

From time-to-time, certain of our stockholders may be eligible to sell all or some of their common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. Generally, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement, although because we are a former shell, we must be current in filing our Quarterly and Annual Reports. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements as well as the current reporting requirement. Because the Company was a shell company until the Acquisition, Rule 144 has two modifications to the above provisions. Until August 12, 2022, any purchasers of the Company’s securities cannot rely on Rule 144 for resale of such securities. Secondly, after that date, Rule 144 will only be available if the Company has filed all required Form 10-Qs and 10-Ks. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time-to-time, and could impair our ability to raise capital through sales of equity or equity-related securities. In addition, the market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur.

Failure to develop and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable law and regulations.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective disclosure controls and internal control over financial reporting. Our disclosure controls and procedures and internal controls have not been effective. Our management has no public company management experience, which may delay us in meeting our obligations under the Sarbanes-Oxley Act. In order to develop and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we anticipate that we will expend, significant resources, including accounting-related costs and significant management oversight.

Any controls and procedures that we develop may become inadequate because of changes in conditions in our business, and once established, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. As a public company, we are required to provide management reports on the effectiveness of our internal control over financial reporting in our periodic reports. However, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which could result in loss of investor confidence and could have an adverse effect on our stock price.

Changes to tax laws may adversely affect the market for securities including our common stock.

The Biden administration is seeking to increase capital gains and other taxes. While it is difficult to forecast what legislation, if any, will be passed, one possibility is that capital gains tax rates may materially increase for all investors or just for investors with above a certain threshold of income. Potential increases in tax rates may cause a sharp downturn in stock prices in general and on prices smaller companies like us and may make it harder to raise equity. They may also cause a recession which could adversely affect our future operating results.

We have not paid cash dividends in the past and do not expect to pay dividends in the future, so any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. Further, the Notes prohibit us from paying cash dividends or distributions on any of our equity securities while the Notes remain outstanding. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

The federal securities laws require us to comply with SEC reporting requirements relating to our business and securities. Complying with these reporting and other regulatory obligations is time-consuming and will result in increased costs to us which could have a negative effect on our financial condition or business. These increased costs are not reflected in the audited financial statements contained in this because during the periods covered Mikab was a private company not subject to SEC reporting obligations. Because the Acquisition was a reverse merger, we are required to include its financial statements for the two years ended prior to the date of the Acquisition.

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. We are required to file annual, quarterly and current reports with the SEC disclosing certain aspects and developments of our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional executive officers and personnel and provide for additional management oversight. We intend to implement additional procedures and processes for the purpose of addressing the standards and requirements applicable to SEC reporting companies. Sustaining our growth will also require us to commit additional managerial, operational and financial resources to identifying competent professionals to join our Company and to maintain appropriate operational and financial systems to adequately support our intended expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

USE OF PROCEEDS

This Prospectus relates to the Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of the Shares by the Selling Stockholders in this offering. However, we will receive gross proceeds upon the exercise of the Warrants issued to the Selling Stockholders if exercised for cash. See “Plan of Distribution” elsewhere in this Prospectus for more information.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

DETERMINATION OF OFFERING PRICE

Each Selling Stockholder will determine at what price(s) such Selling Stockholder may sell the Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

THE PRIVATE PLACEMENTS

During the fourth quarter of the year ending December 31, 2021, we entered into the following private placement transactions (together, the “Private Placements” and each a “Private Placement”). We raised a total of $2,485,000 from these two private placements.

Rule 506(c) Private Placement

Commencing October 5, 2021 and through December 30, 2021 we entered into Securities Purchase Agreements with 18 accredited investors for an aggregate of $2,485,000 gross proceeds in which we sold the Notes and five-year Warrants to purchase a total of 961,544 shares of common stock of the Company. This offer and sale of the Notes and Warrants is referred to below as the “Rule 506(c) Private Placement.”

Each Note is due two years from the date of issuance. The Notes bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein, and interest is payable in cash or common stock at the option of each investor. The Notes are convertible into shares of common stock at any time following the date of issuance at the holder’s option at a conversion price of $1.9032 per share, subject to certain adjustments. The conversion price will also be subject to adjustment upon any issuance by the Company of common stock or securities convertible or exercisable into common stock at a price per share that is lower than the conversion price (a “Dilutive Price”), subject to certain exempt issuances, whereupon the conversion price will be adjusted to 80% of the Dilutive Price. Furthermore, at any time after December 31, 2022, we may, after written notice to the noteholders, redeem all of the then outstanding principal amount of the Notes for cash in an amount equal to the sum of 110% of the then outstanding principal amount of the Notes, accrued but unpaid interest and all other amounts due in respect of the Notes (if any). The Notes also contain certain negative covenants including the general inability to borrow funds whether to prepay the Notes or otherwise, although in 2023 we may borrow a sufficient sum to cover the prepayment.

The Warrants are exercisable for five-years from the respective dates of issuance at an exercise price of $1.9032 per share, subject to certain adjustments, including adjustment upon any issuance by the Company of common stock or securities convertible or exercisable into common stock at a Dilutive Price in which event the exercise price will be adjusted to 80% of the Dilutive Price, subject to certain exempt issuances. If at any time after the six-month anniversary of the issuance of the Warrants, there is no effective Registration Statement registering, or no current Prospectus available for, the resale of the shares underlying the Warrants, the holders may exercise the Warrants on a net exercise or cashless basis.

Our obligations under the Notes are secured by a first priority lien on all of our assets and those of our wholly-owned subsidiaries pursuant to a Security Agreement, dated October 5, 2021 by and among the Company, our wholly-owned subsidiaries, Mikab and Americrew Holdings, LLC, the noteholders, and Westpark Capital, Inc. (“West Park”), as agent for the secured parties. Our obligations under the Notes are also guaranteed by our subsidiaries. The Company and our wholly-owned subsidiary, entered into a Guaranty Agreement, dated October 5, 2021.

In addition, pursuant to the Securities Purchase Agreement, we entered into Registration Rights Agreements with the purchasers, in which we agreed to file a Registration Statement on Form S-1 with the SEC on or before January 31, 2022, covering the resale of the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants and to have such Registration Statement declared effective within 90 days thereafter.

WestPark served as Placement Agent under the Rule 506(c) Private Placement and received a cash commission in the amount of 9% of the gross proceeds sold. We also agreed to pay West Park a non-refundable cash retainer of $50,000 and the Placement Agent’s legal fees of up to $125,000. Furthermore, West Park received five-year warrants to purchase shares of common stock, equal to approximately 9% of the aggregate number of shares of common stock underlying the Notes sold in the Rule 506(c) Private Placement. The Placement Agent Warrants have an exercise price equal to $110% of the Warrant exercise price, or $2.0935 per share.

The offer and sale of the Notes and Warrants and the Placement Agent Warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

Rule 506(b) Private Placement

From December 16, 2021 through December 31, 2021 we entered into Securities Purchase Agreements with seven accredited investors whereby the Company sold $655,000 in principal of Notes and 344,159 Warrants to purchasers with which it had a pre-existing relationship in what we call the “Rule 506(b) Private Placement.” The Rule 506(b) Private Placement, Notes and Warrants contain substantially identical terms and conditions as the Rule 506(c) Private Placement, Notes and Warrants, respectively.

While West Park did not serve as the Placement Agent in the Rule 506(b) Private Placement, we paid it a fee of 5% of the gross proceeds of the Rule 506(b) Private Placement and issued it Placement Agent Warrants to purchase shares of common stock at an exercise price of $2.0935 per share, which together with the Placement Agent Warrants issued in the 506(c) Offering combine for a total of 110,342 Placement Agent Warrants. The offer and sale of the Notes and Warrants and the Placement Agent Warrants in the Rule 506(b) Private Placement was not registered under the Securities Act and was exempt from registration pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

SELLING STOCKHOLDERS

This Prospectus covers the possible resale of Shares by the Selling Stockholders identified below. The Shares being offered by the Selling Stockholders are issuable upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and Warrants, see the section of this Prospectus entitled “The Private Placements” above. We are registering the Shares to permit the Selling Stockholders to offer and sell the Shares from time-to-time. Except as otherwise noted above in the section entitled The Private Placements, the Selling Stockholders have not had any material relationship with us within the past three years.

The Selling Stockholders, may pursuant to this Prospectus from time to time offer and sell any or all of the Shares to be issued to the Selling Stockholders upon conversion of the Notes and exercise of the Warrants. We do not know how long each Selling Stockholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

Other than being an investor in the Company, none of the Selling Stockholders nor any affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates except for West Park. As used in this Prospectus, the term “Selling Stockholder” includes each Selling Stockholder and any donees, pledgees, transferees or other successors in interest selling Shares received after the date of this Prospectus from that Selling Stockholder as a gift, pledge or other non-sale related transfer.

The table below lists information regarding the ownership of the Shares by the Selling Stockholders. The first column lists the Shares beneficially owned by such Selling Stockholder prior to this offering. Each Selling Stockholder may sell all, some or none of the Shares it beneficially owns in this offering. See “Plan of Distribution.”

The second column lists the Shares being offered by this Prospectus by each Selling Stockholder. The third column lists any Shares beneficially owned by each Selling Stockholder after the sale of all Shares listed in the second column.

The fourth column lists the percent of the class beneficially owned by each Selling Stockholder after the offering. The fourth column assumes the sale of all the Shares offered by each Selling Stockholder pursuant to this Prospectus and is based on 15,764,424 shares of common stock outstanding on January 26, 2022.

In accordance with the terms of a Registration Rights Agreement with the Selling Stockholders, this Prospectus covers the resale of up to 2,930,672 Shares issuable to the Selling Stockholders.

Name of Selling Stockholder	Shares Beneficially Owned Before This Offering(1)	Number of Shares being Registered to be Sold in the Offering		Number of Shares Beneficially Owned After This Offering(1)	Percentage of Outstanding Shares Beneficially Owned After Offering(1)
Alexander Makkas and Mary Ellen Crowley(2)	56,748	56,748	(3)	—	—
Jon Troxel(4)	34,049	34,049	(5)	—	—
William J. Garner(6)	56,748	56,748	(7)	—	—
Bradley S. Callahan(8)	283,734	283,734	(9)	—	—
BT Capital Management, LLC(10)	170,241	170,241	(11)	—	—
Robert Finch(12)	28,374	28,374	(13)	—	—
Tysadco Partners LLC(14)	113,493	113,493	(15)	—	—
Peter Whittle and Valerie Whittle(16)	141,867	141,867	(17)	—	—
Gerald Woolam(18)	113,493	113,493	(19)	—	—
Michael Kaufman(20)	56,748	56,748	(21)	—	—
Mark Ziegenfuss and Virginia Ziegenfuss(22)	113,493	113,493	(23)	—	—
Lincoln Park Capital Fund LLC(24)	283,734	283,734	(25)	—	—
Steven Hubbard(26)	28,374	28,374	(27)	—	—
George Kralik(28)	113,493	113,493	(29)	—	—
Andrew Smukler(30)	113,493	113,493	(31)	—	—
Kenneth Klimitchek(32)	56,748	56,748	(33)	—	—
Bodhan Rudawski(34)	56,748	56,748	(35)	—	—
Michael Thieleking(36)	56,748	56,748	(37)	—	—
Leonite Fund I, LP(38)	567,467	567,467	(39)	—	—
Viktor Uygani(40)	56,748	56,748	(41)	—	—
Joe Bogaski and Kim Bogaski(42)	56,748	56,748	(43)	—	—
Janell Ginsburg and Greg Ginsburg(44)	56,748	56,748	(45)	—	—
Nina Desai(46)	56,748	56,748	(47)	—	—
Daniel Joyce(48)	34,049	34,049	(49)	—	—
Rakesh Shah(50)	56,748	56,748	(51)	—	—
WestPark Capital, Inc.(52)	77,224	77,224	(53)	—	—
Craig Kaufman(54)	33,118	33,118	(53)

____________

*        Less than 1%

(1)      Beneficial ownership is determined in accordance with Section 13(d) under the Exchange Act and Rule 13d-3 thereunder. It includes all shares which each Selling Stockholder currently has the power to vote and/or sell as of the date of this Prospectus and within 60 days afterwards. However, because each Selling Stockholder may accept interest on the Note in common stock for the three months ending March 31, 2022 and quarterly periods thereafter until the maturity date of each Note, this table assumes all Note holders will be paid in common stock and gives effect to all such payments. The Notes and Warrants held by each Selling Stockholder are subject to beneficial ownership limitations such that the Notes and Warrants (including Placement Agent Warrants) may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 4.99%, but may be increased to 9.99% upon written notice to the Company.

(2)      The principal address of the Selling Stockholder is 11 Jackson Road, Sherborn, MA 01770.

(3)      Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(4)      The principal address of the Selling Stockholder is 8864 Flint Way, Park City, UT 84098.

(5)      Includes 15,763 Shares issuable upon exercise of the Warrants and up to 18,286 Shares issuable upon conversion of the Notes.

(6)      The principal address of the Selling Stockholder is 100 Calle del Muelle, 21007, San Juan, PR 00901.

(7)      Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(8)      The principal address of the Selling Stockholder is 702 White Swan Drive, Arnold, MD 21012.

(9)      Includes 131,358 Shares issuable upon exercise of the Warrants and up to 152,376 Shares issuable upon conversion of the Notes.

(10)    The principal address is 20 N. Meridian Street, Suite 800, Indianapolis, IN 46204. Timothy J. Tichenor is the Managing Director of BT Capital Management, LLC and has the power to sell the Shares.

(11)    Includes 78,815 Shares issuable upon exercise of the Warrants and up to 91,426 Shares issuable upon conversion of the Notes.

(12)    The principal address of the Selling Stockholder is 820 Great Cumberland Road, McLean, VA 22012

(13)    Includes 13,136 Shares issuable upon exercise of the Warrants and up to 15,238 Shares issuable upon conversion of the Notes.

(14)    The principal address is 210 West 77th St. #7W, New York, NY 10024. Jeff Hart is the Managing Member of Tysadco Partners LLC and has the power to sell the Shares.

(15)    Includes 52,543 Shares issuable upon exercise of the Warrants and up to 60,950 Shares issuable upon conversion of the Notes.

(16)    The principal address of the Selling Stockholder is 365 Carmen Street, Louisville, CO 80027.

(17)    Includes 76,188 Shares issuable upon exercise of the Warrants and up to 66,788 Shares issuable upon conversion of the Notes.

(18)    The principal address of the Selling Stockholder is 4007 69th Street, Lubbock, TX 79413

(19)    Includes 52,543 Shares issuable upon exercise of the Warrants and up to 60,950 Shares issuable upon conversion of the Notes.

(20)    The principal address of the Selling Stockholder is 16051 Collins Avenue, Apt 3704, Sunny Isles Beach, FL 33160.

(21)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(22)    The principal address of the Selling Stockholder is 45 County Road, Ringoes, NJ 08551.

(23)    Includes 78,815 Shares issuable upon exercise of the Warrants and up to 91,426 Shares issuable upon conversion of the Notes.

(24)    The principal address is 440 N. Wells Street, Suite 410, Chicago, IL 60654. Joshua Scheinfeld is the Managing Member of Lincoln Park Capital Fund LLC and has the power to sell the Shares.

(25)    Includes 131,358 Shares issuable upon exercise of the Warrants and up to 152,376 Shares issuable upon conversion of the Notes.

(26)    The principal address of the Selling Stockholder is 815 Croman Point, Auburn, CA 95603.

(27)    Includes 13,136 Shares issuable upon exercise of the Warrants and up to 15,238 Shares issuable upon conversion of the Notes.

(28)    The principal address of the Selling Stockholder is 239 E. 79th Street, 1A, New York, NY 10075.

(29)    Includes 52,543 Shares issuable upon exercise of the Warrants and up to 60,950 Shares issuable upon conversion of the Notes.

(30)    The principal address of the Selling Stockholder is 404 Via Placita, Palm Beach Garden, FL 33418.

(31)    Includes 52,543 Shares issuable upon exercise of the Warrants and up to 60,950 Shares issuable upon conversion of the Notes.

(32)    The principal address of the Selling Stockholder is 6959 N US HWY 183, Cuero, TX 77954.

(33)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(34)    The principal address of the Selling Stockholder is 161 S US 12, Fox Lake, IL 60020.

(35)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(36)    The principal address of the Selling Stockholder is 17 Fair Oaks, 92677 Laguna Niguel.

(37)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(38)    The principal address is 1 Hillcrest Center Drive, Spring Valley, NY 10977. Avi Geller is the Manager of Leonite Advisors LLC, its General Partner of Leonite Fund I, LP and has the power to sell the Shares.

(39)    Includes 262,715 Shares issuable upon exercise of the Warrants and up to 304,751 Shares issuable upon conversion of the Notes.

(40)    The principal address of the Selling Stockholder is 22502 Formentor, Mission Viejo, CA 92692.

(41)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(42)    The principal address of the Selling Stockholder is 540 Verbena Court, Encinitas, CA 92024.

(43)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(44)    The principal address of the Selling Stockholder is 19386 Rim Lake Court, Bend, OR 97702.

(45)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(46)    The principal address of the Selling Stockholder is 402 Olmstead Park Drive, Sugar Land, TX 77479.

(47)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(48)    The principal address of the Selling Stockholder is 69 71st Street, Guttenberg, NJ 07093.

(49)    Includes 15,763 Shares issuable upon exercise of the Warrants and up to 18,286 Shares issuable upon conversion of the Notes.

(50)    The principal address of the Selling Stockholder is 11 Round Hill Road SE, Huntsville, AL 35801.

(51)    Includes 26,272 Shares issuable upon exercise of the Warrants and up to 30,476 Shares issuable upon conversion of the Notes.

(52)    The principal address for the Selling Stockholder is 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067. Wendy Kretschmer has the power to sell the Shares.

(53)    Includes common stock underlying Placement Agent Warrants to purchase an aggregate of 110,342 Shares at a purchase price of $2.0935 issued as compensation for services provided by West Park in connection with the Private Placements. West Park is a registered broker-dealer that served as the placement agent in the Private Placements.

(54)    Mr. Kaufman is an employee of WestPark and received a portion of the Placement Agent Warrants. Address is 235 East 95th Street, Apt. 23D New York, NY 10128.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the Shares and any of such party’s pledgees, assignees and successors-in-interest may from time to time sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this Prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the Shares have all been sold or (ii) December 31, 2023. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in all states but New York, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the accompanying notes, as well as the sections of this Prospectus titled “Business” and “Risk Factors.” The following overview provides a summary of our business and industry as more specifically described, including with respect to the risks and uncertainties inherent in our business, in the above-referenced sections of this Prospectus.

Overview

Prior to the Acquisition in August 2021, the Company was a shell company with no operations. Following the Acquisition, we provide specialty contracting services to market participants in the telecommunications and clean energy industries and infrastructure build throughout the United States. A proportion of our workforce is staffed through a unique in-house program through which we hire and train military veterans to provide construction and maintenance services to our customers, and we also hire employees with skill and experience in our fields and use third party independent contractors for our operations.

Our business, which is conducted primarily through Mikab, consists of the following:

•        fiber construction and 5G wireless construction, which are collectively grouped into the broader category of telecommunications infrastructure and consist of construction and maintenance and related services with respect to fiber optic cables;

•        wireless cell towers and 5G small and macro cells;

•        site planning and installation and related services for clean energy systems, with an initial focus on EV charging stations; and

•        workforce development with respect to the unique in-house training program to support the services we provide.

Since the Acquisition, we have continued our telecommunications service business, commenced training of veterans and negotiated with third parties about EV opportunities. For an overview of each such industry and current trends within them, as well as our current and planned role as a market participant in each space, see “Business — Clean Energy.”

Customer Relationships

Our customer relationships and the revenue we generate therefrom are highly centralized in a small number of telecommunications providers, with an estimated 68% of our revenue derived from two customers in the fiscal year ended December 31, 2021, and 84% of our revenue derived from three customers during the fiscal year ended December 31, 2020.

We perform a majority of our services under master service agreements and other contracts that contain customer-specified service requirements. These agreements include discrete pricing for individual tasks. In many cases, a customer may terminate or prevent the renewal an agreement for convenience or within a relatively short period of time. Historically, multi-year master service agreements have been awarded primarily through a competitive bidding process; however, occasionally we are able to negotiate extensions to these agreements. We provide the remainder of our services pursuant to contracts for specific projects. These contracts may be long-term (with terms greater than one year) or short-term (with terms less than one year).

Effect of Seasonality and Cyclical Nature of Business

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, project schedules, public health matters, holidays and/or timing, in particular, for large non-recurring projects. Typically, our revenue is lowest at the beginning of the year and during the winter months because cold, snowy or wet conditions cause project delays. Revenue is generally higher during the summer and fall months due to increased demand for our services when favorable weather conditions exist in many of the regions in which we operate, but continued cold and wet weather can often affect second quarter productivity. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive effect on our revenue. However, the holiday season and inclement weather can cause delays, which can reduce revenue and increase costs on affected projects. Any quarter may be positively or negatively affected by adverse or unusual weather patterns, including warm winter weather, excessive rainfall, flooding or natural catastrophes such as hurricanes or other severe weather, making it difficult to predict quarterly revenue and margin variations.

Additionally, our industry can be highly cyclical. Fluctuations in end-user demand within the industries we serve, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. For example, the 5G roll out by major wireless providers has been delayed in 2021 and early 2022 as airline companies and regulators expressed safety and logistical concerns with respect to the airline industry and interference which may result from 5G infrastructure located near airports.

Variations in project schedules or unanticipated changes in project schedules, in particular, in connection with large construction and installation projects, can create fluctuations in revenue, which may adversely affect us in a given quarter, even if not for the full year. In addition, revenue from master service and other service agreements, while generally predictable, can be subject to volatility. The financial condition of our customers and their access to capital; variations in project margins; regional, national and global economic, political and market conditions; regulatory or environmental influences; and acquisitions, dispositions or strategic investments/other arrangements can also materially affect quarterly results in a given period. Accordingly, our operating results in any particular period may not be indicative of the results that can be expected for any other period. The effects of the COVID-19 pandemic could also result in greater seasonal and cyclical volatility than would otherwise exist under normal conditions. Below is a summary of some of the factors and characteristics of our business and industry which may cause results of prior and future periods to materially differ.

Understanding Our Results of Operations

Revenue.    We provide construction, installation, maintenance and upgrade services to our customers. We derive revenue from projects performed under master and other service agreements as well as from contracts for specific projects requiring the construction and installation of an entire infrastructure system or specified units within an infrastructure system. See “Business” on page 44 of this Prospectus for discussion of our business and revenue-generating activities.

Costs of Revenue, Excluding Depreciation and Amortization.    Costs of revenue, excluding depreciation and amortization, consists principally of salaries, employee incentives and benefits, subcontracted services, equipment rentals and repairs, fuel and other equipment expenses, material costs, parts and supplies, insurance and facilities expenses. Project profit or loss is calculated by subtracting a project’s costs of revenue, including project-related depreciation, from project revenue. Project profitability and corresponding project margins will generally be reduced if actual costs to complete a project exceed our project cost estimates. Estimated losses on contracts, or the excess of estimated costs to complete a contract over the contract’s remaining revenue, are recognized in the period in which such losses are determined. Factors impacting our costs of revenue, excluding depreciation and amortization, include:

Project Mix.    The mix of revenue derived from the projects we perform impacts overall project margins, as margin opportunities can vary by project. For example, installation work, which is often performed on a fixed price basis, has a higher level of margin risk than maintenance or upgrade work, which is often performed under pre-established or time and materials pricing arrangements. As a result, changes in project mix between installation work and maintenance or upgrade services can affect our project margins in a given period. Our project mix by industry can also affect our overall margins, as project margins can vary by industry and over time.

Seasonality, Weather and Geographic Mix.    Seasonal patterns, which can be affected by weather conditions, can have a significant effect on project margins. Adverse or favorable weather conditions can affect project margins in a given period. For example, extended periods of rain or snowfall can negatively affect revenue and project margins due to reduced productivity from projects being delayed or temporarily halted. Conversely, when weather remains dry and temperatures are accommodating, more work can be done, sometimes with less cost, which can favorably affect project margins. In addition, the mix of business conducted in different geographic areas can affect project margins due to the particular characteristics of the physical locations where work is being performed, such as mountainous or rocky terrain versus open terrain. Site conditions, including unforeseen underground conditions, can also affect project margins.

Price and Performance Risk.    Overall project margins may fluctuate due to project pricing, changes in the cost of labor and materials, job productivity and work volume. Job productivity can be affected by quality of the work crew and equipment, the quality of engineering specifications and designs, availability of skilled labor, environmental or regulatory factors, customer decisions or delays and crew productivity. Crew productivity can be influenced by weather conditions and job terrain, such as whether project work is in a right of way that is open or one that has physical obstructions or legal encumbrances.

Subcontracted Resources.    Our use of subcontracted resources in a given period is dependent upon activity levels and the amount and location of existing in-house resources and capacity. Project margins on subcontracted work can vary from those on self-performed work. As a result, changes in the mix of subcontracted resources versus self-perform work can affect our overall project margins.

Material and Labor Costs.    In some cases, our customers are responsible for supplying materials on projects; however, under certain contracts, we may agree to provide all or part of the required materials. Project margins are typically lower on projects where we furnish a significant amount of materials due to the fact that margins on materials are generally lower than margins on labor costs. Therefore, increases in the percentage of work with significant materials requirements could decrease our overall project margins.

General and Administrative Expense.    General and administrative expenses consist principally of compensation and benefit expenses, travel expenses and related costs for our finance, benefits, insurance and risk management, legal, financial and other professional fees, facilities upkeep, information technology services and executive functions. General and administrative expenses also include non-cash stock-based compensation expense, outside professional and accounting fees, expenses associated with information technology used in administration of the business, acquisition costs, including those related to acquisition integration, and, from time to time, certain restructuring charges.

Interest Income or Expense.    Interest expense consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other interest expense, including interest expense related to financing arrangements and mandatorily redeemable non-controlling interests. Interest expense is offset, in part, or becomes interest income, by interest earned on cash and other investments.

Other Income or Expense.    Other income or expense consists primarily of gains or losses from sales, disposals of, or changes in estimated recoveries from assets and investments, certain legal/other settlements, gains or losses from changes to estimated earn-out accruals and certain purchase accounting adjustments.

Results of Operations

Results of Operations for the Fiscal Year ended December 31, 2020 Compared to the Fiscal Year Ended December 31, 2019

Revenue for the fiscal year ended December 31, 2020 decreased to $4,713,541 from revenue of $5,487,489 in the fiscal year ended December 31, 2019. The decrease was primarily attributable to a reduction in work orders under our contracts with major customers compared to the prior period. Management believes that a portion of this reduction was caused by economic uncertainty and hardship created by the COVID-19 pandemic in 2020, as well as supply shortages which hindered our ability to perform our obligations and generate revenue under certain contracts beginning 2020 and continuing to date. This problem has been somewhat alleviated since 2020.

Net income in the fiscal year ended December 31, 2020 increased to $418,917 when compared to $342,863 the prior fiscal year. The increase was primarily due to the forgiveness of a Paycheck Protection Program (“PPP”) loan of $351,370 received by the Company in 2020. On January 11, 2022, the Board of Directors of the Company ratified and approved Mikab legacy stockholders (those stockholders prior to the date of Acquisition by the Company) receiving the payment of the full $351,370 in PPP Loan proceeds.

Our operating expenses remained relatively stable between the fiscal years ended December 31, 2020 and 2019.

Cost of sales for fiscal year ended December 31, 2020 was $3,277,920, a decrease from $3,808,538 in the fiscal year ended December 31, 2019. This decrease correlated to the reduction in revenue during the relevant periods.

Revenue from our customers is obtained from purchase orders submitted from time to time. Accordingly, the Company’s ability to predict orders in future periods or trends affecting orders in future periods is limited. The Company’s ability to predict revenue has become further limited by potential disruption to its supply chains or changes in customer ordering patterns due to COVID-19. The Company’s ability to recognize revenue in the future for its backlog of customer orders will depend on the Company’s ability to acquire, assemble and deliver products to the customers and fulfill its other contractual obligations. Additionally, significant uncertainty exists surrounding our future revenue prospects given our dependence on a limited number of customers for the vast majority of our revenue.

Results of Operations for the Fiscal Quarter Ended September 30, 2021 Compared to the Fiscal Quarter Ended September 30, 2020

During the fiscal quarter ended September 30, 2021, our revenue was $892,948, almost all construction income, compared to $1,227,019 for the fiscal quarter ended September 30, 2020. The difference was due to a reduction in work orders under our contracts with major customers compared to the prior period.

Our cost of sales was $825,502 and general and administrative expenses were $969,936 in the quarter ended September 30, 2021, compared to cost of goods sold of $722,940 and operating expenses of $267,231 in the quarter ended September 30, 2020. Our gross profit margin for the 2021 third quarter was 7.6% compared to 41% for the 2020 third quarter. The decrease in our gross profit margin sold was due to reduced customer orders and the increase in general and administrative expenses was due to professional and public company expenses.

During the fiscal quarter ended September 30, 2021, our net loss was $910,757 compared to net income of $230,351 for the fiscal quarter ended September 30, 2020. The difference was due to reduction in customer orders and increases in costs of goods sold and operating expenses.

Results of Operations for the Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

During the nine months ended September 30, 2021, our revenue was $3,742,883, almost all of which was construction income, compared to $4,108,000 for the nine months ended September 30, 2020. The difference was due to a reduction in customer orders.

Our cost of sales was $2,715,972 for the nine months ended September 30, 20021 compared to $2,772,559 for the nine months ended on September 30, 2020. Our gross profit margin fell to 27.4% from 32.4% for the same period in 2020. The reason for this drop was the lower revenue with similar costs of revenue providing employees.

Our general and administrative expenses were $1,829,051 in the nine months ended September 30, 2021, compared to $919,581 in the nine months ended September 30, 2020. The principal reasons were public company costs including legal and accounting and increased salaries.

During the nine months ended September 30, 2021, we had a net loss of $(507,396) compared to a net income of $746,740 for the nine months ended September 30, 2020. The difference was due to reduction in customer orders and increased operating expenses.

Liquidity and Capital Resources

Cash Flows from Operating Activities

Net cash provided by operating activities for the fiscal year ended December 31, 2020 totaled $644,413. Cash provided by operations included net operating income of $67,547 and a $351,370 expense reimbursement relating to the forgiveness of our PPP loan, partially offset when compared to the prior period by a decrease in net accounts receivable by $128,268. In the fiscal year ended December 31, 2019, our net cash provided by operating activities was $253,267, including $342,863 from net operating income.

Net cash provided by operating activities for the fiscal quarter ended September 30, 2021 totaled $119,855, down from $1,318,296 for the fiscal quarter ended September 30, 2020.

Cash Flows from Investing Activities

Our net cash used in investing activities in the fiscal year ended December 31, 2020 was $28,256 when compared to $43,262 in the fiscal year ended December 31, 2019, in each case in connection with the acquisition of fixed assets.

Cash Flows from Financing Activities

For the fiscal year ended December 31, 2020, the net cash used in financing activities by the Company was $312,519 in connection with distributions to stockholders, repayment of related party loans and premiums paid for certain stockholders’ life insurance. For the fiscal year ended December 31, 2019, net cash provided by financing activities was $70,222 consisting of loan proceeds received from related parties partially offset by distributions to stockholders and payment of certain stockholders’ life insurance.

Liquidity and Capital Resources

The Company has $710,687 in cash on hand as of January 26, 2022 following the private placement offering of Notes and Warrants. We owe $256,000 to our Former Principal Stockholder which was due December 30, 2021; we also owe $351,649 of bridge notes due on March 31, 2022, and the balance of $300,000 due on December 31, 2022. We will need to raise additional capital to fund our operations for the next 12 months and to repay our short-term debt and the Notes. The $2,485,000 of Notes mature between October-December 30, 2023. In addition, we owe $464,078 to the estate of a family member of our Chief Operating Officer which is due January 1, 2025, and $256,000 to our Former Principal Stockholder.

Our liquidity is primarily derived from financing transactions and revenue from accounts receivable from our contracts with customers, although management anticipates a larger proportion of our capital resources to be derived from financing transactions in future periods, particularly as we seek growth capital to fund our acquisition efforts in the next 12 months.

We are reliant upon completing one or more securities offerings in the future to continue our operations as planned and to meet our financial obligations. Because we were only able to raise $2,465,000 of the up to $15,000,000 sought in our recent private placement offerings which closed as of December 31, 2021 we will require additional capital to meet our financial obligation and working capital requirements for the next 12 months. Further, management had previously estimated needing at least $7,000,000 from the recent financing to meet our growth objectives, and we will therefore require additional capital in order to execute our business plan. A summary of the recent financing is provided below.

Other than paying our debt obligations as they come due, the Company intends to utilize any available cash primarily for its continued operations and organic growth. However, in order to execute our business plan, which involves making strategic acquisitions of businesses in the telecommunications and clean energy industries and expanding our resources for our Veteran Workforce Program, we will need to raise at least an additional $12,000,000. We anticipate raising the additional funds to meet our financial obligations, working capital and growth capital requirements which will require us to issue equity or debt securities which will be dilutive to our current stockholders and/or could impose restrictions on our future operating and financing activities. See “Risk Factors” beginning on page 5 for more information on the risks we face with respect to our operational and financing activities, outstanding securities, and need for additional capital to continue and grow our operations and meet our financial obligations as and when they come due. Our Notes preclude us from issuing new indebtedness. We cannot prepay the Notes until December 31, 2022.

Related Party Bridge Loans and Accompanying Notes and Warrants

During the period from May 27, through August 11, 2021, certain insiders (the “Related Party Lenders”) made a total of $651,649 of bridge loans to the Company. These loans are evidenced by promissory notes which bear interest at 12% per annum and were originally due upon the earlier of the closing of the Acquisition or September 1, 2021. The Company also issued Warrants in connection with the bridge loans. The Related Party Lenders agreed to defer payment until the closing of the first financing following the closing of the Acquisition, and subsequently agreed to modify the bridge notes, the effect of which was to extend the indebtedness’ due date into 2022. The Related Party Lenders were issued Warrants as additional consideration for extending the due dates of the bridge notes.

Pursuant to the modified bridge notes, the Company is required to make monthly $50,000 payments for the bridge notes held by the first four Related Party Lenders in the table below. The balance of the modified bridge notes, plus all accrued and unpaid interest, will be due in full on the due dates set forth below.

The Warrants are exercisable for a period of five years at a price of $1.9032 per share, subject to adjustment. The identity of the Related Party Lenders, the amounts under the modified bridge notes, the due date and the warrants are listed in the table below:

Individual/Entity	Amount of Note	Due Dates	Number of Warrants
David Unger(1)	$107,083	March 31, 2022	42,902
Earl Scott(2)	$160,600	March 31, 2022	64,282
Brian Weis(3)	$31,425	March 31, 2022	12,519
Lender	$52,541	March 31, 2022	20,959
New Jersey Tower, Inc.(4)	$150,000	December 31, 2022	90,000
RR Power Leasing, LLC(5)	$150,000	December 31, 2022	90,000

____________

(1)      Mr. Unger shares beneficial ownership of a 5% stockholder of the Company with Mr. Ross DiMaggio, the Company’s Chief Financial Officer and a director. Mr. DiMaggio disclaims beneficial ownership of the bridge note and Warrants and underlying common stock.

(2)      Chief People Officer and a director.

(3)      Chief Operating Officer and a director.

(4)      Brian Weis owns 20% of this entity.

(5)      Brian Weis is the managing member of this entity and owns a 2% interest. A trust of which Mr. Weis is one of two trustees owns 47% of this entity.

Acquisition Strategy

As part of our growth strategy, we may acquire companies that expand, complement, or diversify our business. We regularly review opportunities and periodically engage in discussions regarding possible acquisitions. Our ability to sustain our growth and maintain our competitive position may be affected by our ability to identify, acquire, and successfully integrate companies. Additionally, our inability to raise sufficient proceeds from our private placement offerings in late 2021 has hindered our ability to pursue acquisitions as planned, and will likely delay our acquisition efforts in 2022 and beyond, particularly given our financial obligations under the related party bridge notes and Notes which extend into late 2023.

Impact of COVID-19

The COVID-19 pandemic has had a profound effect on the U.S. and global economy and may continue to affect the economy and the industries in which we operate, depending on the vaccine rollouts and the emergence of virus mutations.

The COVID-19 pandemic had a negative impact on our operations in 2021, demonstrated by reduced revenue during all reported periods, and is expected to continue to affect our future business activities for an unknown period of time. These impacts include lost productivity from contract delays, reduced workforce productivity due to social distancing, other mitigation measures or other factors, the health and availability of project workers or other key personnel, including subcontractors or supply chain disruptions, and/or delayed project start dates or project shutdowns or cancellations that may be mandated or requested by governmental authorities, customers or other stakeholders, all of which could result in lower revenue or higher operating costs and/or create lower levels of overhead cost absorption. We continue to actively monitor the effects of the COVID-19 pandemic on our operations and may take further actions, as necessary, that we determine to be in the best interests of our employees, customers, business partners and stakeholders, or as required by federal, state, or local authorities. Additionally, disruptions in economic activity as a result of the COVID-19 pandemic have had, and may continue to have, adverse effects across our end markets, particularly in the telecommunications sector. To the extent that future business activities are adversely affected by the pandemic, we intend to take appropriate actions designed to mitigate these impacts. Given the uncertainty regarding the magnitude and duration of the pandemic’s effects, we are unable to predict with specificity or quantify any potential future impact on our business, financial condition and/or results of operations.

While it is not possible at this time to estimate with sufficient certainty the continued impact that COVID-19 could have on the Company’s business, future outbreaks and the measures taken by federal, state, local and foreign governments could disrupt the operation of the Company’s business. The COVID-19 outbreak and mitigation measures have also had and may continue to have an adverse impact on global and domestic economic conditions, including reducing the demand for our services or reducing the supply and increasing the cost of labor, which could have an adverse effect on the Company’s business and financial condition, including on its potential to conduct financings on terms acceptable to the Company, if at all. In addition, new variants such as the recent “Delta” and “Omicron” variants in the second half of 2021 could result in further disruptions. The extent to which the COVID-19 outbreak impacts the Company’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

Critical Accounting Policies and Estimates and Recent Accounting Pronouncements

Please see the notes to our financial statements included in this Prospectus for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers (“ASC 606”) as of January 1, 2019 using the modified retrospective method. This method allows the Corporation to apply ASC 606 to new contracts entered into after January 1, 2019, and to its existing contracts for which revenue earned through December 31, 2018 has been recognized under the guidance in effect prior to the effective date of ASC 606. The revenue recognition processes the Corporation applied prior to the adoption of ASC 606 align with the recognition and measurement guidance of the new standard, therefore adoption of ASC 606 did not require a cumulative adjustment to opening equity in 2019.

Under ASC 606, a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied, and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Corporation expects to be entitled to receive in exchange for goods or services. Under the standard, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Corporation determines are within the scope of ASC 606, the Corporation performs the following five steps: (i) identifies the contracts with a customer; (ii) identifies the performance obligations within the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when, or as, the Corporation satisfies each performance obligation.

Customers are billed as work is completed and accepted. Extended contracts are billed in segments as completed. The amount of unbilled work in process at the end of a period is immaterial to the financial statements taken as a whole. If a contract has been completed and accepted but not billed at the end of the year, the contract price is accrued as sales in the year completed. Year end sales accruals were $83,545 at December 31, 2020 and $128,438 at December 31, 2019.

BUSINESS

Corporate History

Prior to the closing of the Mikab Acquisition, the Company was a shell company with nominal assets and liabilities. As a result of the Acquisition, the Company operates as a telecommunications and energy infrastructure service provider with a focus on training and employing military veterans to assist customers with their construction and maintenance needs.

The Company is a Delaware corporation organized on October 26, 2021. Effective December 13, 2021, our predecessor, Americrew Inc., a New Jersey corporation was merged into us and the Delaware corporation was the survivor. Mikab was incorporated in the State of New Jersey in 1971. The Company and Mikab share offices located at 21 Omaha Street, Dumont, NJ 07628. Mikab also has a warehouse located at 29 Aladdin Ave Dumont, NJ 07628. The Company also has a smaller office located in Fairfax, VA where its Chief Executive Officer is based. The Company now has 40 employees, including executive officers.

Our Business

The Company provides specialty contracting services to market participants in the telecommunications and clean energy industries and infrastructure build throughout the United States. A proportion of our workforce is staffed through a unique in-house program through which we hire and train military veterans to provide construction and maintenance services to our customers. We also hire employees with skill and experience in our fields and use third party independent contractors for our operations.

Our business consists of the following: fiber construction and 5G wireless construction, which are collectively grouped into the broader category of telecommunications infrastructure and consist of construction and maintenance and related services with respect to fiber optic cables, wireless cell towers and 5G small and macro cells, site planning and installation and related services for clean energy systems, with an initial focus on EV charging stations, and workforce development with respect to our unique in-house training program to support the services we provide.

The Opportunity

Advances in technology and rapid innovation in service offerings to data consumers continue to increase demand for faster and more reliable wireless and wireline/fiber communications network services. The amount of network data traffic is experiencing significant and accelerating levels of growth from increased usage and sophistication of mobile devices, advancements in the “Internet of Things (IoT)” technology and an increase in the use of mobile and remote technologies in response to the COVID-19 pandemic, which has accelerated trends that were already underway prior to the pandemic. Increased data usage is expected to significantly increase data traffic, resulting in the need for new and upgraded networks.

Telecommunications companies are expected to play a large role in shaping the future as next generation 5G wireless technology gains traction among both businesses and consumers. The next generation of wireless and fixed wireless network capacity uses 5G technology which is expected to provide a platform for the IoT, which can in turn be applied to a variety of functions and business and governmental applications such as mechanical automation, healthcare, education, and public safety.

In response to these growing opportunities, telecommunications service providers are expanding and improving upon current wireless and wireline/fiber communications network capacity, while also engaging in build-outs of 5G infrastructure. Additionally, changes in telecommunications service providers, such as T-Mobile’s acquisition of Sprint, are further accelerating the build-out of 5G infrastructure. We believe that nationwide 5G tower deployments, along with the deployment of small/micro cells and fiber network expansion by major carriers in support of 5G will lead to significant demand for 5G telecommunications infrastructure in the years to come.

The public sector has also responded to 5G and the growing demand and utility of telecommunications technology by directing funds towards continued infrastructure growth. In November 2021 President Biden signed the Infrastructure Investment and Jobs Act, which provides for the deployment of approximately $65 billion in federal funding for broadband expansion and improvement projects, became law. This new federal spending package is expected to increase the demand for services within our industry.

In January 2020, the Federal Communications Commission (the “FCC”) announced its Rural Digital Opportunity Fund (“RDOF”). RDOF will make over $20 billion in funding available over the next 10 years to build and connect gigabit broadband speeds in unserved rural areas, thereby connecting millions more American homes and businesses to digital opportunity. In August 2020, the United States Court of Appeals for the Ninth Circuit upheld the FCC’s initiatives to speed deployment of 5G technology in the United States through the Facilitate America’s Superiority in 5G Technology, or “FAST” Plan. The FAST Plan is designed to make more spectrum available to the market and encourage implementation of and investment in 5G technology across the United States by modernizing regulations and updating infrastructure policy. Additionally, in October 2020, the FCC established the 5G Fund for Rural America, which will provide up to $9 billion in funding over the next 10 years to bring 5G wireless broadband connectivity to rural America. Additionally

We intend to participate in and generate revenue from the expected multi-year broad opportunities in the telecommunications market as described above. This is expected to entail servicing our existing and new customers in the private sector as well as serving the federal, state and local governments as a prime and subcontractor. However, there are numerous risks and uncertainties with respect to the industry and these recent developments, including those described under “Risk Factors” beginning on page 5.

Telecommunications

We supply telecommunications providers with a number of specialty services, including underground cable installation, fiber and wireless construction including cables, small cell, macro cell, and tower construction. We also provide maintenance, inspection, and enhancement services for telecommunications providers’ above and below ground infrastructure. We also assist with planning, and building monopoles, lines, antenna, foundations and microwave technology infrastructure.

As wireless telecommunications technologies continue to shift to 5G, a nationwide trend towards installing equipment and sites in an increasing number of locations across the country is underway. Additionally, a general trend towards faster, more reliable and more widely accessible telecommunications services, including from both wireless and fiber technologies, is also in progress. By cooperating with partners in the industry, we assist customers in expanding and improving their networks, making fast wireless services available to a greater proportion of the population. This includes aiding private customers seeking to expand their network scope and quality and facilitating government-subsidized growth aimed at enabling a greater number of Americans to have access to high-speed internet and phone services, as more fully described below.

Clean Energy

Our operations in the clean energy sector are currently in their infancy but are expected to entail working with strategic partners to establish and expand charging sites for electric vehicles (EV). We also intend to assist with the planning and installation of solar panels and related systems to generate solar-powered clean energy. In addition, we intend to provide maintenance services for new and existing EV charge sites and solar energy systems. We do not expect our clean energy operations to constitute a significant portion of our overall revenue in 2021, and any revenue we do generate from our clean energy operations in our first year is expected to be primarily attributable to EV charge site installations.

Business Strategy

Our strategy is to work with strategic partners to benefit from increased demand for network bandwidth in the United States from both private and public market participants and stakeholders. Developments in consumer and business applications within the telecommunications industry increase demand for greater wireline and wireless network capacity and reliability. Telecommunications network operators are increasingly deploying fiber optic cable and wireless technology deeper into their networks and closer to consumers and businesses in order to respond to consumer demand, competitive realities, and public policy movements.

For example, the federal government continues to invest in telecommunications infrastructure. The FCC has taken steps to expedite and expand the availability of communications technologies across the country, citing in part the digital divide made apparent by the COVID-19 pandemic and a nationwide shift to remote work as a result. Specifically, rural areas appear to be in greater need of access to digital telecommunications capabilities than the nation’s private and public infrastructure currently allow for. Private sector participants are also constantly attempting to grow and upgrade their networks and develop next generation mobile solutions in response to the significant demand for wireless broadband, driven by the wide use of smart phones, mobile data devices and other technological advances. See “Industries and Current Trends” for more information.

In the clean energy arena, we intend to capitalize on the increasing demand for energy solutions which are better for the environment than traditional sources of energy such as oil and gas. By training, deploying and growing our current labor force and their skillsets in infrastructure services, we intend to help EV, solar and other clean energy technologies expand their reach. As these technologies grow in availability and popularity, we hope to also increase our market share in the clean energy space by teaming with other businesses with experience and relationships with clean energy product manufacturers and providers, helping with the planning, installation and maintenance of source sites.

Labor Force and Veteran Workforce Program

We presently have 40 employees. In addition to hiring previously educated and/or trained individuals from the labor market, we engage in a program with government and private partners through which we hire, train and employ military veterans to help us build telecommunications infrastructure for our customers (the “Veteran Workforce Program”). This program allows us to source labor and maintain a competitive advantage during national or regional labor shortages, while also providing career paths to those who have served our country.

We also contract with independent contractors to manage fluctuations in work volumes and to reduce the amount we expend on fixed assets and working capital. These independent contractors are often small, privately owned companies that provide their own employees, vehicles, tools and insurance coverage. While no individual independent contractor is significant to the Company, as a whole independent contractors constitute a significant portion of our workforce at any given time.

Beginning in April 2021, we contracted with Novation, a related party, to manage our Veteran Workforce Program. See “Related Party Transactions.”

In 2021, we trained 110 veterans almost all of whom have been employed either by us or by our large customers. Training revenue was $370,000 for the four and one-half months of 2021 after the Acquisition. Federally funded programs pay for the training. We expect to conduct up to 50 classes in 2022 and train approximately 600 veterans. We recruit veterans from 16 military bases. Training is conducted online in a two week basic course and at brick and mortar schools which offer either eight week or six month courses with the longer courses offering credits toward an associates’ degree. We utilize Novation, a related party, to perform the bulk of the training services on our behalf. See “Related Party Transactions.”

As we grow our operations both organically and/or through strategic acquisitions, management anticipates that we will need to expand our workforce by two or three times its current size during the next 12-18 month period. One issue we are facing is recruiting experienced forepersons to head our work crews. In connection with our ongoing operations and planned growth efforts, management expects that the Company we will need to rely on a greater proportion of employees and independent contractors with outside training to meet its expected increased operational needs and implement our business strategy. The Company has several strategic Education and Training Partners that the Company believes can significantly scale as the workforce demand increases. A significant portion of the training and certification cost is paid for by several government-funded veteran benefit programs — which we expect will enable more rapid growth in the training of the workforce.

Acquisitions

We plan to pursue acquisitions that management deems to be operationally and financially beneficial for the Company. Factors we may consider when evaluating potential target acquisitions include those that provide incremental revenue, geographic diversification, and complement existing operations. We intend to target companies for acquisition that management believes have profitability or revenue rendering future profitability possible, proven operating histories, sound management and other personnel and certain operational and cost synergies with our Company. Management believes that closing on certain of these acquisitions will be necessary for the Company to achieve its business objectives and attain revenue levels as planned. We cannot assure you that we will be successful consummating any acquisitions or, if we do, if any acquisitions will be successful. For more information about risks regarding acquisitions, see “Risk Factors.”

Industries and Current Trends

As mentioned above, we operate four distinct business segments in the telecommunications and clean energy industries. Below is an overview of each such industry and current trends within them, as well as our current and planned role as a market participant in each space.

Telecommunications

Significant advances in technology and rapid innovation in service offerings to data consumers continue to increase demand for faster and more reliable wireless and wireline/fiber communications network services. The amount of network data traffic is experiencing significant and accelerating levels of growth from increased usage and sophistication of mobile devices, advancements in the IoT technology and an increase in the use of mobile and remote technologies in response to the COVID-19 pandemic, which has accelerated trends that were already underway prior to the pandemic. Increased data usage is expected to significantly increase data traffic, resulting in the need for new and upgraded networks.

Telecommunications companies are expected to play a large role in shaping the future as next generation 5G wireless technology gains traction among both businesses and consumers. 5G, which is the next generation of wireless and fixed wireless network capacity, is expected to provide a platform for the IoT, which can in turn be applied to a variety of functions and business and governmental applications such as mechanical automation, healthcare, education, and public safety.

In response to these growing opportunities, telecommunications service providers are expanding and improving upon current wireless and wireline/fiber communications network capacity, while also engaging in build-outs of 5G infrastructure. Additionally, changes in telecommunications service providers, such as T-Mobile’s acquisition of Sprint, are further accelerating the build-out of 5G infrastructure. We believe that nationwide 5G tower deployments, along with the deployment of small/micro cells and fiber network expansion by major carriers in support of 5G will lead to significant demand for 5G telecommunications infrastructure in the years to come.

We intend to participate in and generate revenue from the expected multi-year broad opportunities in the telecommunications market as described above. This is expected to entail servicing our existing and new customers in the private sector as well as serving the federal, state and local governments as a prime and subcontractor.

Clean Energy

Climate change initiatives and the desire to reduce carbon emissions continued to gain momentum in 2022 and 2021. Demand for clean energy sources continues to grow, with renewable energy sources reporting rising levels of usage and capacity as well as declining costs. Potential new governmental and policy initiatives under current and future legislation and executive orders could drive even further growth in clean energy infrastructure. Additionally, electronic car manufacturers and other companies are researching and developing clean energy technology such as EV to meet growing demands and address concerns over ecological sustainability, and over time such technologies are becoming increasingly affordable for consumers. The Biden Administration has elevated climate change and the federal administrative agencies and legislative opportunities have reacted to this change. Additionally, many transportation and logistics companies (including major names such as Amazon, UPS, FedEx) have committed to begin using electric vehicles in the next 5-10 years.

Growing corporate initiatives for smaller, standalone distributed generation facilities, together with regulatory and other policy initiatives at the federal, state and municipal levels, have spurred demand for clean energy production from sustainable power sources, including electrical power production from renewable sources such as wind, solar and biomass.

The United States appears to be heading toward eliminating the sale of new gas-powered vehicles. For example, in January 2021 General Motors announced its plan to sell only zero-emission vehicles by 2035.

As a result of these trends, we expect a continued demand for construction of clean energy infrastructure in the coming years, including EV charging stations and solar panels. Our goal in the clean energy space is to form strategic partnerships and attract and obtain customers and business relationships to assist in building and servicing the clean energy systems necessary to serve the growing number of clean energy technologies such as EVs and solar technology being deployed in the United States.

Customers

We have relationships with telecommunications providers, including telephone companies, cable multiple system operators, and wireless carriers. Our customer base is highly concentrated, with our top two customers accounting for 68% of our total sales in 2021 and three customers accounting for 84% of our total sales in 2020 Additionally, the telecommunications industry is subject to a general lack of diversity, with only a handful of major wireless carriers known as the “Big 3” — T-Mobile, AT&T, and Verizon Wireless, and the potential for further corporate combinations which would further subject us to anti-competitive risks. As EV sales increase and expand beyond Tesla, we expect that EV charging opportunities will increase. See “Risk Factors” on beginning on page 5 for more information.

Materials and Supplies

We rely on a variety of raw materials and supplies to perform services under our contracts. We have in the past and may in the future encounter difficulties in obtaining the materials and supplies needed to meet our contractual obligations and generate revenue in the required timeframes, on favorable terms or at all. For example, the supply chain issues are challenging, although not to the extent we faced in early-mid 2020. While we have been unable to perform certain projects in a timely manner due to shortages in computer chips which are contained in machines we use, we have largely been able to obtain other supplies to fulfill other orders. Our customers appear to face supply chain issues including the availability of fiber optics cabling, which may delay or receipt of orders. We are unable to quantify the precise impact of these developments on our financial results and customer relationships as of the date of this Report.

A contributing factor to our actual and potential supply shortages and resulting delays is our reliance on a limited number of principal suppliers to provide us with the materials needed to accomplish our objectives with respect to our customer contracts. Our principal suppliers on whom we primarily depend include Talley Inc., Tessco, Commscope, and JMA Wireless.

Cyclicality and Seasonality

The cyclical nature of the telecommunications industry affects demand for our services. The capital expenditure and maintenance budgets of our customers, and the related timing of approvals and seasonal spending patterns, influence our contract revenues and results of operations. Factors affecting our customers and their capital expenditure budgets include, but are not limited to, overall economic conditions, the introduction of new technologies, our customers’ debt levels and capital structures, our customers’ financial performance, our customers’ positioning and strategic plans, and any potential effects from a pandemic caused by COVID-19. Other factors that may affect our customers and their capital expenditure budgets include new regulations or regulatory actions impacting our customers’ businesses, merger or acquisition activity involving our customers, and the physical maintenance needs of our customers’ infrastructure.

Our contract revenues and results of operations exhibit seasonality as we perform a significant portion of our work outdoors. Consequently, adverse weather, which is more likely to occur with greater frequency, severity, and duration during the winter, as well as reduced daylight hours, impact our operations during the fiscal quarters ending in December and March. In addition, a disproportionate number of holidays fall within the fiscal quarter ending in December, which decreases the number of available workdays. Because of these factors, we may be more likely to experience reduced revenue and profitability or losses during the fiscal quarters ending in December and March compared to the fiscal quarters ending in June and September. Because we file reports with the Securities and Exchange Commission (the “SEC”), seasonal trends in our results of operations may subject our common stock to significant volume and price fluctuations.

Competition

The specialty contracting services industry in which we operate is highly fragmented and includes a large number of participants which we compete with both directly and indirectly. We compete with several large national and international corporations and numerous regional and privately owned companies, many of which have greater human and capital resources than we do. In addition, a portion of our customers directly perform many of the same services that we provide. Relatively few barriers to entry exist in the markets in which we operate. As a result, any organization that has adequate financial resources, access to technical expertise, and the necessary equipment may become a competitor and the degree to which an existing competitor participates in the markets that we operate may increase rapidly.

Some of our public company competitors include Mastec, Inc., Dycom Industries, Inc., High Wire Networks, Inc., and Quanta Services, Inc. A significant portion of our revenue is directly and indirectly derived from master services agreements and price is often an important factor in awarding such agreements. Accordingly, our competitors may underbid us and/or our teaming partners if they elect to price their services aggressively to procure such business. Further, while these companies are competitors, in certain circumstances they are also our customers or potential customers. Our competitors may also develop the expertise, experience and resources to provide services that are equal or superior in price, quality or scope to our services, and we may not be able to maintain or enhance our competitive position based on thresholds for margin and profitability that has been established as adequate benchmarks by management. Among the principal competitive factors for our services are geographic presence, quality of service, worker and general public safety, access to resources, price, breadth of service offerings, and industry reputation.

Government Regulations

We are subject to numerous federal, state, and local government regulations, including laws and regulations relating to environmental protection, work-place safety, and other business requirements as summarized below:

Environmental

A significant portion of our operations involve the construction, improvement and maintenance of underground infrastructure for our customers and we often operate in close proximity to pipelines or underground storage tanks that may contain hazardous substances. We could be subject to potential material liabilities in the event we fail to comply with environmental laws or regulations or if we cause or are responsible for the release of hazardous substances or cause other environmental damages. In addition, failure to comply with environmental laws and regulations could result in significant costs including remediation costs, fines, third-party claims for property damage, loss of use, or personal injury, and, in extreme cases, criminal sanctions and penalties.

Workplace Safety

We are subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. Our employees and contractors are often required to work on elevated locations such as towers, buildings or in underground areas, which can subject them to dangerous conditions. While we have policies and guidelines in place to protect our personnel from workplace accidents, our failure to comply with OSHA or other workplace safety requirements could result in significant liabilities, fines, penalties, or other enforcement actions and adversely affect our reputation and ability to perform the services that we have been contracted to provide to our customers.

General Business

We are subject to a number of state and federal laws and regulations, including those related to contractor licensing. Additionally, certain of our operations are subject to legal and regulatory requirements related to or arising from licensing, permitting, and inspections applicable to contractors, building and electrical codes, zoning ordinances, and special bidding, procurement and other in connection with our participation in government projects. If we are not in compliance with these laws and regulations, we may be unable to perform services for our customers and may also be subject to fines, penalties, and the suspension or revocation of our licenses and permits.

While we undertake efforts to comply with applicable laws and regulations, any failure to comply with such laws and regulations could result in substantial fines or revocation of our operating licenses and permits, the implication of termination or cancellation rights under our contracts, disqualification from pending or future bidding opportunities, or reputational harm and resulting loss of business opportunities or future revenue. Additionally, the regulatory environment our industry faces and any changes thereto could impact our customers’ projects and demand for our services causing them to experience delays, reductions in scope and cancellations of projects. See “Risk Factors” for more information about the regulatory risks we face.

Properties

We lease office, warehouse and storage space in Dumont, New Jersey. Except for the lease for our office space and warehouse which terminates on September 30, 2029, each of these leases terminate on December 31, 2025. We use the premises for administrative purposes and to store equipment, vehicles and supplies. In the fiscal year ended December 31, 2020 we paid a total of $170,400 in rent under these leases.

Mikab Properties, LLC, 29 Aladdin Avenue Realty, LLC, 75 Second Street Realty, LLC and Mikab Realty, LLC are landlords under one of the Company’s building leases. These landlords are entities which are owned by Brian Weis and certain family trusts. Additionally, David Hauck, a 5% stockholder, is a 20% owner of Mikab Properties, LLC. See “Related Party Transactions” for more information.

In addition, prior to the closing of the Acquisition, Mikab entered into a lease agreement for office space in Leesburg, Virginia for a term ending on July 31, 2023.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Executive Officers and Directors

The table below sets certain information concerning our executive officers and directors, including their names, ages, anticipated positions with us. Our executive officers are chosen by our Board and hold their respective offices until their resignation or earlier removal by the Board.

Our Certificate of Incorporation provides for a classified Board of Directors, with the Board divided into three classes, with each class consisting as nearly as possible of one third of the number of directors constituting the full Board. Subject to the rights of holders of any preferred stock, each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such director was elected. The initial terms of each class of directors are as follows: (i) Class I shall serve for a term expiring at the Company’s first annual stockholder’s meeting after the effectiveness of the Certificate of Incorporation (October 2021), (ii) Class II shall serve for a term expiring at the second stockholder’s meeting after October 2021, and (iii) Class III shall serve for a term expiring at the third stockholder’s meeting after October 2021. However, the current directors were appointed to a term expiring at the next annual meeting of stockholders expected to occur in Spring 2022. At that time, the Company expects to institute the classified Board.

Name	Age	Position
P. Kelley Dunne	56	Chief Executive Officer; Director
Brian Weis	50	Chief Operating Officer; Director
Ross DiMaggio	51	Chief Financial Officer; Director
Jose Mercado, Jr.	52	Director
Earl Scott	60	Chief People Officer; Vice President of Workforce Development; Director

The following information pertains to the members of our Board and executive officers, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

P. Kelley Dunne.    Mr. Dunne has served as the Chief Executive Officer and a director of the Company since August 12, 2021. Mr. Dunne has served as the Managing Member of Novation since February 2012 and is the sole member of Novation. He was selected to serve as a director because of his role as Chief Executive Officer and his knowledge of the industry.

Brian Weis.    Mr. Weis has served as the Chief Operating Officer of the Company since August 12, 2021. Mr. Weis has served as a director since January 11, 2022. Mr. Weis has served as the President of Mikab since September 2002. He was selected to serve as a director because of his role as Chief Operating Officer and his knowledge of the industry.

Earl Scott.    Mr. Scott has served as the Chief People Officer and Vice President of Workforce Development of the Company since August 12, 2021. Mr. Scott has served as a director since January 11, 2022. Mr. Scott previously served as Senior Advisor and Consultant for Novation from 2019 to 2021. From 2018 to 2020, Mr. Scott served as founder and Chairman of gymGo. From 2012 to 2021, Mr. Scott served as co-founder and Vice Chairman of Warriors4Wireless. From 2014 to 2017, Mr. Scott served as Executive Vice President of Utilities Services for MasTec Communications. From 1992 to 2014, Mr. Scott served as founder and Chief Executive Officer of DYNIS Inc. From 1983 to 1992, Mr. Scott served as the Systems Engineer at IBM and United States Department of Navy. He was selected to serve as a director because of his experience and his knowledge of the industry.

Ross DiMaggio.    Mr. DiMaggio has served as the Company’s Chief Financial Officer since January 11, 2022 and has been acting as Chief Financial Officer since November 19, 2021. Mr. DiMaggio has served as a director since December 9, 2020. Mr. DiMaggio served as the Company’s Chief Executive Officer from December 9, 2020 to August 12, 2021. Mr. DiMaggio also serves as our Treasurer and Secretary, and previously served as our Chief Financial Officer until August 12, 2021. He shares control of our Former Principal Stockholder. Prior to his appointment, Mr. DiMaggio served as a partner at DRC Partners, LLC, a merchant banking and strategic advisory firm focused on providing expert advisory services to address the needs of privately and publically-held companies, since February 2009. From February 2019 through July 2019, Mr. DiMaggio was a managing director of Noble Financial Group, broker-dealer where he provided advice on investor relations and the launch of a proprietary platform. Mr. DiMaggio has been the manager of Switchback Capital LLC, an investment fund since December 7, 2018. Mr. DiMaggio has been selected to serve as a director because of his knowledge of the capital markets.

Jose Mercado.    Mr. Mercado has served as a director since January 11, 2022. Mr. Mercado has served as owner and President at Thunderbolt Solutions, LLC, a logistics and software development company, since 2018. Prior to that, Mr. Mercado served as Director of Operations at ASRC Federal, Mission Solutions from 2015 to 2018. He was selected to serve as a director because he is a service disabled minority veteran with substantial relevant industry experience.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that Jose Mercado, a director, is independent under the Nasdaq listing rules.

Family Relationships

Other than the wife of Jose Mercado, a director, being the cousin of Brian Weis, our Chief Operating Officer and a director, there are no family relationships among our directors or officers. The wife of our Chief Executive Officer, P. Kelley Dunne, is an employee of the Company.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, or other committee or committees performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form such committees.

Board Leadership Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is the most appropriate for the Company at this time. Due to the Company’s size, it is more efficient to have Board leadership and day-to-day management of the Company’s business in the same hands. The challenges faced by us at this stage — implementing our business and marketing plans and continuing and managing our growth — are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation earned in each of the Company and its subsidiaries during its last two fiscal years ended December 31, 2021 and 2020 by: (i) all individuals who served as the Company’s principal executive officer during the fiscal year ended December 31, 2021; (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as an executive officer of the Company as of December 31, 2021; and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) above but for the fact that the individual was not serving as an executive officer of the Company at December 31, 2021 (the “Named Executive Officers”). The determination of Named Executive Officers gives effect to the Acquisition in accordance with SEC rules.

Name and principal position	Year	Salary	Bonus	All Other compensation		Total
P. Kelley Dunne(1)(2)	2021	—	—	—		—
Chief Executive Officer	2020	—	—	—		—
Brian Weis(2)(3)	2021	$234,704	$—	$30,000(6)		$264,704
Chief Operating Officer	2020	$166,420.50	$100,000	$30,000	(6)	$296,442.50
Ross Dimaggio(4)	2021	—	—	—		—
Former Chief Executive Officer	2020	—	—	—		—
David Hauck(2)(5)	2021	—	—	—		—
Former Vice President of Mikab	2020	$160,827.71	$100,000	$25,000	(6)	$285,827.71

____________

(1)      As a result of the Acquisition, Mr. Dunne was appointed our Chief Executive Officer.

(2)       Does not include shares of capital stock of the Company received in exchange for Mikab capital stock pursuant to the Acquisition.

(3)      Represents amounts paid to Mr. Weis by Mikab prior to the Acquisition closing. Does not include warrants issued to Mr. Weis and his affiliated entities in connection with bridge notes for loans made to the Company in 2021 and subsequent extensions on the maturity dates thereof. See “Related Party Transactions.” As a result of the Acquisition, Mr. Weis was appointed our Chief Operating Officer.

(4)      Mr. Dimaggio is our former Chief Executive Officer who now serves as Chief Financial Officer. He resigned as Chief Executive Officer upon the closing of the Acquisition. He did not receive any compensation during the periods covered.

(5)      Represents amounts paid to Mr. Hauck by Mikab prior to the Acquisition closing. Mr. Hauck resigned in December 2021.

(6)     Represents insurance and other benefits realized during the period covered. The amounts reported for 2021 do not reflect stockholder distributions made by Mikab since they were not compensatory. See “Related Party Transactions.”

Outstanding Equity Awards at Fiscal Year End

As of the date of this Prospectus, we do not have outstanding any unexercised options, stock or other equity incentive plan awards.

Agreements with Named Executive Officers

Mikab employed Brian Weis and David Hauck pursuant to oral employment agreements. Prior to the Acquisition, Mr. Weis received an annual salary of $166,420.50 and a car allowance of $1.031.25 per month, which was recently increased to $1,288.80 per month. Mr. Hauck received an annual salary of $160,827.71. We expect to enter into written Employment Agreements with P. Kelley Dunne, Brian Weis, Ross DiMaggio and Earl Scott with annual base salaries of $120,000 for Mr. Dimaggio and $230,000 for the other individuals. The other benefits and compensation to these executive officers is expected to include medical, dental and related insurance benefits and car payments.

Director Compensation

To date, we have not paid our director any compensation for services on our Board.

Equity Compensation Plan Information

The Company does not have any securities authorized for issuance or outstanding under an equity compensation plan or and no equity compensation grants were made outside of such a plan.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

Market Information

Our common stock issued is traded on the OTC Pink Market under the symbol “ACRU.” On January 24, 2022, the last reported sale price of our common stock on the OTC Pink Market was $1.51.

Stockholders

As of January 26, 2022, there were an estimated 52 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board of Directors, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

RELATED PARTY TRANSACTIONS

Ross DiMaggio, a current director of our company and our current Chief Financial Officer, shares beneficial ownership of the Former Principal Stockholder which held approximately 96.65% of our Company’s capital stock prior to our Share Exchange Agreement with Mikab and holds approximately 5.1% of our common stock as of the date of this Prospectus. The Former Principal Stockholder was a party to the Share Exchange Agreement and agreed to cancel 9,000,000 shares of its Preferred Stock in order to facilitate the closing of the Acquisition. Pursuant to the Acquisition, the Company agreed to pay the Former Principal Stockholder $300,000 upon the earlier of closing of financings of at least $7,000,000 or December 31, 2021. As of the date of this Prospectus, $44,000 has been paid to the Former Principal Stockholder.

During the fiscal year ended December 31, 2019, Mikab borrowed sums from a family member of our Chief Operating Officer. The total amount owed by the Company as of December 31, 2021 is $464,078. These advances accrue interest at a rate of 10% per annum and are repayable on January 1, 2025.

We are a party to a Master Services Agreement with Novation dated August 13, 2021 and amended on November 15, 2021 (collectively the “Novation MSA”). Pursuant to the terms of the Novation MSA, Novation provided us with (i) oversight and management services for our workforce development programs and training services, (ii) software development services, (iii) project management services, and (vi) other administrative and back office services (collectively the “Novation Services”). Novation is a single member LLC whose sole member is P. Kelley Dunne, our Chief Executive Officer and director. The level of Novation Services required each month fluctuated greatly, so to allow for better cash flow forecasting, it was agreed to amend the payment terms of the Novation MSA to a flat fee of $140,000 per month (the “Flat Fee”) commencing in April 2021. To ensure Novation was accurately compensated for all Novation Services provided, the parties agreed to reconcile all Novation Services actually provided against the Flat Fee payments made and “true up” any discrepancies within 60 days of the expiration of the Novation MSA. In addition to the Flat Fee, Novation also received 10% of all revenue generated from the work force training classes operated by Novation on our behalf, and we retain the balance. The Novation MSA expired on December 31, 2021; however we are currently in discussions with Novation to execute a new agreement with a reduced scope.

Each of Mikab Properties, LLC, 29 Aladdin Avenue Realty, LLC, 75 Second Street Realty, LLC and Mikab Realty, LLC is a landlord under one of the Company’s building leases. Each of these entities are owned by certain of the Company’s principal stockholders, including Brian Weis, our Chief Operating Officer and director, and certain family trusts in which Mr. Weis and certain of his family members are trustees and/or beneficiaries. Additionally, David Hauck, Mikab’s former Vice President and a 9.4% stockholder of the Company, owns an interest Mikab Properties, LLC. The total rent paid by Mikab under these leases was $173,920.24 in 2021 and $170,400 in 2020. The terms of each lease are summarized as follows:

•        The Mikab Properties LLC lease is dated November 3, 2009. This lease is for our Dumont, New Jersey warehouse and administrative offices and has a term of 20 years ending on September 30, 2029. Under this lease, the Company pays Mikab Properties monthly rent of $6,500. The annual rent is subject to adjustment for inflation.

•        The Aladdin Avenue Realty lease is dated January 1, 2021. Under this lease the Company rents general office and storage space located in Dumont, New Jersey. This lease is for a term of 60 months ending December 31, 2026. Monthly rent is $3,100 in 2021 increasing each year to $3,489 in 2025.

•        The 75 Second Street Realty lease is dated January 1, 2021. Under this lease the Company rents storage space in Dumont, New Jersey for a term of 60 months ending December 31, 2025. Monthly rent is $1,200 in 2021 increasing each year to $1,311 in 2025.

•        The Mikab Realty lease is dated January 1, 2021. Under this lease the Company rents storage space in Dumont, New Jersey. This lease is for a term of 60 months ending December 31, 2025. Monthly rent is $1,200 in 2021, $1,236 in 2022, $1,273 in 2023, $1,273 in 2024, and $1,311 in 2025.

Additionally, some of our principal stockholders including Brian Weis directly and through their affiliated entities, own capital stock in New Jersey Tower Service Inc., Mikab Equipment Sales Inc., and L&W Engineering Corp. These entities provided equipment and services Mikab in exchange for payment by Mikab of a total of $57,603.05 in 2021 and $235,297 in 2020.

During the period from May 27, through August 11, 2021, certain affiliates, including Brian Weis ($30,000), an entity controlled by Brian Weis ($150,000), Earl Scott ($150,000) and David Unger (a member of the Former Principal Stockholder) (the “Related Party Lenders”) made a total of $430,000 of bridge loans to a Mikab subsidiary. For details on subsequent transactions with the Related Party Lenders, see “Management’s Discussion and Analysis of Financial Operations and Results of Operations — Related Party Bridge Loans and Accompanying Notes and Warrants.”

On January 11, 2022, our Board ratified and approved Mikab legacy stockholders (those stockholders prior to the date of the Acquisition) receiving the payment of $351,370 in PPP Loan proceeds that were received prior to August 11, 2021, which loan was later forgiven. In addition, on January 11, 2022 our Board ratified the action of Mikab in distributing to its legacy stockholders the proceeds of $223,697 in accounts receivable for work performed by Mikab prior to the Acquisition. These former Mikab stockholders included Brian Weis, our Chief Operating Officer and a director, and David Hauck, former Vice President of Mikab and a 9.4% stockholder.

The Company employs the wife of our Chief Executive Officer at an annual salary of $85,000 per year. She is responsible for recruiting and training veterans.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 28, 2022 for:

•        each of our directors;

•        each of our Named Executive Officers as that term is defined in the Summary Compensation Table contained in this Prospectus;

•        all of our current directors and executive officers as a group; and

•        each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

We have based our calculations of the percentage of beneficial ownership on 15,764,424 shares of our common stock. We have deemed shares of our common stock subject to warrants that are currently exercisable within 60 days of January 28, 2022 to be outstanding and to be beneficially owned by the person holding the warrants for the purpose of computing the percentage ownership of that person. We did not deem these, however, for the purpose of computing the percentage ownership of any other person other than the respective warrant holders. Unless otherwise indicated, the principal business address for each of the individuals and entities listed below is 21 Omaha Street, Dumont, NJ 07628.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock Included*	Percentage of Common Stock Beneficially Owned
P. Kelley Dunne(1)	4,825,800	30.6%
Brian Weis(2)	2,791,027	17.5%
Ross DiMaggio(3)	803,906	5.1%
Earl Scott(4)	2,291,574	14.5%
Jose I. Mercado, Jr.(5)	—	*
All officers and directors as a group (5 persons)(6)	10,712,307	66.9%

5% or more Stockholders
Novation Enterprises, LLC (“Novation”)(7)	1,856,077	11.8%
Weis Exemption Trust(2)(8)	1,113,646	7.1%
DR Shell LLC(9)	803,906	5.1%
David Unger(10)	846,808	5.4%
David Hauck(11)	1,484,862	9.4%
John Sheridan(12)	3,340,938	21.2%

____________

*        Less than 1%

(1)       Mr. Dunne is our Chief Executive Officer and a director. Includes 1,856,077 shares of common stock issued to Novation, an entity which Mr. Dunne controls. Novation owes a third party $1,290,000 which is due April 1, 2022. If it is unable to reach an accommodation with the third party, the third party may seek to obtain the shares of common stock. All addresses are care of Mikab, 21 Omaha Street, Dumont, New Jersey, 07628, except as otherwise disclosed.

(2)     Mr. Weis is our Chief Operating Officer. Includes 1,113,646 shares of common stock issued to Weis Exemption Trust, of which Mr. Weis is a trustee. Mr. Weis is a related party lender. Includes 12,519 shares of common stock issuable upon exercise of warrants; 90,000 shares of common stock issuable upon exercise of warrants issued to New Jersey Tower, Inc., which Mr. Weis owns 20% of this entity; and 90,000 shares of common stock issuable upon exercise of warrants issued to RR Power Leasing, LLC, which Mr. Weis is the managing member and owns a 2% interest. A trust of which Mr. Weis is one of two trustees owns 47% of this entity.

(3)       Mr. DiMaggio is our Chief Financial Officer and a director, as well as former Chief Executive Officer. Includes (i) 803,906 shares of common stock held by DR Shell LLC. Mr. DiMaggio is the manager of DR Shell LLC and shares the management and ownership with David Unger who is a Related Party Lender.

(4)      Mr. Scott is the Chief People Officer and Vice President of Workforce Development and a director. Includes 64,282 shares of common stock issuable upon exercise of warrants.

(5)      Mr. Mercado is a director.

(6)      Directors and Executive Officers as a group. This amount includes ownership by all directors and all current executive officers including those who are not Named Executive Officers under the SEC’s disclosure rules.

(7)      P. Kelley Dunne is the Manager and has voting and investment power.

(8)     Mr. Weis, our Chief Operating Officer, and Miriam Weis, his mother, share voting and dispositive power as the trustees of the trust.

(9)     Address is 3001 PGA Boulevard, Suite 305, Palm Beach Gardens, FL 33410. Mr. DiMaggio is the Manager of DR Shell LLC and shares voting and investment power with David Unger, a Related Party Lender. Does not include 22,542 shares of common stock issuable upon exercise of Warrants issued to David Unger.

(10)     Address is 38 Silver Street, Great Barrington, MA, 01230. Includes (i) 42,902 shares of common stock issuable upon exercise of warrants and (ii) 803,906 shares of common stock held by DR Shell LLC. Mr. Unger may be deemed to have the power to share beneficial ownership of DR Shell LLC with Ross DiMaggio. Mr. Unger also is a Related Party Lender.

(11)    Mr. Hauck is the former Operation Officer of Mikab. Mr. Hauck’s address is 203 Shadyside Road, Ramsey, NJ 07446.

(12)    Mr. John Sheridan is the Trustee of the Wesley R. Weis Family Dynast Trust and the Miriam C Weis Family Dynasty Trust. Address is 1 DeWolf Road Old Tappan, NJ 07675. Mr. Sheridan has the sole voting and dispositive power with respect to the common stock held by these trusts.

DESCRIPTION OF OUR SECURITIES

Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of the date of this Prospectus, 15,764,424 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common stock

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of the common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights and Preferences

The holders of the common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that the Board may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board and management. Set forth below is a summary of certain of these provisions.

Classified Board of Directors

The Company’s Certificate of Incorporation provides for a classified Board, with the Board divided into three classes, with each class consisting as nearly as possible of one third of the number of directors constituting the full Board. Subject to the rights of holders of any preferred stock, each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such director was elected. The initial terms of each class of directors are as follows: (i) Class I shall serve for a term expiring at the Company’s first annual stockholder’s meeting after the effectiveness of the Certificate of Incorporation (October 2021), (ii) Class II shall serve for a term expiring at the second stockholder’s meeting after October 2021, and (iii) Class III shall serve for a term expiring at the third stockholder’s meeting after October 2021.

However, the current directors were appointed to a term expiring at the next annual meeting of stockholders expected to occur in Spring 2022. At that time, the Company expects to institute a classified Board. The implementation of a classified Board will have the effect of delaying or preventing any attempted takeover by staggering elections of directors into increments of approximately one-third of the total number of directors in a given year.

“Blank Check” Preferred Stock

Under our Certificate of Incorporation the Board may authorize the issuance of one or more series of preferred stock with such rights, preferences and limitations as the Board may determine, including voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

Certain Enhanced Voting Requirements and Limitations

Our Certificate of Incorporation requires approval by at least 66 and 2/3% of the outstanding voting power to (i) remove a director, and only for cause at a meeting duly called for that purpose, or (ii) to adopt, repeal, alter, amend or rescind the Company’s Bylaws. Additionally, according to our Certificate of Incorporation and Bylaws, the holders of the common stock do not have cumulative voting rights in the election of our directors.

Advance Notice of Stockholder’s Proposals

Our Bylaws contain advance notice requirements for stockholder proposals. To be timely, such stockholder’s notice must be delivered to the Company not less than 90 days, nor more than 120 days prior to the meeting; provided that in the event that less than 100 days’ notice of prior public disclosure of the date of the meeting is made to stockholders, notice by the stockholder to be timely must be delivered not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Special Meeting Limitations

Pursuant to our Certificate of Incorporation, a special meeting of our stockholders can only be called by (i) an officer authorized by resolution of our Board, or (ii) the Chairman of the Board.

Jurisdiction and Venue

Our Certificate of Incorporation provides that lawsuits involving the Company and its internal affairs, including derivative actions brought on behalf of the Company by its stockholders under state corporate law, be governed by the laws of Delaware and providing that resulting proceedings be heard exclusively in state courts located within Delaware, which may make actions against or on behalf of the Company more difficult to litigate by stockholders. Similarly, our Certificate of Incorporation provides that actions brought under the Securities Act or the Exchange Act be brought exclusively in federal court in Delaware, and that federal courts have exclusive jurisdiction over Securities Act litigation relating to the Company

These provisions, together with provisions of the DGCL, could have the effect of delaying, deferring or preventing an attempted takeover or change of control of the Company, or making such an attempt more difficult. Additionally, while a Delaware court has upheld a similar provision, in most jurisdictions it remains unclear how a court would interpret and whether it would enforce some of these provisions, resulting in added uncertainty. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Worldwide Stock Transfer. Its address is One University Plaza, Suite 505, Hackensack, NJ 07601 and its telephone number is (201) 820-2008.

OTC PINK MARKET

The common stock is quoted on the OTC Pink Market under the symbol “ACRU.”

LEGAL MATTERS

The validity of the securities being offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A.

EXPERTS

The financial statements of the Company as of December 31, 2020 and 2019 and for the two years ended December 1, 2020 included in this registration statement, of which this Prospectus forms a part, have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this Prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC’s website at www.sec.gov. We also maintain a website at www.americrew.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Prospectus.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation contain provisions that permit us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Certificate of Incorporation and bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements and Supplemental Data

AMERICREW INC.

MIKAB CORPORATION

PHONEBRASIL INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AMERICREW INC.
BALANCE SHEETS
(unaudited)

	As of September 30, 2021	As of December 31, 2020
ASSETS
Current Assets
Cash In Banks	$55,025	$863,812
Accounts Receivable – Net of Allowance	826,698	487,239
Prepaid	434,443	141,625
Total Current Assets	1,316,166	1,492,676

Fixed Assets
Fixed Assets – Cost	1,460,175	1,597,986
Less: Accumulated Depreciation	(1,347,261)	(1,460,125)
Fixed Assets – Book Value	112,914	137,861

Other Assets
Employee Incentive Mortgages	0	6,578
TOTAL ASSETS	$1,429,080	$1,637,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$1,406,577	$178,574
Loan Payable – Related Party	646,035	0
Total Current Liabilities	2,052,612	178,574

Other Liabilities
Loan Payable – Stockholder	464,078	464,078
Total Liabilities	2,516,690	642,652

Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 Shares authorized, No shares issued and outstanding as of September 30, 2021 and December 31, 2020	0	0
Common stock, $0.001 par value, 75,000,000 Shares authorized, 15,762,860 shares issued and outstanding as of September 30, 2021 and December 31, 2020	15,763	15,763
Additional paid in capital	(224,043)	75,957
Accumulated deficit	(879,330)	902,743
Total Stockholders’ (Deficit) Equity	(1,087,610)	994,463
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,429,080	$1,637,115

The accompanying notes are an integral part of the financial statements.

AMERICREW INC.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$892,948	1,227,019	$3,742,883	$4,108,000

Operating Expenses
Cost of Goods Sold	825,502	722,940	2,715,972	2,773,559
Operating Expenses	969,936	267,231	1,829,051	919,581
Depreciation	8,315	6,903	24,946	20,709
Total Operating Expenses	1,803,753	997,074	4,569,970	3,713,849

Operating Income (Loss)	(910,805)	229,945	(827,086)	394,151
Interest Income	48	406	864	1,219
Gain on Sale of Assets			1,000	0
Income (Loss) from continuing operations before income taxes	(910,757)	230,351	(825,222)	395,370

Non-Recurring Income
(loss) on Deconsolidation	0	0	(43,473)	0
PPP Expense Reimbursement & Other Income	0	0	361,299	351,370
Net Income/(Loss)	$(910,757)	$230,351	$(507,396)	$746,740
Basic and Diluted earnings(loss) per common Share	$(3.14)	$1.63	$(0.03)	$6.18
Weighted Average number of common shares outstanding	290,340	141,644	15,762,860	120,851

The accompanying notes are an integral part of the financial statements.

AMERICREW INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the nine months ended September 30, 2021

	Capital Stock	Retained Earnings	Total Stockholders’ Equity	Common Stock		Preferred Stock		APIC	Accumulated RE	Total Equity (Deficit)
				Shares	Amount	Shares	Amount
December 31, 2020, as originally reported	$91,720	$902,743	$994,463	—	$—	—	$—	$—	$—	$—
Recapitalization MIKAB/PHBR	(91,720)	(902,743)	(994,463)	15,762,860	15,763	—	—	75,957	902,743	994,463
December 31, 2020, as recasted	$—	$—	$—	15,762,860	15,763	—	—	75,957	902,743	994,463

Cash distribution to members				—	—	—	—	—	(1,261,729)	(1,261,729)
Stockholder’s Life Insurance				—	—	—	—	—	(12,948)	(12,948)
Conversion of PhoneBrasil International Equity				—	—	—	—	(17,550)	—	(17,550)
Recapitalization Expenses				—	—	—	—	(282,450)	—	(282,450)
Net Income (Loss)				—	—	—	—	—	(507,396)	(507,396)
Balance as of 9/30/2021				15,762,860	15,763	—	—	(224,043)	(879,330)	(1,087,610)

The accompanying notes are an integral part of the financial statements.

AMERICREW INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30,

	2021	2020
Cash Flows from Operating Activities
Net Income/(Loss) from continuing operations	$(868,695)	$746,740
Stock-based compensation	0	0
Adjustments to reconcile net operating income/(Loss) to net cash provided by operating activities:
Depreciation	24,946	20,709
Amortization of employee incentive mortgages	6,578	23,684
PPP Expense Reimbursement	361,299	351,370
(Increase)/Decrease in Net Accounts Receivable	(339,459)	185,954
(Increase)/Decrease in Other Assets	(292,821)	43,226
Increase/(Decrease) in Accounts Payable	1,228,007	(53,387)
Net cash provided by operating activities	119,855	1,318,296

Cash Flows from Investing Activities
Proceed from related party loans	0	39,935
Net cash (used) by investing activities	0	39,935

Cash Flows from Financing Activities
(Repayment) of Loan from Related Party	326,035	(55,000)
Premiums paid for stockholders’ life insurance	7,052	(34,563)
Distributions to stockholders	(1,261,729)	(133,308)
Net cash (used)/provided by financing activities	(928,642)	(222,871)
Net Increase in Cash and Cash Equivalents	(808,787)	1,135,360
Add: Cash and Cash Equivalents – Beginning	863,812	492,330
Cash and Cash Equivalents – Ending	$55,025	$1,627,690

Supplemental Disclosures:
Interest paid	$0	$0
Income taxes paid	$2,890	$1,500
Common Stock issued to reduce notes payable related parties	$0	$5,000

The accompanying notes are an integral part of the financial statements.

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — Organization and Description of Business

Americrew Inc. (the “Americrew”) is a Delaware corporation organized on October 26, 2021. Its predecessor, PhoneBrasil International, Inc. (the “Company” or “PhoneBrasil”) was organized in New Jersey as Donald Utz Engineering, Inc. in 1991. PhoneBrasil changed its name by and then merged into Americrew on December 1, 2021.

On February 14, 2020, the Superior Court of New Jersey Equity Division appointed Custodian Ventures, LLC as the custodian for PhoneBrasil International, Inc., f/k/a Utz Technologies, Inc., Civil Action No. C-2-20, finding that Custodian Ventures, LLC had exhausted all reasonable means of serving the Summons and Complaint in the action to the officers and directors of PhoneBrasil International, Inc., f/k/a Utz Technologies, Inc., and thereby deemed to have served the Summons and Complaint pursuant to Rule 4:4-4(b)(3) and the officers and directors failed to answer or respond in the time allotted by Rule 1:20-6.2. There was no opposition.

On September 30, 2020, the Company filed a Restated Certificate of Incorporation which increased the authorized shares to 300,000 shares of common stock and 10,000,000 shares of preferred stock each with a par value of $0.000001 per share. Each preferred share was convertible to common stock at a ratio of 30 to 1. All number of shares of common stock have been retroactively adjusted to give effect to a reverse stock split effective December 1, 2021. See Note 16 “Subsequent Events.”

The increase in the shares the Company is authorized to issue was made because Management believed that it would better position the Company in its efforts to make acquisitions of viable business entities on a stock for stock basis. The Board of Directors further believed it would benefit the stockholders to have a substantial number of unreserved shares available for issuance so that adequate shares may be available for the possible business combination or acquisition.

On September 15, 2020, the Company issued 180,000 shares of $0.00001 par value common stock to Custodian Ventures, LLC in return for a reduction of $5,000 of the interest-free demand loans issued to the Company by Custodian Ventures, LLC.

On October 5, 2020, the Company issued 10,000,000 shares of preferred stock to Custodian Ventures, LLC in return for a reduction of $10,000 of related party debt that had been extended to the Company.

Effective December 9, 2020, DR Shell LLC, a Delaware limited liability company (the “Buyer”) purchased from Custodian Ventures LLC, 180,000 shares of the common stock of the Company, representing approximately 62% of the outstanding Common Stock of the Company, and (ii) 10,000,000 shares of convertible preferred stock of the Company, for a total purchase price of $245,000 in cash. The funds were provided by the Buyer’s members. The shares were acquired pursuant to a Stock Purchase Agreement, dated December 9, 2020 (the “SPA”), by and among the Seller, the Buyer, and David Lazar, then Chief Executive Officer of the Company and managing director of Custodian Ventures, LLC. Additionally, under the terms of the SPA, Mr. Lazar forgave $41,229 in related-party loans.

As a result of the transaction, Mr. Ross DiMaggio, the manager of the Buyer, acquired control of the Company.

Under the terms of the SPA, effective December 9, 2020, Mr. Lazar resigned as the Chief Executive Officer, Treasurer, and Secretary of the Company, and Mr. DiMaggio was appointed as the sole director, Chief Executive Officer, Treasurer, and Secretary of the Company.

On August 12, 2021, The Company executed a Share Exchange Agreement with Mikab Corporation (“Mikab”). The Company exchanged 94.2% of the outstanding PhoneBrasil common stock for the capital stock of Mikab. The exchange did not include two immaterial subsidiaries previously consolidated with Mikab.

Mikab provides specialty contracting services to market participants in the telecommunications and clean energy industries and infrastructure build throughout the United States. A proportion of our workforce is staffed through a unique in-house program through which we hire and train military veterans to provide construction and maintenance services to our customers. We also hire employees with skill and experience in our fields and use third party independent contractors for our operations.

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — Organization and Description of Business (cont.)

On September 13, 2021 The Company increased its authorized common stock to 16,500,000. On September 24, 2021 the Company designated 309,46 shares of Preferred Stock as Convertible Preferred Stock.

The Company’s accounting year-end is December 31.

NOTE 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

The Company entered into a Stock Purchase Agreement (the “SPA”) effective as of August 12, 2021 with Mikab and its stockholders. On August 12, 2021, the Company completed the acquisition of all of the issued and outstanding stock of Mikab and Mikab became a wholly owned subsidiary of the Company. At the closing the Company delivered to the sellers a 94.6% of the Equity of The Company. Under guidance of ASU 805-10-55-11 thru 15 Mikab has been identified as the acquirer for accounting purposes.

From an accounting perspective, the financial statements of the combined entity represent a continuation of the financial statements of the accounting acquirer/legal acquiree. As such, the historical cost bases of assets and liabilities of the acquiring entity (the accounting acquirer/legal acquiree) are maintained in the consolidated financial statements of the merged company and the assets and liabilities (if any) of the acquired entity (the legal acquirer) are accounted for under the acquisition method. Results of operations of the acquired entity (the legal acquirer) are included in the financial statements of the combined company only from the acquisition date.

Management’s Representation of Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company uses the same accounting policies in preparing quarterly and annual financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto on December 31, 2020, as presented in the Company’s Annual Report on Form 10-K filed on March 16, 2021 with the SEC.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements.

Because Americrew does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about Americrew’s ability to continue as a going concern. Therefore, Americrew will need to raise additional funds and is currently exploring alternative sources of financing. Historically, Americrew raised capital through private placements, to finance working capital needs and may attempt to raise capital through the sale of common stock or other securities and obtaining some short-term loans from related

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (cont.)

parties. The Company will be required to continue to so until its operations become profitable. Also, Americrew has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to income taxes and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On September 30, 2021, and December 31, 2020, Americrew’s cash equivalents totaled $55,025 and $789,497 respectively.

Accounts Receivable and Allowance for Uncollected Amounts

Accounts receivable are stated at their full collectible value less an allowance for doubtful accounts for any receivables over six months old from the balance sheet date. The company reviews all receivables prior to the year end and all uncollectible amounts are written off against income. The company expects to collect all the receivables shown on the balances sheet.
	September 30, 2021	December 31, 2020
Accounts Receivable – Total	$840,998	$501,538
Less: Allowance for Doubtful Accounts	(14,300)	(14,300)
Accounts Receivable – Net	826,698	487,238

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers (“ASC 606”) as of January 1, 2019 using the modified retrospective method. This method allows the Company to apply ASC 606 to new contracts entered into after January 1, 2019, and to its existing contracts for which revenue earned through December 31, 2018 has been recognized under the guidance in effect prior to the effective date of ASC 606. The revenue recognition processes the Company applied prior to the adoption of ASC 606 align with the recognition and measurement guidance of the new standard, therefore adoption of ASC 606 did not require a cumulative adjustment to opening equity in 2019.

Under ASC 606, a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied, and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for goods or services.

Under the standard, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identifies the contracts with a customer; (ii) identifies the performance obligations within the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when, or as, the Company satisfies each performance obligation.

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (cont.)

Customers are billed as work is completed and accepted. Extended contracts are billed in segments as completed. The amount of unbilled work in process at the end of a period is immaterial to the financial statements taken as a whole. If a contract has been completed and accepted but not billed at the end of the year, the contract price is accrued as sales in the year completed.

Depreciation

Fixed assets are carried at cost. Depreciation of the fixed assets is calculated on the straight-line method over estimated useful lives of 5-15 years.
Fixed Assets	September 30, 2021	December 31, 2020
Trucks and Automobiles	$785,332	$785,332
Equipment	293,543	293,543
Improvements	381,300	381,300
Total Cost	1,460,175	1,460,175
Less: Accumulated Depreciation	(1,347,261)	(1,332,314)
Fixed Assets – Book Value	112,914	137,861

Income Tax Status

Effective January 1, 1981, the Company elected with the consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay Federal corporate income tax on its income. Instead, the stockholders are liable for individual Federal income tax on the Company’s taxable income. For tax purposes, income is reported using the income tax basis of accounting.

The same election was made for the State of New Jersey as of January 1, 1995. However, there are minimum taxes due to New Jersey based on the amount of the Company’s revenues. Any tax paid is reported as an expense under Other Operating Expenses.

As a result of the stock transactions on August 12, 2021, the company’s Subchapter S election has been terminated. As of that date forward the company will be treated as a taxable C corporation. Separate short year tax returns for S and C Corporations will be required to be filed for 2021.

Major Customers

The Company had four major customers that accounted for 77% of its total sales for the nine months ended September 30, 2021. Three major customers accounted for 84% of the company’s total sales for the nine months ended September 30, 2020.

Principles of Consolidation

The consolidated financial statements include two other related entities controlled by Americrew, Mikab Corporation and Americrew CE Services, LLC. These companies are the operating units of Americrew and generate all of the revenues for Americrew. Americrew CE Services, LLC was formed on March 29, 2021 as a subsidiary of Mikab. All intercompany transactions are eliminated in consolidation.

New Accounting Standards (Pending Adoption)

Leases (ASU 2016-02) In February 2016, the FASB issued new lease accounting guidance in ASU No. 2016-02, Leases-Topic 842, which has been codified in ASC 842, Leases. Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies (cont.)

represent the lessee’s right to use, or control the use of, a specified asset for the lease term. As Mikab was a non-public entity, this standard is effective for Americrew annual reporting period beginning after Dec 15, 2021 enacted through ASU 2016-02. The new standard requires a modified retrospective basis. The adoption of ASC 842 will require Americrew to recognize non-current assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet, but is not expected to have a material effect on Americrew’s results of operations or cash flows. ASC 842 will also require additional footnote disclosures to Americrew’s consolidated financial statements.

NOTE 3 — Uninsured Cash Balances

Americrew maintains demand deposit checking accounts and a money market account at Chase Commercial and TD Bank. At times during the year, Americrew’s cash balance exceeded the FDIC and SPIC insured limits.

NOTE 4 — Non-Recurring Item

As a result of the Corona 19 Virus pandemic, Mikabwas able to obtain Paycheck Protection Program loans described in the CARES Act in the amount of $351,370 for payroll and other expense reimbursement in 2021 and 2020. Both loans were completely forgiven in 2021. As a result, the full amounts are shown as non-recurring income for expense reimbursement on the Statements of Income and Retained Earnings.

NOTE 5 — Related Party Transactions

Some of the owners of Americrew own stock in entities which sell goods and services and lease premises toAmericrew. These are done as arms length transactions and are as follows for the nine months September 2021 and year ended 2020:
Entity	Product	2021	2020
New Jersey Tower Service Inc	Services	$33,767	$121,173
Mikab Equipment Sales Inc	Equipment	23,836	0
29 Aladdin Avenue Realty LLC	Premises Lease	27,900	48,000
75 Second Street Realty LLC	Premises Lease	10,800	9,000
Mikab Realty LLC	Premises Lease	10,800	10,800
Mikab Properties LLC	Premises Lease	80,978	72,900
RR Power Leasing LLC	Equipment	41,400	0
Novation Enterprises	Services & Workforce Dev	548,373	0

NOTE 6 — Leasing Arrangements

Mikab leases a commercial building under a twenty-year lease beginning October 1, 2009 and ending September 30, 2029, payable in monthly installments of $8,998 from Mikab Properties (a related party as described in Note 3). Mikab is required to carry insurance and pay for all needed repairs, maintenance and real estate taxes. The rental amount has been reduced in the last three years to $96,000 in 2020 and $87,000 in 2019 by agreement between the parties.

There were oral month-to-month agreements for the three other premises Mikab leases prior to 2021. Beginning in 2021, these three premises are under five-year lease agreements payable in monthly installments of $3,100 to 29 Aladdin Avenue Realty LLC, $1,200 to 75 Second Street Realty LLC and $1,200 to Mikab Realty LLC. Each has a 3% annual increase for the term of the leases.

NOTE 7 — Employee Incentive Mortgages

Several key employees have been given mortgages in the amount of $75,000. These mortgages are being amortized over a nineteen-year period. Some adjustments have been made with specific employees due to unforeseen circumstances. Each of these employees receives a Form 1099 from Mikabfor their share of the annual mortgage amortization. The unamortized balances of the mortgages are $0 and $6,578 on September 30, 2021 and December 31, 2020 as shown under other assets on the balance sheet.

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 — Stockholders’ Life Insurance

Mikab has purchased insurance on the lives of certain former Mikab stockholders. Including Americrew’s Chief Operating Officer. Mikab is both the owner and beneficiary of these policies. The purpose of these policies is to buy back the shares of the stockholder in the event of their death.

Mikab also provides whole life insurance to several of the key employees who have been given incentive mortgages as described in Note 6.

NOTE 9 — Retirement Plans

Mikab maintains a 401-K retirement plan and a discretionary profit-sharing plan for all qualified employees. There are no significant unfunded liabilities at the September 30, 2021 and 2020. Mikab‘sretirement plan contributions were $8,876 for 2021 and $92,576 for 2020.

NOTE 10 — Accounting for Uncertain Tax Positions

The Company evaluates all significant tax positions. As of December 31, 2020, the Company does not believe that it has any significant tax positions that would result in additional tax liability to the stockholders of the Company nor does it believe that there are any tax benefits that would increase or decrease within the next twelve months.

The Company’s income tax returns are subject to examination by appropriate taxing authorities. As of December 31, 2020, the Company’s federal and state income tax returns generally remain open for the last three years.

NOTE 11 — Fair Market Value (FMV)

The carrying amounts reflected in the balance sheet for cash and cash equivalents approximate their respective fair values due to the short maturities of those instruments.

These financial statements are required to disclose the methods used to determine the fair value of financial assets and liabilities based on a hierarchy of three levels of input.

Level 1 inputs are based on unadjusted market prices within active markets.

Level 2 inputs are based on quoted prices for similar assets and liabilities in active or inactive markets.

Level 3 inputs would be primarily valued using management assumptions about the assumptions market participants would utilize in pricing the asset or liability. The company has no financial assets or liabilities requiring fair valuation. The bridge loans carry warrants, however they are immaterial in terms of valuation.

NOTE 12 — Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common equivalents outstanding.

NOTE 13 — Loan Payable Related Party

As of September 30, 2021 and December 31, 2020 the balances of notes payable related party were $646,035 and $-0- respectively. Inclusive of Bridge loans ($480,000), Short term loans ($150,000) and accrued interest ($16,035). Bridge Loans bear an annualized of interest rate of 12% through September 1 and 15% thereafter as well as 20% cash on cash Warrant exposure. Warrant exposure is deemed to be immaterial as of September 30, 2021. Americrew intends to conduct a Warrant valuation study prior to yearend and will adjust its intangible assets pursuant to the final valuation report.

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 14 — Loan Payable Stockholder

As of September 30, 2021 and December 31, 2020 the balances of loan payable stockholder were $464,078 and $464,078 respectively. The loan bears no interest until maturity on January 1, 2025. Interest after maturity is 10% per annum until fully repaid.

NOTE 15 — Equity

Common Stock

Americrew has 75,000,000 shares of authorized common stock, par value $0.001.

On September 15, 2020, the Company issued 180,000 shares of $0.000001 par value common stock to Custodian Ventures, LLC in return for a reduction of $5,000 of the interest-free demand loans issued to the Company by Custodian Ventures, LLC. Due to the thinly traded nature of the Company’s common stock trading under the “PHBR”, these shares were valued at $5,000.

Preferred Stock

Americrew has authorized 10,000,000 shares of preferred stock (the “Preferred Stock”), none of which is currently outstanding. As of September 30, 2021, and December 31, 2020, there were 10,000,000 and -0- shares outstanding, respectively of the Company’s Preferred Stock. Each share of the Company’s Preferred Stock was convertible to common stock at a ratio of 0.3 to 1.

On October 5, 2020, the Company issued 10,000,000 shares of Preferred Stock to Custodian Ventures, LLC in return for a reduction of $10,000 of related party debt that had been extended to the Company. These shares were valued at $231,132.

Subsequent to September 30, 2021, all outstanding Preferred Stock automatically converted to common stock.

Change of Control

Effective December 9, 2020, DR Shell LLC, a Delaware limited liability company purchased from Custodian Ventures LLC, 180,000 shares of the common stock of the Company, representing approximately 62% of the outstanding common stock of the Company, and (ii) 10,000,000 shares of Preferred Stock of the Company for a total purchase price of $245,000 in cash. This transaction had no impact on the Company’s financial statements.

NOTE 16 — Subsequent Events

From October 5 2021 — December 30, 2021, Company entered into Securities Purchase Agreements (“SPA”) with investors (the “Purchasers”) and received total proceeds of $2,485,000. The Company issued each Purchasers a Secured Convertible Promissory Note (the “Note”) and five-year warrants to purchase shares of common stock of the Company at an exercise price of $1.9032 per share, subject to certain adjustments (the “Warrants”) pursuant to the terms and conditions of the SPA and secured by a Security Agreement. The Company issued 1,305,703 Warrants. It also issued 110,342 Placement Agent Warrants to a Placement Agent which contain similar terms the Warrants except they are exercisable at $2.0935 per share.

The Notes are due two years form the date of issuance or between October 5, and December 30, 2023. The Notes bear interest at 8% per annum payable quarterly in cash or common stock at the option of each Purchaser, subject to an increase in case of an event of default as provided for therein. The Notes are convertible into shares of common stock at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.9032 per share, subject to certain adjustments. Furthermore, at any time after the 12 month anniversary of the date of issuance of the Notes, the Company may, after written notice to the Purchasers, redeem all of the then outstanding principal amount of the Notes for cash in an amount equal to the sum of 110% of the then outstanding principal amount of the Note, accrued but unpaid interest and all liquidated damages and other amounts due in respect of the Note (if any).

AMERICREW INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 16 — Subsequent Events (cont.)

The Company’s obligations under the SPA and the Notes are secured by a first priority lien on all of the assets of the Company and its wholly-owned subsidiaries pursuant to a Security Agreement (the “Security Agreement”) by and among the Company, its wholly-owned subsidiaries, Mikab Corporation and AmeriCrew Holdings LLC, the Purchasers, and Westpark Capital Inc., as agent for the secured parties.

Pursuant to the SPA, the Company and its wholly-owned subsidiaries, entered into a Guaranty Agreement (the “Guaranty Agreement”) by and among the Company, Mikab Corporation, AmeriCrew Holdings, LLC and the Purchasers. Each Guarantor has guaranteed to the Purchasers the payment of the Notes.

In additional, pursuant to the SPA, the Company entered into a Registration Rights Agreement with the Purchasers in which the Company has agreed to file a Registration Statement on Form S-1 with the SEC by January 31, 2022.

Westpark Capital, LLC (the “Placement Agent”) served as placement agent under the private placement and will receive a cash commission in the amount of 9% of the gross proceeds sold on $1,830,000 of Notes and also a cash commission equal to 5% of the gross proceeds of $655,000. The Company also paid the Placement Agent a non-refundable cash retainer of $50,000. In addition, the Company reimbursed the Placement Agent for up to $125,000 of legal fees. Finally, the Company issued the Placement Agent Warrants described above.

On Monday, November 16, 2021 the Company filed a Second Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) with the New Jersey Secretary of State pursuant to the New Jersey Business Corporation Act (the “NJBCA”). The Amendment makes the following changes:

1.      Changed the name of the Company to Americrew Inc.

2.      Section 5(a) of the Amended and Restated Certificate of Incorporation was amended to read in its entirety as follows:

5. (a) The total number of shares of stock of all classes and series the Corporation shall have authority to issue is 85,000,000 shares consisting of (i) 75,000,000 shares of common stock, par value $0.001, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001.

3.      Each 100 shares of common stock issued and outstanding automatically and without any action on the part of the respective holders thereof, was combined and converted into one share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share.

The reverse split was effective December 1, 2021.

On January 11, 2022, The Company authorized the delivery to legacy Mikab stockholders (those stockholders prior to the date of the acquisition of Mikab) of $351,370 in PPP Loan proceeds that were received prior to August 11, 2021, which loan was later forgiven. In addition, on January 11, 2022 the Company ratified the action of Mikab in distributing to its legacy stockholders the proceeds of $223,697 in accounts receivable for work performed by Mikab prior to the acquisition. These former Mikab stockholders included Brian Weis, the Company’s Chief Operating Officer and a director, and David Hauck, former Vice President of Mikab and a 9.4% stockholder.

On January 11, 2022, the Company extended related party debt and issued the lenders a total of 320,662 five-year bridge warrants exercisable at $1.9032 per share, subject to adjustment. In addition to 12% per annum interest, a total of $351,469 is due on or before March 31, 2022 (with $50,000 due in each of January, February and March, and the balance of $300,000 is due December 31, 2022. The Company owed another related party $300,000 which was due December 31, 2022, of which $44,000 was paid by the due date. The balance is still outstanding.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Mikab Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mikab Corporation as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2021
Lakewood, CO
August 12, 2021

MIKAB CORPORATION
Consolidated Balance Sheets
As of December 31,

	2020	2019
ASSETS
Current Assets
Cash In Banks	$863,812	$560,174
Accounts Receivable – Net of Allowance	487,239	615,507
Prepaid Insurance	141,625	137,040
Total Current Assets	1,492,676	1,312,721

Fixed Assets
Fixed Assets – Cost	1,597,986	1,569,730
Less: Accumulated Depreciation	(1,460,125)	(1,430,795)
Fixed Assets – Book Value	137,861	138,935

Other Assets
Employee Incentive Mortgages	6,578	38,156
TOTAL ASSETS	$1,637,115	$1,489,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$178,574	$137,669
Total Current Liabilities	178,574	137,669

Other Liabilities
Loan payable – Related Company	0	55,000
Loan Payable – Stockholder	464,078	464,078
Total Liabilities	642,652	656,747

Stockholders’ Equity
Capital Stock	91,720	91,720
Retained Earnings	902,743	741,345
Total Stockholders’ Equity	994,463	833,065

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,637,115	$1,489,812

The accompanying notes are an integral part of the financial statements.

MIKAB CORPORATION
Consolidated Statements of Income and Retained Earnings
For the Years Ended December 31,

	2020	2019
Sales	$4,713,541	$5,487,489

Less: Cost of Goods Sold	(3,277,920)	(3,808,538)
Gross Profit	1,435,621	1,678,951

Less: Operating Expenses	(808,733)	(804,300)

Profit Before Depreciation	626,888	874,651

Less: Depreciation	(29,330)	(39,269)
Profit Before Officers’ Salaries & Other Income	597,558	835,382

Less: Officers’ / Owners’ Salaries	(531,812)	(497,289)
Add: Interest Income	1,801	344
Add: Gain on Sale of Assets	0	4,426
Net Operating Income	67,547	342,863

Non-Recurring Income
Add: PPP Expense Reimbursement	351,370	0
Net Income	418,917	342,863

Add: Retained Earnings – January 1	741,345	490,234
Less: Stockholders’ Life Insurance	(43,496)	(39,501)
Less: Cash Distributions	(214,023)	(52,251)
Retained Earnings – December 31	$902,743	$741,345

The accompanying notes are an integral part of the financial statements.

MIKAB CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2020	2019
Cash Flows from Operating Activities
Net Operating Income	$67,547	$342,863
Adjustments to reconcile net operating income to net cash provided by operating activities:
Depreciation	29,330	39,269
Amortization of employee incentive mortgages	31,578	23,684
PPP Expense Reimbursement	351,370	0
Decrease/(Increase) in Net Accounts Receivable	128,268	(40,173)
(Increase) in Other Assets	(4,585)	(26,969)
Increase/(Decrease) in Accounts Payable	40,905	(85,407)
Net cash provided by operating activities	644,413	253,267

Cash Flows from Investing Activities
Acquisition of Fixed Assets	(28,256)	(43,262)

Cash Flows from Financing Activities
(Repayments) of bank loans	0	(8,026)
(Repayments)/Loans from Stockholders & Related Parties	(55,000)	170,000
Premiums paid for stockholders’ life insurance	(43,496)	(39,501)
Distributions to stockholders	(214,023)	(52,251)
Net cash (used)/provided by financing activities	(312,519)	70,222

Net Increase in Cash and Cash Equivalents	303,638	280,227

Add: Cash and Cash Equivalents – Beginning	560,174	279,947

Cash and Cash Equivalents – Ending	$863,812	$560,174

Supplemental Disclosures:
Interest paid	$0	$0
Income taxes paid	$2,937	$3,612

The accompanying notes are an integral part of the financial statements.

MIKAB CORPORATION
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — Summary of Accounting Policies

This summary of accounting policies of Mikab Corporation (the Company) is presented to assist in understanding the entity’s financial statements.

Nature of Activities

Mikab Corporation was incorporated in 1971. The Company is a full service, tower, antenna and cable installation and maintenance telecommunications contractor. Mikab provides services for a diverse set of clients ranging from wireless carriers such as Verizon Wireless & T-Mobile, AM& FM broadcast clients like Entercom & Disney, OEM providers like Motorola & Pyramid Network Services and direct work for municipalities.

Basis of Accounting

The financial statements of the Company have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Uncollected Amounts

Accounts receivable are stated at their full collectible value less an allowance for doubtful accounts for any receivables over six months old from the balance sheet date. The company reviews all receivables prior to the year end and all uncollectible amounts are written off against income. The company expects to collect all the receivables shown on the balances sheet.

	December 31, 2020	December 31, 2019
Accounts Receivable – Total	$574,709	$704,877
Less: Allowance for Doubtful Accounts	87,470	89,370
Accounts Receivable – Net	487,239	615,507

Revenue Recognition

The Corporation adopted Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers (“ASC 606”) as of January 1, 2019 using the modified retrospective method. This method allows the Corporation to apply ASC 606 to new contracts entered into after January 1, 2019, and to its existing contracts for which revenue earned through December 31, 2018 has been recognized under the guidance in effect prior to the effective date of ASC 606. The revenue recognition processes the Corporation applied prior to the adoption of ASC 606 align with the recognition and measurement guidance of the new standard, therefore adoption of ASC 606 did not require a cumulative adjustment to opening equity in 2019.

Under ASC 606, a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied, and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Corporation expects to be entitled to receive in exchange for goods or services. Under the standard, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Corporation determines are within the scope of ASC 606,

MIKAB CORPORATION
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — Summary of Accounting Policies (cont.)

the Corporation performs the following five steps: (i) identifies the contracts with a customer; (ii) identifies the performance obligations within the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when, or as, the Corporation satisfies each performance obligation.

Customers are billed as work is completed and accepted. Extended contracts are billed in segments as completed. The amount of unbilled work in process at the end of a period is immaterial to the financial statements taken as a whole. If a contract has been completed and accepted but not billed at the end of the year, the contract price is accrued as sales in the year completed. Year end sales accruals were $83,545 at December 31, 2020 and $128,438 at December 31, 2019.

Depreciation

Fixed assets are carried at cost. Depreciation of the fixed assets is calculated on the straight-line method over estimated useful lives of 5-15 years.

Fixed Assets	December 31, 2020	December 31, 2019
Trucks and Automobiles	$923,143	$923,143
Equipment	293,543	265,287
Improvements	381,300	381,300
Total Cost	1,597,986	1,569,730
Less: Accumulated Depreciation	(1,460,125)	(1,430,795)
Fixed Assets – Book Value	137,861	138,935

Income Tax Status

Effective January 1, 1981, the Company elected with the consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay Federal corporate income tax on its income. Instead, the stockholders are liable for individual Federal income tax on the Company’s taxable income. For tax purposes, income is reported using the income tax basis of accounting.

The same election was made for the State of New Jersey as of January 1, 1995. However, there are minimum taxes due to New Jersey based on the amount of the Company’s revenues. Any tax paid is reported as an expense under Other Operating Expenses.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Major Customers

The Company had three major customers that accounted for 84% of its total sales for the year ended December 31, 2020. Four major customers accounted for 84% of the company’s total sales for the year ended December 31, 2019.

MIKAB CORPORATION
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — Summary of Accounting Policies (cont.)

Principles of Consolidation

The consolidated financial statements include two other related entities controlled by the Company, New Jersey Tower Service Inc and Mikab Equipment Sales Inc. These companies receive most if not all their revenues from the Company. All intercompany transactions are eliminated in consolidation. Summarized transactions for each subsidiary are as follows:

	New Jersey Tower Service Inc		Mikab Equipment Sales Inc
	2020	2019	2020	2019
Revenues	$171,297	$230,069	$64,000	$76,800
Expenses	(124,725)	(180,547)	(74,917)	(80,026)
Net Income/(Loss)	46,572	49,522	(10,917)	(3,226)

NOTE 2 — Uninsured Cash Balances

The Company maintains demand deposit checking accounts and a money market account at TD Bank. At times during the year, the Company’s cash balance exceeded the FDIC and SPIC insured limits.

NOTE 3 — Non-Recurring Item

As a result of the Corona 19 Virus pandemic, the Company was able to obtain a Paycheck Protection Program loan described in the CARES Act in the amount of $351,370 for payroll and other expense reimbursement in 2020. This loan was completely forgiven in 2021. As a result, the full amount is shown as a non-recurring income for expense reimbursement on the Consolidated Statements of Income and Retained Earnings.

NOTE 4 — Related Party Transactions

Some of the owners of the Company own stock in entities which sell goods and services and lease premises to the Company. These are done as arms length transactions and are as follows:

Entity	Product	2020	2019
New Jersey Tower Service Inc	Services	$171,297	$230,069
Mikab Equipment Sales Inc	Equipment	64,000	76,800
L & W Engineering Corp	Services	0	12,000
29 Aladdin Avenue Realty LLC	Premises Lease	48,000	48,000
75 Second Street Realty LLC	Premises Lease	12,000	12,000
Mikab Realty LLC	Premises Lease	14,400	14,400
Mikab Properties LLC	Premises Lease	96,000	87,000

NOTE 5 — Leasing Arrangements

The Company leases a commercial building under a twenty-year lease beginning October 1, 2009 and ending September 30, 2029, payable in monthly installments of $9,000 from Mikab Properties (a related party as described in Note 3). The Company is required to carry insurance and pay for all needed repairs, maintenance and real estate taxes. The rental amount has been reduced in the last three years to $96,000 in 2020 and $87,000 in 2019 by agreement between the parties.

There are oral month-to-month agreements for the three other premises the Company leases. Beginning in 2021, these three premises will be under five-year lease agreements payable in monthly installments of $3,100 to 29 Aladdin Avenue Realty LLC, $1,200 to 75 Second Street Realty LLC and $1,200 to Mikab Realty LLC. Each has a 3% annual increase for the term of the leases.

MIKAB CORPORATION
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 6 — Employee Incentive Mortgages

Several key employees have been given mortgages in the amount of $75,000. These mortgages are being amortized over a nineteen-year period. Some adjustments have been made with specific employees due to unforeseen circumstances. Each of these employees receives a Form 1099 from the Company for their share of the annual mortgage amortization. The unamortized balances of the mortgages are $6,578 and $38,156 on December 31, 2020 and 2019 as shown under other assets on the balance sheet.

NOTE 7 — Stockholders’ Life Insurance

The Company has purchased insurance on the lives of certain stockholders. The Company is both the owner and beneficiary of these policies. The purpose of these policies is to buy back the shares of the stockholder in the event of their death.

The Company also provides whole life insurance to several of the key employees who have been given incentive mortgages as described in Note 6.

NOTE 8 — Retirement Plans

The Company maintains a 401-K retirement plan and a discretionary profit-sharing plan for all qualified employees. There are no significant unfunded liabilities at the years ended December 31, 2020 and 2019. The Company’s retirement plan contributions were $113,670 for 2020 and $88,690 for 2019.

NOTE 9 — Accounting for Uncertain Tax Positions

The Company evaluates all significant tax positions. As of December 31, 2020, the Company does not believe that it has any significant tax positions that would result in additional tax liability to the stockholders of the Company nor does it believe that there are any tax benefits that would increase or decrease within the next twelve months.

The Company’s income tax returns are subject to examination by appropriate taxing authorities. As of December 31, 2020, the Company’s federal and state income tax returns generally remain open for the last three years.

NOTE 10 — Fair Market Value (FMV)

The carrying amounts reflected in the balance sheet for cash and cash equivalents approximate their respective fair values due to the short maturities of those instruments.

These financial statements are required to disclose the methods used to determine the fair value of financial assets and liabilities based on a hierarchy of three levels of input.

Level 1	inputs are based on unadjusted market prices within active markets.
Level 2	inputs are based on quoted prices for similar assets and liabilities in active or inactive markets.
Level 3	inputs would be primarily valued using management assumptions about the assumptions market participants would utilize in pricing the asset or liability.

The company has no financial assets or liabilities requiring fair valuation.

NOTE 11 — Subsequent Events

The Company has evaluated subsequent events through the date which these financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of PhoneBrasil International, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PhoneBrasil International, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s minimal activities raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2020
Lakewood, CO
March 1, 2021

Explanatory Note. The financial statements and accompanying notes have been adjusted to give effect to a change in authorized common stock and change in par value effective November 15, 2021 and further give effect to a 1-for-100 reverse stock split. All share and per share numbers prior to 2019 have not been adjusted.

PHONEBRASIL INTERNATIONAL, INC.
BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Total Assets	$—	$—

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$—	$5,575
Notes payable-related party	—	7,500
Total current liabilities	—	13,075
Total liabilities	—	13,075

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred Stock, $0.000001, 10,000,000 shares authorized, 10,000,000 and -0- shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	300
Common stock, $0.001 par value 75,000,000, shares authorized, 290,340 and 110,340 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	18	—
Paid in Capital	277,043
Retained earnings (Deficit)	(277,361)	(13,075)
Total Stockholders’ (Deficit)	—	(13,075)
Total Liabilities and Stockholders’ (Deficit)	$—	$—

The accompanying notes are an integral part of these financial statements.

PHONEBRASIL INTERNATIONAL, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenue	$—	$—

Operating Expenses:
Administrative expenses-related party	264,286	8,875
Total operating expenses	264,286	8,875
(Loss) from operations	(264,286)	(8,875)
Other expense
Other (expense) net	—	—
Income (loss) before provision for income taxes	(264,286)	(8,875)
Tax Provision	—	—
Net (Loss)	$(264,286)	$(8,875)

Basic and diluted earnings(loss) per common share	$(0.0002)	$(0.00)

Weighted average number of shares outstanding	163,454	110,340

The accompanying notes are an integral part of these financial statements.

PHONEBRASIL INTERNATIONAL, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Paid in Capital	Retained Earnings	Total Stockholders’ Equity

	Shares	Value	Shares	Value
Balance, December 31, 2018	—	$—	110,340	$110	$—	$(4,090)	$(4,200)
Net loss						(8,875)	(8,875)
Balance, December 31, 2019	—	$—	110,340	$110	$—	$(12,965)	$(13,075)
Balance, December 31, 2019	—	$—	110,340	$110	$—	$(12,965)	$(13,075)
Net loss						(264,286)	(264,286)
Preferred stock issued to reduced related party debt	10,000,000	300			230,832		231,132
Common stock issued to reduce related party debt			180,000	180	4,820		5,000
Forgiveness of related party debt					41,229		41,229
Balance, December 31, 2020	10,000,000	$300	290,340	$290	$276,881	$(277,251)	$—

The accompanying notes are an integral part of the financial statements.

PHONEBRASIL INTERNATIONAL, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash Flows From Operating Activities:
Net income (loss)	$(264,286)	$(8,875)
Stock-based compensation	221,132
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Accounts payable and accrued expenses	(7,500)	1,375
Net cash (used for) operating activities	(50,654)	(7,500)

Cash Flows From Investing Activities:
Net cash provided by (used for) investing activities	—	—

Cash Flows From Financing Activities:
Proceeds from related party loans	50,654	7,500
Net cash provided by financing activities	50,654	7,500

Net Increase (Decrease) In Cash	—	—
Cash At The Beginning Of The Period	—	—
Cash At The End Of The Period	$—	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Common stock issued to reduce notes payable related parties	150	$—

The accompanying notes are an integral part of these financial statements.

PHONEBRASIL INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

PhoneBrasil International, Inc. f/k/a Utz Technologies, Inc. (the “Company”, or “PhoneBrasil”) was organized in New Jersey as Donald Utz Engineering, Inc. in 1991. In April of 1991, the Company changed its name to Utz Engineering, Inc. In March 2002, the Company changed its name to Utz Technologies, Inc. The Company changed its name to PhoneBrasil International, Inc. and further filed a Registration of Alternate Name in the State of New Jersey for the use of the name PhoneBrasil International, Inc. (“we” or the “Company”). We were a development stage company engaged in the telecommunications industry.

On April 20, 2007, with a new management team in place, the Board of Directors, in furtherance of its plan designed to grow the Company substantially, and materially change the business direction of the Company, took the following action:

1.      Elected to divest the Company of its then-current business activities by selling, in consideration of the assumption of all indebtedness and relief of obligations under executory contracts, all of its business assets;

2.      Agreed to acquire all of the capital shares of PhoneBrasil Telephonia Voipdigital, Inc., in exchange for 6,000,000 shares of the Company’s capital stock; and

3.      Agreed, subject to Shareholder approval, to change the Company’s name to PhoneBrasil International Inc.

On April 30, 2007, The Board of Directors, realizing there were not sufficient shares authorized to be issued by the Company agreed, subject to shareholder approval, to increase the amount of shares the Company was authorized to issue from 6,000,000 to 30,000,000.

On May 12, 2007, shareholders owning a majority of the issued and outstanding voting shares of the Company voted affirmatively to amend the Certificate of Incorporation of the Company to (a) increase the authorized shares the Company is allowed to issue from 6,000,000 to 30,000,000; and (b) to change the name of the Company from its present form to PhoneBrasil International, Inc. However, this was not properly filed with the State of New Jersey. Therefore, the Company submitted the Registration of Alternate Name in the State of New Jersey for the use of the name PhoneBrasil International, Inc. in May of 2020.

On February 14, 2020, the Superior Court of New Jersey Equity Division appointed Custodian Ventures, LLC as the custodian for PhoneBrasil International, Inc., f/k/a Utz Technologies, Inc., Civil Action No. C-2-20, finding that Custodian Ventures, LLC had exhausted all reasonable means of serving the Summons and Complaint in the action to the officers and directors of PhoneBrasil International, Inc., f/k/a Utz Technologies, Inc., and thereby deemed to have served the Summons and Complaint pursuant to Rule 4:4-4(b)(3) and the officers and directors failed to answer or respond in the time allotted by Rule 1:20-6.2. There was no opposition.

The increase in the shares the Company is authorized to issue was made because Management believed that it would better position the Company in its efforts to make acquisitions of viable business entities on a stock for stock basis. The Board of Directors further believed it would benefit the shareholders to have a substantial number of unreserved shares available for issuance so that adequate shares may be available for the possible business combination or acquisition.

On September 30, 2020, the Company filed a Restated Certificate of Incorporation which increased the authorized shares to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock each with a par value of $0.001 per share. The preferred shares are convertible to common shares at a ratio of 30 to 1.

On September 15, 2020, the Company issued 180,000 shares of $0.00001 par value common stock to Custodian Ventures, LLC in return for a reduction of $5,000 of the interest-free demand loans issued to the Company by Custodian Ventures, LLC.

On October 5, 2020, the issued 10,000,000 shares of Preferred Stock to Custodian Ventures, LLC in return for a reduction of $10,000 of related party debt that had been extended to the Company.

PHONEBRASIL INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Effective December 9, 2020, DR Shell LLC, a Delaware limited liability company (the “Buyer”) purchased from Custodian Ventures LLC, 180,000 shares of the common stock of the Company, representing approximately 62% of the outstanding Common Stock of the Company, and (ii) 10,000,000 shares of Preferred Stock of the Company, for a total purchase price of $245,000 in cash. The funds were provided by the Buyer’s members. The shares were acquired pursuant to a Stock Purchase Agreement, dated December 9, 2020 (the “SPA”), by and among the Seller, the Buyer, and David Lazar, then Chief Executive Officer of the Company and managing director of Custodian Ventures, LLC. Additionally, under the terms of the SPA, Mr. Lazar forgave $41,229 in related-party loans.

As a result of the transaction, Mr. Ross DiMaggio, the manager of the Buyer, acquired control of the Company.

Under the terms of the SPA, effective December 9, 2020, Mr. Lazar resigned as the Chief Executive Officer, Treasurer, and Secretary of the Company, and Mr. DiMaggio was appointed as the sole director, Chief Executive Officer, Treasurer, and Secretary of the Company.

Based on information currently available the Company never commenced operating activities.

The Company’s accounting year-end is December 31.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these financial statements. As of December 31, 2019, the Company had no cash and negative retained earnings of $277,361.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Recently the Company being funded by David Lazar who extended interest-free demand loans to the Company. Mr. Lazar sold his interest in the company and will no longer be offering any form of financing. Historically, the Company raised capital through private placements, to finance working capital needs and may attempt to raise capital through the sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to so until its operations become profitable. Also, the Company has, in the past, paid for consulting services with its common stock to maximize working capital, and intends to continue this practice where feasible.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to income taxes and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the

PHONEBRASIL INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On December 31, 2019, and December 31, 2018, the Company’s cash equivalents totaled $-0- and $-0- respectively.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions quarterly to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that impact the Company’s operations.

NOTE 3 — NOTES PAYABLE-RELATED PARTY

As of December 31, 2020, and December 31, 2019, the balances of notes payable related party were $-0- and $7,500 respectively.

David Lazar, the Company’s Court-appointed Custodian was considered a related party through the period ended December 9, 2020, when pursuant to an SPA, sold his interest in the Company — see Note 1, Organization and Description of the Business. Under the terms of the SPA, Mr. Lazar forgave $41,229 in related loans. This amount was treated as an addition to paid-in capital on the Company’s balance sheet.

PHONEBRASIL INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 4 — EQUITY

Common Stock

The Company has authorized 75,000,000 shares of $0.001 par value, common stock. As of December 31, 2020, and December 31, 2019, there were 290,340 and 110,340 shares of common stock issued and outstanding, respectively.

The Company did not issue any common shares in 2019. On September 15, 2020, the Company issued 180,000 shares of $0.001 par value common stock to Custodian Ventures, LLC in return for a reduction of $5,000 of the interest-free demand loans issued to the Company by Custodian Ventures, LLC. Due to the thinly traded nature of the Company’s common stock trading under the “PHBR”, these shares were valued at $5,000.

Preferred Stock

The Company has authorized 10,000,000 shares of Preferred Stock at a par value of $0.000001. As of December 31, 2020, and December 31, 2019, there were 10,000,000 and -0- shares outstanding, respectively. The preferred shares are convertible to common shares at a ratio of 30 to 1.

On October 5, 2020, the issued 10,000,000 shares of Preferred Stock to Custodian Ventures, LLC in return for a reduction of $10,000 of related party debt that had been extended to the Company. These shares were valued at $231,132.

The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the respective Holders decide to convert all or such number of shares of Preferred Stock as each Holder shall determine.

The Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Holders of shares of Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets, is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination, or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

PHONEBRASIL INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 4 — EQUITY (cont.)

Change of Control

Effective December 9, 2020, DR Shell LLC, a Delaware limited liability company (the “Buyer”) purchased from Custodian Ventures LLC, 180,000 shares of the common stock of the Company, representing approximately 62% of the outstanding common stock of the Company, and (ii) 10,000,000 shares of Preferred Stock of the Company, for a total purchase price of $245,000 in cash. This transaction had no impact on the Company’s financial statements.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company did not have any contractual commitments as of December 31, 2020, and 2019.

NOTE 6 — SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements. On November 15, 2021, the Company filed with the State of New Jersey an amendment to its Certificate of Incorporation which reduced the authorized common stock, changed the par value of its common stock and its Preferred Stock to $0.001 and effected a 1-for-100 reverse stock split of the common stock.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC registration fee	$463.79
Accounting fees and expenses	$2,500
Legal fees and expenses	$25,000
Transfer agent fees and expenses	$0
Miscellaneous	$500
Total	$28,463.79

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Section 10 of the Company’s Certificate of Incorporation provides for the indemnification of and advancement of expenses to its directors, officers and agents to the fullest extent permitted under the DGCL, provided that the Company may not advance expenses in any proceeding in which the Company asserts a direct claim against such person, or such person asserts a director claim against the Company. We have entered into Indemnification Agreements with each director and executive officer.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Section 9 of the Company’s Certificate of Incorporation provides, to the fullest extent authorized by the DGCL, that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision also provides that no amendment to the Certificate of Incorporation amending such provision may have retroactive effect.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Other than as set forth below, we did not sell any equity securities within the past three years that were not registered under the Securities Act.

During the three months ended September 30, 2020, the Company issued 18,000,000 shares of its common stock (pre reverse split) to Custodian Ventures, LLC in return for a reduction of $5,000 in loan balance due by the Company to Custodian Ventures, LLC. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder.

On August 12, 2021, the Company entered into a Share Exchange Agreement with Mikab Corporation, a New Jersey corporation, pursuant to which nine Mikab Corporation stockholders exchanged their shares of Mikab Corporation for shares of Convertible Preferred Stock of the Company, whereby 9,000,000 shares of the Company’s Convertible Preferred Stock were issued to the Mikab Corporation stockholders and the Company agreed to subsequently cancel the existing Convertible Preferred Stock and issue a total of 3,094,503.4 shares of to the former Mikab Corporation stockholders and an affiliate of the Company as part of a reclassification. The issuances of the foregoing securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

On September 24, 2021, the holders of the then outstanding 10,000,000 shares of the Company’s preferred stock exchanged their preferred stock for 3,094,503.43 shares of Convertible Preferred Stock. The exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

From October 5 2021 through December 30, 2021, the Company entered into Securities Purchase Agreements with eighteen accredited investors for an aggregate of $1,830,000 gross proceeds in which it offered and sold Secured Convertible Promissory Notes and five-year warrants to purchase shares of common stock of the Company at an exercise price of $1.9032 per share pursuant to the terms and conditions of the Securities Purchase Agreement. The issuances of the Secured Convertible Promissory Notes and the Warrants was exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506(c) of Regulation D promulgated thereunder.

On December 16, 2021 and December 29, 2021, the Company entered into Securities Purchase Agreements with six accredited investors for an aggregate of $655,000 gross proceeds and the Company issued these investors Secured Convertible Promissory Notes and five-year warrants to purchase shares of common stock of the Company at an exercise price of $1.9032 per share pursuant to the terms and conditions of the Securities Purchase Agreement. The issuances of the Secured Convertible Promissory Notes and the Warrants was exempt from registration under Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder.

On January 11, 2022, the Board of Directors of the Company ratified and approved the terms of two Note Modification Agreements entered into between the Company’s wholly-owned subsidiaries and certain third party lenders and entered into an Amended and Restated Consolidated Bridge Funding Promissory Note with Company related parties. Six lenders were issued warrants as additional consideration for extending the due date of the indebtedness. The warrants are exercisable for a period of five years at a price of $1.9032 per share, subject to adjustment. The issuances warrants were exempt from registration under Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS

Exhibit #	Exhibit Description	Incorporated by Reference			Filed or Furnished Herewith
		Form	Date	Number
2.1	Agreement and Plan of Merger of PhoneBrasil International Inc. with and into AmeriCrew Inc.	DEF14C	10/14/21	Annex B
3.1	Certificate of Incorporation	DEF 14C	10/14/21	Annex C
3.2	Bylaws	DEF14C	10/14/21	Annex D
5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.				Filed
10.1	Form of Amended and Restated Consolidated Bridge Funding Promissory Note	8-K	1/18/22	10.1
10.2	Form of Note Modification Agreement	8-K	1/18/22	10.2
10.3	Form of Securities Purchase Agreement	8-K	12/21/21	10.1
10.4	Form of Secured Convertible Promissory Note	8-K	12/21/21	10.2
10.5	Form of Warrant	8-K	12/21/21	10.3
10.6	Form of Security Agreement	8-K	10/12/21	10.4
10.7	Form of Guaranty Agreement	8-K	10/12/21	10.5
10.8	Form of Registration Rights Agreement	8-K	10/12/21	10.6
10.9	Form of Share Exchange Agreement dated August 12, 2021+	8-K	8/12/21	10.1
10.10	Stock Purchase Agreement dated December 7, 2020	10-K	3/16/21	10.1
10.11	Master Services Agreement dated April 1, 2021				Filed
10.12	Amendment to Master Services Agreement dated November 15, 2021				Filed
21.1	List of Subsidiaries				Filed
23.1	Consent of BF Borgers CPA PC				Filed
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.				*
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Exhibit filing fees

____________

*        Contained in Exhibit 5.1.

+        Exhibits and/or Schedules have been omitted. The Company hereby agrees to furnish to the Staff of the Securities and Exchange Commission upon request any omitted information.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dumont, State of New Jersey, on February 2, 2022.

AMERICREW INC.
By:	/s/ P. Kelley Dunne
Name:	P. Kelley Dunne
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ P. Kelley Dunne	Chief Executive Officer and Director	February 2, 2022
P. Kelley Dunne
/s/ Ross DiMaggio	Chief Financial Officer and Director	February 2, 2022
Ross DiMaggio
/s/ Brian Weis	Chief Operating Officer and Director	February 2, 2022
Brian Weis
/s/ Earl Scott	Director	February 2, 2022
Earl Scott
/s/ Jose I. Mercado, Jr.	Director	February 2, 2022
Jose I. Mercado, Jr.